     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998
                                                          REGISTRATION NO. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                                   BOLLE INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                     3851                             13-393-4135
(State or other jurisdiction               (Primary Standard Industrial               (I.R.S. Employer
      of incorporation)                     Classification Code Number)              Identification No.)

  555 THEODORE FREMD AVENUE, SUITE B-302, RYE, NEW YORK 10580, (914) 967-9475
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       ----------------------------------
                               MARTIN E. FRANKLIN
                     555 THEODORE FREMD AVENUE, SUITE B-302
                              RYE, NEW YORK 10580
                                 (914) 967-9475
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       ----------------------------------
                                WITH A COPY TO:

                          WILLIAM J. GRANT, JR., ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                       ----------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                            PROPOSED         PROPOSED
                                                                             MAXIMUM          MAXIMUM
                                                                            OFFERING         AGGREGATE            AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES              AMOUNT TO BE         PRICE PER         OFFERING          REGISTRATION
                 TO BE REGISTERED                     REGISTERED(1)         SHARE(1)          PRICE(1)               FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share               up to 1,850,000        $5.1875         $9,596,875            $2,831.08
===================================================================================================================================

(1) Based on the average of the high and low sale prices of the shares of Common Stock reported on June 8, 1998 for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. THIS PRELIMINARY OFFERING MEMORANDUM SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THIS PRELIMINARY OFFERING MEMORANDUM IS DELIVERED IN FINAL FORM.


                  SUBJECT TO COMPLETION -- DATED JUNE 12, 1998

PROSPECTUS

                     UP TO 1,850,000 SHARES OF COMMON STOCK
                                   BOLLE INC.

         This Prospectus relates to the proposed sale of up to 1,850,000 shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock") of Bolle Inc. a Delaware corporation ("Bolle" or the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq Stock Market's National Market ("Nasdaq"), in negotiated transactions, through the writing of options on the Shares or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares in or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses estimated at $200,000 in connection with the registration of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify certain Selling Stockholders, each underwriter, broker or dealer, if any, and their respective directors, officers, employees or controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         The shares of Common Stock are listed on Nasdaq under the symbol "BEYE." On June 10, 1998, the closing price of the Common Stock, as reported by Nasdaq, was $5.25 per share.

         The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the state in which such transactions occur, or the existence of any exemption from registration.

         SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
             NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                  STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.
                  -------------------------------------------

                  The date of this Prospectus is ,      1998

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this Prospectus Summary is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and notes thereto, contained herein or incorporated by reference in this Prospectus. Unless the context otherwise requires, the term the "Company" or "Bolle" refers to Bolle Inc., a Delaware corporation, and its consolidated subsidiaries; the term "Bolle America" refers to Bolle America, Inc., a Delaware corporation and a wholly owned subsidiary of the Company; the term "Bolle France" refers to Bolle International S.A., a French corporation and a wholly owned subsidiary of the Company, and its consolidated subsidiaries and the term "Bolle Australia" refers to Bill Bass Optical Pty. Ltd and its affiliate Parkhurst Oaks Pty. Ltd. "Lumen" refers to Lumen Technologies, Inc. and its predecessor, BEC Group, Inc., the former parent company of Bolle Inc. The symbol "$" refers to U.S. dollars.

                                  THE COMPANY

         The Company designs, manufactures and markets premium sunglasses and sport shields, goggles and safety and tactical eyewear under the Bolle(R) brand. Bolle(R) products enjoy worldwide recognition and a high quality image in the sport and active lifestyle markets, particularly skiing, golf and cycling, as well as a growing reputation in the larger, fashion driven recreational sunglass market. The Company's safety and tactical business, which accounts for approximately half of the Company's aggregate unit sales, serves the specialty segment of the safety eyewear market, including laser protection products and military applications.

         The recent creation of Bolle Inc. through the combination of Bolle America and Bolle France consolidates the Company's ownership of the worldwide rights to the Bolle(R) trademark for the Company's products with its international manufacturing and distribution capabilities into one organization. For the first time, the Company is positioned to develop and execute a unified marketing strategy targeted at promoting the Company's competitive advantages. The Company believes that these advantages include its strong brand name, integrated design, production and marketing capabilities, superior technology, specialized product offerings, established international distributors in over 40 countries and a one hundred year-long heritage of producing quality products. The Company intends to integrate its international distributors into a cohesive worldwide network and add new distributors through acquisitions or distributorship agreements. See "BUSINESS--Business Strategy."

         In recent years, the retail sunglass market has experienced the emergence of a specific premium market, reflected by increased sales of higher-priced and quality-oriented products. The Company competes in this premium sunglass market. Based on available industry data, the Company believes that sales of premium sunglasses grew from $825 million in 1989 to $1.6 billion in 1996. The factors which contribute to the growth of this market include advancements in product technology, growing demand for specialized sunglasses, increased health concerns and greater fashion and image consciousness, all of which encourage multiple purchases. The Company also competes in the special purpose safety and tactical eyewear market. The factors which may contribute to the potential growth of this market include increasing regulation of safety eyewear, new special purpose applications, advancements in product technology, and growing demand for more style-oriented products. The Company believes that both its sunglass and safety and tactical eyewear products, with their increased user-specific characteristics and proven reputation for style and high performance, reflect consumer preferences in their respective markets.

         The Company has recently announced the following corporate developments, which constitute a significant start to its growth strategy:

         Worldwide Marketing Initiative. The Company has launched a worldwide marketing initiative to promote a consistent brand image through (i) coordinated advertising campaigns in major international and local media and at retail locations; (ii) focused sponsorship of athletes attracting international interest; and (iii) for the first time, a single marketing and product brochure for distributors worldwide. Through a sport-specific marketing approach, the Company plans to emphasize the technological, style and performance characteristics of Bolle(R) products. In March, 1998, Sunglass Hut International, Inc. ("Sunglass Hut") identified Bolle as one of a select number of preferred vendors. The Company intends to grow its business with Sunglass
Hut through prime store locations, cooperative marketing and chain wide distribution of products.

         Significant Endorsement Advertising. As part of its strategy of building a unified global marketing program, the Company has entered into agreements with several world-famous athletes to endorse Bolle(R) products. Such athletes include Martina Hingis, the youngest number one ranked player in the history of women's tennis; Jacques Villeneuve, the current formula one racing world champion; Picabo Street, 1998 Olympic Super G gold medalist; Jean-Luc Cretier, 1998 Olympic downhill gold medalist; and Steve Jones, winner of the 1996 U.S. Open golf championship. In addition, Bolle has sponsorship programs with over a thousand athletes worldwide who wear Bolle(R) products in competition.

         Focused Product Offerings. The market for premium sunglasses has shown a trend towards consumer preference for sport-specific eyewear. In 1992, the Company was the first to introduce a line of sunglasses specifically designed for golfers. The Company is in the process of focusing its sunglasses and sport glasses based on their use rather than their design, style or other defining criteria. For instance, the Company recently introduced its Competivision(TM) sunglasses, a model of sunglasses specifically suited to the needs of tennis players with a high performance selective light filtration system designed to enhance the clarity of yellow tennis balls. The Company has a tradition of designing and manufacturing eyewear for sporting activities in consultation with its sponsored athletes.

         Supply Agreement for Metal Eyewear. Consistent with its traditional focus on technological innovation, in October 1997, the Company entered into a three-year exclusive supply agreement (the "Alyn Supply Agreement") with Alyn Corporation ("Alyn"), a manufacturer of specialized metal frames, to create premium sunglass frames using Boralyn(R), a special patented metal matrix providing greater strength and stiffness to weight ratios than titanium, which is currently considered the leading metal for advanced metal eyewear. Development work on the Boralyn(R) line is in progress, with a launch planned for 1999.

         Acquisition of Distributors. As part of its strategy of consolidating its distributors, the Company acquired in March 1998 Bolle (Canada) Inc. ("Bolle Canada"), the distributor of the Company's products in Canada. Additionally, pursuant to a Share Sale Agreement, dated May 28, 1998 (the "Share Sale Agreement") among the Company and each of Keith Archibald Collicoat, Eric Henry Collicoat and Roger Howard Gibbons as trustees of the Bill Bass Trust (the "Bill Bass Trust"), the Company has agreed to purchase 75% of Bolle Australia, which constitutes the largest independent distributor of the Company's products and the sole distributor of the Company's products in Australia, where the Company believes it commands a leading market share. The Bolle Australia acquisition, if consummated, would also give the Company control over 100% of Bolle Sunglasses Ltd. ("Bolle Sunglasses") and Bolle Asia Ltd. ("Bolle Asia"), the distributors of the Company's sunglass products in the United Kingdom and Southeast Asia, respectively. Bolle Australia sold over $10,000,000 of Bolle(R) products in 1997. The Company also is negotiating to acquire 75% of Bolle (U.K.) Limited ("Bolle U.K."), the sole distributor of Bolle(R) safety products in the United Kingdom (the "U.K.").

         Private Placement. The Company completed on June 1, 1998 the sale of $7,000,000 aggregate principal amount of its Zero Coupon Convertible Subordinated Notes due 2002 (the "Convertible Notes") to OZ Master Fund, Ltd. ("Och Ziff Fund"), an affiliate of Och-Ziff Capital, pursuant to the terms of a Convertible Note Purchase Agreement, dated May 29, 1998, between the Company and Och Ziff Fund (the "Convertible Note Purchase Agreement") and an exemption from registration under the Securities Act. See "RECENT DEVELOPMENTS" and "DESCRIPTION OF CAPITAL STOCK--Convertible Notes." The Convertible Notes are convertible at any time at the option of the holder(s) thereof and, under certain circumstances, of the Company into a maximum of 1,333,333 Shares of Common Stock. Under certain circumstances, including if the Company fails to convert or redeem any Convertible Notes when due, the Company becomes obligated to repay the principal amount of such Convertible Notes (up to a maximum of $7,000,000) in cash and to issue up to a maximum of 360,000 Shares to the holder(s) of such Convertible Notes. All the Shares issuable pursuant to the terms of the Convertible Note Purchase Agreement will, if issued, be eligible for resale pursuant to this Prospectus. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

         The Company became a publicly-held company on March 11, 1998, following the spinoff by Lumen to its stockholders of all of its equity interest in the Company (the "Spinoff"). In connection with the Spinoff, pursuant to a Bill of Sale and Assignment Agreement (the "Contribution
Agreement") and an Indemnification Agreement (the "Indemnification Agreement") entered into between the Company and Lumen on March 11, 1998, Lumen assigned to the Company, and the Company assumed, all of Lumen's assets and liabilities prior to the Spinoff other than those related to Lumen's ORC Business (as defined in the Contribution Agreement). See "RECENT DEVELOPMENTS--Spinoff."

         The Company is incorporated in Delaware. Its principal executive offices are located at 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580, and its telephone number is (914) 967-9475.

                                  THE OFFERING

COMMON STOCK OFFERED HEREBY................       Up to 1,850,000 Shares(1)

COMMON STOCK OUTSTANDING...................       6,884,969 shares(2)

NASDAQ NATIONAL MARKET SYMBOL..............       BEYE

(1) Includes 248,388 Shares issued in connection with the execution of the Share Sale Agreement subject to the closing thereof. The remainder of such Shares is issuable by the Company pursuant to the Convertible Note Purchase Agreement and following the consummmation of the pending Bolle Australia acquisition and proposed Bolle U.K. acquisition. This number includes up to a maximum of 360,000 Shares issuable by the Company under certain circumstances, including if the Company fails to convert or redeem any Convertible Notes when due. The aggregate number of Shares offered hereunder may be increased if, as contemplated under the terms of its arrangement with each selling stockholder, the Company issues additional Shares to such Selling Stockholder to prevent dilution resulting from stock splits, stock dividends or similar transactions. Any additional Shares which may thus be issued by the Company shall be eligible for resale pursuant to the Prospectus, as permitted by Rule 416 under the Securities Act.

(2) Based on the number of shares of Common Stock outstanding as of June 8, 1998. Excludes (i) an aggregate of 2,500,000 shares of Common Stock reserved for issuance under the Bolle 1998 Stock Incentive Plan (the "Plan"), of which options ("Bolle Options") for approximately 860,330 shares have been granted, and (ii) an aggregate of 663,618 shares of Common Stock reserved for issuance upon exercise of outstanding warrants to purchase Common Stock at $9.95 per share ("Bolle Warrants"). See "EXECUTIVE COMPENSATION--Bolle 1998 Stock Incentive Plan" and "DESCRIPTION OF CAPITAL STOCK--Warrants."

                                  RISK FACTORS

         Investors should consider the material risk factors involved in connection with an investment in the Common Stock and the impact of various events which could adversely affect the Company's business. See "RISK FACTORS."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         The following selected historical and pro forma financial data have been derived from audited historical financial statements and should be read in conjunction with the consolidated financial statements of the Company and its significant subsidiaries included herein.

         The Company was formed in 1997 to complete Lumen's acquisition of Bolle France and therefore has only one year of historical activity or financial statements. Bolle America was purchased by Lumen in November 1995 in a pooling of interests transaction. In conjunction with the purchase of Bolle France, Bolle America became a subsidiary of the Company. Accordingly, for accounting purposes only, Bolle America is treated as the acquirer of Bolle France and therefore the predecessor business for historical financial statement purposes.

         The following unaudited Bolle Inc. pro forma combined statement of operations data give effect to the acquisitions of Bolle France and Bolle Australia under the purchase method of accounting and reflect the Contribution Agreement and the issuance of the Convertible Notes as of it had occurred at the beginning of the period. The following pro forma combined balance sheet data only give effect to the acquisition of Bolle Australia and the issuance of the convertible debt, as the effect of the acquisition of Bolle France and the Contribution Agreement are already included in the Company's actual balance sheet as of March 31, 1998. The actual statement of operations data presented include the results of Bolle France for the six months ended December 31, 1997 (post-acquisition period) and the quarter ended March 31, 1998.

                                    PRO                      PRO
                                   FORMA                    FORMA
                                  COMBINED    HISTORICAL   COMBINED   HISTORICAL  HISTORICAL  HISTORICAL HISTORICAL  HISTORICAL
                                 ----------- ------------ ----------- ----------- ----------  ---------- ----------- ----------
                                 QUARTER ENDED MARCH 31,                        YEAR ENDED DECEMBER 31,
                                 ------------------------ ---------------------------------------------------------------------
                                    1998        1998         1997       1997(1)    1996(2)     1995(3)    1994(4)      1993
                                 ----------- ------------ ----------- ----------- ----------  ---------- ----------- ----------
STATEMENT OF OPERATIONS DATA:
Net sales.......................   $14,256     $10,728      $56,080     $32,160     $24,425     $24,829    $23,094     $18,377
Cost of sales...................     6,835       5,288       26,436      15,354      12,130      12,181     10,814       9,126
                                 ----------- ------------ ----------- ----------- ----------  ---------- ----------- ----------
Gross profit....................     7,421       5,440       29,644      16,806      12,295      12,648     12,280       9,251
Selling, general and
   administrative expenses
   (including advertising and
   sponsoring expenses).........     6,825       5,430       26,378      16,342      11,374      10,275      8,871       7,384
Merger and acquisition
   integration related expenses.                                          3,750                   3,050
   Interest expense (income)....       371         484        1,498         963        (256)       (302)       316         336
Other expense (income)..........      (562)       (515)      (1,644)       (693)       (450)         48       (104)       (295)
                                 ----------- ------------ ----------- ----------- ----------  ---------- ----------- ----------
Income (loss) before income taxes
   and minority interests.......       787          41        3,412      (3,556)      1,627        (423)     3,197       1,826

Provision for income taxes......       286          16        4,147       1,099         635         364      1,260         700
                                 ----------- ------------ ----------- ----------- ----------  ---------- ----------- ----------
Net income (loss) before
   minority interests...........       501          25         (735)     (4,655)        992        (787)     1,937       1,126
                                 ----------- ------------ ----------- ----------- ----------  ---------- ----------- ----------
Minority interests..............        96                      319
Preferred dividends.............       139          29          511
                                 =========== ============ =========== =========== ==========  ========== =========== ==========
Net income (loss) attributable
   to common stock..............      $266        $ (4)     $(1,565)  $(4,655)         $992       $(787)    $1,937      $1,126
                                 =========== ============ =========== =========== ==========  ========== =========== ==========
Basic and diluted EPS (5).......     $0.04       $(0.00)      $(0.23) $(2,586.11)    $9,920      $(0.22)     $0.65       $0.38
Weighted average basic and
   diluted shares outstanding...     6,884        1,476        6,884         1.8        0.1     3,510.6    2,997.0     2,963.0
French Franc per US Dollar
   exchange rate (6)............    6.0951       6.0951       5.6835      5.9843
Australian Dollar per U.S.
   Dollar exchange rate (7).....    0.6918                    0.7673

                                    PRO
                                   FORMA
                                  COMBINED    HISTORICAL   HISTORICAL  HISTORICAL HISTORICAL  HISTORICAL HISTORICAL
                                 ----------- ------------  ----------  ---------- ----------- ---------- -----------
                                 QUARTER ENDED MARCH 31,                   YEAR ENDED DECEMBER 31,
                                 ------------------------  ---------------------------------------------------------
                                    1998        1998        1997(1)     1996(2)    1995(3)     1994(4)      1993
                                 ----------- ------------  ----------  ---------- ----------- ---------- -----------
BALANCE SHEET DATA:
Working capital (deficiency)....  $ 11,856     $ 9,137      $(20,936)    $8,535     $11,395     $12,781     $1,060
Total assets....................   116,880     106,829        94,697     15,624      16,309      17,549      9,629
Long term debt..................    10,542      12,042                                               57         49
Convertible debt................     7,000
Mandatorily redeemable
   preferred stock..............    20,709      20,709        11,055
Stockholders' equity............    38,548      36,348        18,843      9,743      12,770      13,433      1,584
French Franc per US Dollar
   exchange rate (6)............    6.1890      6.1890        5.9912
US Dollar exchange per
   Australian Dollar exchange
   rate (7).....................    0.6503



-----------

(1) On July 10, 1997, the Company acquired Bolle France and related assets in a transaction accounted for as a purchase. Accordingly, the results of operations for Bolle France are included in historical results of operations from that date.

(2) In 1996, the Company paid a dividend to Lumen (its then current stockholder) of $4,019.

(3) In November 1995, Lumen acquired Bolle America in a transaction accounted for as a pooling of interests. Accordingly, Bolle America is included in all periods presented.

(4) In 1994, Bolle America paid a $50 dividend to its then current shareholders.

(5) Despite the loss before tax of $3,556 the Company recorded a tax charge of $1,099 primarily due to the creation of a valuation allowance against the entire net tax benefit arising from domestic operations, resulting in a net loss of $4,655. If the 1997 statutory tax rate of 37% had been applied to pro forma combined income before income taxes, pro forma EPS would have been $0.19.

(6) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle France. The exchange rate shown for the actual results of operations for the year ended December 31, 1997 represents the average exchange rate for the six months ended December 31, 1997 used to translate the results of operations of Bolle France included in the Company's actual result.

(7) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle Australia.

                                  RISK FACTORS

         An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors in addition to the other information set forth in this Prospectus in connection with an investment in the Common Stock offered hereby.

         This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "could" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Forward-looking statements, such as the Company's plans to expand its product line, brands and marketing activities and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its products to current and new customers, identify, finance and complete suitable acquisitions and design and manufacture new products, all in a timely manner, at reasonable costs and on satisfactory terms and conditions that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements.

         POSSIBLE INABILITY TO SUSTAIN AND MANAGE GROWTH. There are significant risks associated with the Company's growth. The Company expanded its operations significantly with the acquisition of Bolle France in July 1997. The Company intends to grow through brand extension and possible strategic acquisitions, including acquisitions of distributors of its products around the world. There can be no assurance that the Company's efforts in managing its internal growth or pursuing those acquisitions will be successful.

         To manage growth effectively, the Company will be required to continue to implement changes in various aspects of its business at a rapid pace, continuously develop new designs and features, expand its information systems and operations, and train and manage an increasing number of management-level and other employees. If management is unable to anticipate or manage these changes effectively, the Company's operating results could be materially adversely affected.

         To pursue external growth, the Company will need to identify acquisition candidates the operations of which can be integrated effectively and profitably into the Company on acceptable terms. There can be no assurance that the Company will succeed in finding such candidates or obtaining such terms or, where required, receive consent from its lenders. Future acquisitions by the Company could result in the incurrence of debt, the potentially dilutive issuance of equity securities and the incurrence of contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could materially adversely affect the Company's business, operating results and financial condition.

         The success of the Bolle France and Bolle Canada acquisitions and the pending Bolle Australia acquisition or any other future acquisition by the Company depends on its ability to integrate effectively the acquired businesses. There is no assurance that the Bolle Australia acquisition will close or that the Company will enter into a definitive agreement to purchase Bolle U.K. The process of integrating acquired businesses may involve numerous risks, including difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has limited or no direct prior experience and the potential loss of key employees of the acquired businesses. Additionally, there can be no assurance that any future acquisitions will not have a material adverse effect on the Company's operating results particularly during the period immediately following such acquisitions. Prior to the acquisition by Lumen, Bolle France has not been in compliance with certain government-related requirements. The Company is currently in the process of reorganizing Bolle France to improve administration and compliance. Approximately $1,000,000 has been accrued on Bolle France's Financial Statements to cover costs and expenses which the Company expects to incur in connection with this reorganization. This financial exposure arises in connection with the Company's transition from a private company to a publicly-held company. The costs and expenses incurred in bringing Bolle

France or other future acquisitions into compliance with applicable regulatory requirements may have a material adverse effect on the Company's business, financial condition and results of operations. Except as disclosed herein, the Company has no present understandings, commitments or agreements with respect to any material acquisition.

         DEPENDENCE UPON NEW PRODUCT INTRODUCTIONS. The Company's historical success, including that of Bolle France, is attributable, in substantial part, to its timely introduction of products which are perceived to be an improvement in performance or fashion over products available in the market. The Company's future success will depend, in substantial part, upon its continued ability to develop and introduce such innovative products, and there can be no assurance as to the Company's ability to do so. In recent years the Company has introduced a number of new product offerings within existing product collections and a number of new collections. The success of any product line is dependent upon various factors, including product demand, production capacity and the availability of raw materials and critical manufacturing equipment. In addition, competitors may follow the Company's introduction of successful products with similar product offerings. The uncertainty associated with all the above factors, and any change in such factors from the Company's expectations, could result in cost increases and/or delays or cancellation of such new products or product lines and may also cause actual results to differ materially from those projected.

         Innovative designs are often not successful, and successful product designs can be displaced by other product designs introduced by competitors which shift market preferences in their favor. There is no assurance that the Company will be able to create innovative products and designs which are also popular with customers. In addition, although the Company seeks to protect its products through patents and other proprietary rights, there can be no assurance that such protection will prevent competitors from offering similar products. As a result of these and other factors, there can be no assurance that the Company will successfully maintain or increase its market share.

         ASSUMPTION OF LIABILITIES AND INDEMNIFICATION OF LUMEN BY THE COMPANY. Under the terms of the Contribution Agreement and the Indemnification Agreement entered into between Lumen and the Company in connection with the Spinoff, the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to Lumen's ORC Business (as defined in the Contribution Agreement) and has agreed to indemnify Lumen against all of Lumen's liabilities prior to the Spinoff other than substantially all liabilities related to the ORC Business. Potential liabilities which the Company has assumed and/or against which the Company will indemnify Lumen pursuant to the Contribution Agreement include, without limitation, (a) potential liabilities arising in connection with the sale of businesses previously owned by Lumen or its predecessor, Benson Eyecare Corporation ("Benson"), including: the merger of Essilor Acquisition Corporation ("Essilor") with and into Benson; the sale of the Foster Grant Group, L.P. ("Foster Grant") by Lumen; the sale of the Orolite division to Monsanto Company ("Monsanto Company"), and (b) potential liabilities of Lumen under applicable environmental laws, including any such liabilities related to the ORC Business to the extent such liabilities arose before the Spinoff. For a detailed description of the potential liabilities of Lumen assumed by the Company and the Company's indemnification obligations to Lumen under the Contribution Agreement and the Indemnification Agreement, see "RECENT DEVELOPMENTS-Spinoff." Pursuant to the Contribution Agreement and the Indemnification Agreement, the Company may bear the burden of obligations and losses not directly related to the business of the Company if the Company is called upon to discharge and pay these obligations and liabilities.

         In connection with the Spinoff, the Company also agreed to assume all obligations and liabilities of Lumen incurred by Lumen in connection with the purchase of Bolle France. In addition to Lumen's indemnification obligations to the sellers of Bolle France under the Amended and Restated Share Purchase Agreement (the "Share Purchase Agreement") dated July 9, 1997 among Lumen, the Company and each of Maurice Bolle, Robert Bolle, Franck Bolle, Patricia Bolle Passaquay, Brigitte Bolle and Christelle Roche (collectively, the "Sellers," and each, a "Seller") which became the sole responsibility of the Company, the remainder of Lumen's liabilities and obligations to the Sellers were assumed by the Company through the issuance of shares of its Series B Preferred Stock (the "Series B Preferred Stock"), Bolle Options and the exchange of outstanding warrants to purchase common stock of Lumen for Bolle Warrants. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Certain Transactions." Should the Company be required to discharge its liabilities pursuant to the foregoing arrangements, including the Contribution Agreement and the Indemnification Agreement, or to redeem under certain circumstances the shares of its Series A Preferred Stock (the "Series A Preferred Stock") or Series B Preferred Stock prior to maturity, such payments could have a material adverse effect upon the Company.

         INVESTMENTS IN AFFILIATES AND OTHER ASSETS. The Company holds, directly or indirectly, investments aggregating approximately $5,500,000 in debt and equity securities of various unconsolidated entities which are not controlled by the Company, including investments in Eyecare Products, plc ("Eyecare Products") and Accessories Associates International, Inc. ("AAi"). The Company received these assets from Lumen as part of the Spinoff. The Company's management is not involved in the day-to-day operations of these entities. There can be no assurance that fluctuations in the value of these assets will not have a material adverse impact on the Company.
See "RECENT DEVELOPMENTS--Spinoff."

         LIMITED OPERATING HISTORY. The Company was formed on February 3, 1997. Although the financial statements and pro forma financial statements of the Company include the results of its subsidiaries Bolle America, Bolle France and Bolle Australia, which were operated as separate companies for many years, the Company itself, as a consolidated entity, has a limited operating history upon which potential investors may base an evaluation of its performance. Limited actual historical financial information upon which to base an evaluation of the Company's performance and an investment in the Common Stock is available.

         MARKET CYCLES AND RECENT DECLINES IN SALES GROWTH IN THE SUNGLASS MARKET. Suppliers of premium sunglasses have experienced declining sales and excess inventory since the last quarter of 1996. The results of the Company and its competitors were affected by this market trend and the operating difficulties (including excess inventory) experienced throughout the year 1997 by the largest sunglass specialty retail chain. There can be no assurance that the Company will be able to maintain or increase its sales, and should it fail to do so, the Company's financial condition and results of operations could be adversely affected.

         SUSCEPTIBILITY TO CHANGING CONSUMER PREFERENCES. The eyewear industry is subject to rapidly changing consumer preferences. The Company's sunglasses, particularly its recreational sunglasses, are susceptible to fashion trends. Unanticipated shifts in consumer preferences may adversely affect the Company's sales, resulting in excess inventory and underutilized manufacturing capacity. While the Company has a limited ability to modify slow-moving models to better satisfy consumer preferences and otherwise utilize excess inventory and manufacturing capacity, the Company cannot ensure that any such actions will be sufficient to redress a market misjudgment. Accordingly, an unanticipated change in consumer preferences could adversely affect the Company's results of operations and financial condition.

         HIGHLY COMPETITIVE MARKETS. Both the sunglass and personal safety eyewear markets are highly competitive. Certain companies that engage in these markets have significantly greater financial, distribution and marketing resources than the Company, and certain of the Company's competitors have significantly greater brand awareness than the Company in certain important markets. See "BUSINESS--Competition."

         Within various niches of the sports segment of the premium eyewear market, the Company competes with mostly smaller sunglass and goggle companies and a limited number of larger competitors. In order to retain its market share, the Company must continue to be competitive in the areas of quality, technology, method of distribution, style, brand image, intellectual property protection and customer service. The purchasing decisions of athletes, sports enthusiasts and recreational wearers with respect to high performance eyewear often reflect highly subjective preferences which can be influenced by many factors, including advertising, media, product endorsements, product improvements and changing styles. The Company could therefore face competition from existing or new competitors that introduce and promote eyewear which is perceived by consumers to offer performance advantages over, or greater aesthetic appeal than, the Company's products. These competitors include established branded consumer products companies that have greater financial and other resources than the Company. No assurance exists that new developments by the Company's competitors will not render some or all of the Company's potential products obsolete or non-competitive, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company also competes in the broader, recreational segment of the premium sunglass market. This segment is fragmented and highly competitive and is generally more fashion-oriented. A number of established companies compete in this wider market, several of which have greater financial and other resources than the Company. This size advantage may enable these competitors to negotiate exclusive supply contracts with certain retailers. In certain geographic markets, such as the U.S., certain of the Company's competitors have achieved greater brand awareness among consumers than has the Company.

         The personal safety eyewear market is also highly fragmented. Competitors range from small manufacturers offering single product lines to a limited number of large competitors offering multiple product lines, some of which have greater financial or other resources than the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance. See "BUSINESS--Competition." The Company has recently entered the safety eyewear business in the U.S. There can be no assurance that this endeavor will be successful.

         RISKS ASSOCIATED WITH ADVERTISING STRATEGY. Although the Company will seek to increase its visibility in the premium sunglass and sport eyewear world markets through significantly increased and focused advertising campaigns, the Company's advertising strategy may be unsuccessful at channeling consumer preferences toward the Company's products, and the Company could be adversely affected by such a failure while having incurred substantially increased advertising and marketing costs.

         DEPENDENCE UPON ENDORSEMENT CONTRACTS. As part of its marketing strategy, the Company has retained a number of world-class athletes, including tennis champion Martina Hingis, formula one champion Jacques Villeneuve, 1998 Olympic skiing gold medalists Picabo Street and Jean-Luc Cretier and U.S. Open golf champion Steve Jones for the purpose of promoting the Company's products. The Company intends to establish additional contacts with, and obtain endorsements from, prominent athletes and public personalities. These endorsement contracts generally have two-to three-year terms and include terms and conditions specifically negotiated with each athlete. There can be no assurance that the Company will be able to attract and retain athletes or personalities to wear or endorse its products. If the Company were to lose the benefit of its existing endorsements arrangements or were unable to arrange additional endorsements of its products by athletes and/or public personalities on terms it deems reasonable, it could be required to modify its marketing plans and could be forced to rely more heavily on other forms of advertising and promotion, which might not prove to be as effective as endorsements.

         FOREIGN CURRENCY EXPOSURE; RISKS RELATING TO INTERNATIONAL SALES. As a substantial amount of the Company's sales are currently invoiced in French Francs and operating expenses are incurred in France, the Company's operating results are affected by currency fluctuation, particularly between the U.S. dollar and the French Franc. Since 1996, the French Franc has depreciated by over 20% against the U.S. dollar which has had a material adverse impact on the translation of Bolle France's operating results. As the Company's international operations grow, future movements of the exchange rate of the U.S. Dollar against the French Franc and other currencies may have an adverse impact on the reported results of the Company.

         Sales outside the United States accounted for approximately 40% of the Company's net sales for the years ended December 31, 1997. While the Company expects international sales to continue to account for a significant portion of its sales, there can be no assurance that the Company will be able to maintain or increase its international sales. The Company's international business may be adversely affected by changing economic conditions in foreign countries and fluctuations in currency exchange rates. The Company's international sales are also subject to risks associated with tariff regulations, "local content" laws requiring that certain products contain a specified minimum percentage of domestically-produced components, political and social instability, labor stoppages and trade restrictions. In addition, there can be no assurance that the Company's brands and products will be popular in the various countries in which the Company's products are or will be offered, or that the

Company will be successful in preventing competitors from producing and selling eyewear products using the same or substantially similar design and manufacturing process as the Company.

         VARIABLE INTEREST RATE EXPOSURE. As a substantial amount of the Company's indebtedness denominated in Dollars is currently incurred at a variable interest rate under the Credit Agreement, the Company's operating results could be adversely affected if interest rates were to rise significantly above current levels. See "RECENT DEVELOPMENTS--Credit Agreement." Interest expense on the Convertible Notes recognized in the Company's statement of operations will fluctuate with the market value of the Common Stock.

         RELIANCE ON SUPPLIERS, SUBCONTRACTORS AND DISTRIBUTORS. The Company relies on a variety of subcontractors in France for the supply of several components of its products and part of its manufacturing process. Although to date the Company has not experienced any significant difficulty in obtaining these components, there can be no assurance that shortages will not arise in the future. The effect of the loss of any such sources or a disruption in their business will depend primarily upon the availability of, and access to, suitable alternative sources. The failure by the Company to meet the minimum purchase requirements set forth in the Alyn Supply Agreement would result in the loss of the Company's exclusive supply of Boralyn(R) metal frames. The loss of the Company's sources for lens blanks or metal frames (for instance, as a result of the termination of the Alyn Supply Agreement), or any disruption in such sources' business or failure by them to meet the Company's product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials and could have a material adverse effect on the Company's results of operations. There can be no assurance that precautions taken by the Company will be adequate or that, if it should become necessary, an alternative source of supply could be identified in a timely manner. See "BUSINESS--Design and Production" and "--Suppliers."

         The Company relies for a significant part of its business on third parties to ensure the worldwide marketing and distribution of its products. Although to date the Company has not experienced any significant difficulty in the distribution of its products, there can be no assurance that such independent distributors will meet the Company's sales expectations or that the Company will be able to continue to maintain or expand its existing distribution network. See "BUSINESS--Sales and Distribution."

         RELIANCE ON MANAGEMENT SERVICES AGREEMENT. In connection with the Spinoff, the Company entered into a Management Services Agreement with Lumen (the "Management Services Agreement"), pursuant to which certain executives of Lumen provide key management services to the Company in return for the payment by the Company of a $60,000 monthly fee. The Management Services Agreement has an initial term of three years, and will thereafter be automatically renewed for successive one-year periods until terminated by either party upon ninety days' written notice. There is no assurance that Lumen will not terminate the Management Services Agreement before or after its initial term. The loss of the services provided under the Management Services Agreement by certain executives of Lumen to the Company could have a material adverse effect on the Company's operations. The Company plans to renegotiate the Management Services Agreement to reduce its reliance on Lumen and to reduce its monthly fee paid for Lumen's services to $50,000. The Company plans to use the savings generated by such renegotiation to retain an executive who shall act as the Company's own full-time Chief Financial Officer. There can be no assurance that the Company will be able to renegotiate the Management Services Agreement or to identify and hire a new Chief Financial Officer.

         Pursuant to the Management Services Agreement, Lumen also makes available to the Company the services of Martin E. Franklin, as Chairman of the Board of Directors of the Company, and Mr. Ian G. H. Ashken, as Executive Vice President of Finance and Administration, Chief Financial Officer and Assistant Secretary. The loss of the services that are provided by Mr. Franklin or Mr. Ashken to the Company could have a material adverse effect on the Company. There is no assurance that Lumen or the Company will be able to retain the services of Mr. Franklin or Mr. Ashken in the future.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends, in substantial part, on the efforts and abilities of Martin E. Franklin, the Company's Chairman of the Board, Gary Kiedaisch, the Company's Chief Executive Officer, and Ian G. H. Ashken, the Company's Executive Vice President of Finance and Administration,

Chief Financial Officer and Assistant Secretary. The Company does not maintain key management life insurance policies on its key personnel. The loss of the service of any of the foregoing key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. Mr. Kiedaisch has entered into an employment agreement with the Company which continues until August 2000 unless earlier terminated by either party with or without cause. There is no assurance that, if Mr. Kiedaisch's employment with the Company were terminated, the Company would be able to retain the services of a person qualified to fill his position. Messrs. Franklin and Ashken also hold senior executive positions at Lumen and will therefore devote such time and efforts to the business of the Company as may be reasonably requested by the Company under the Management Services Agreement. However, a substantial portion of their time will be spent in connection with their positions at Lumen and other entities at which they are employees or directors. The Company believes that its future success will depend in large part on its ability to attract and retain directly or through the Management Services Agreement the services of highly skilled and qualified personnel. Although the Company to date has been successful in attracting and retaining qualified personnel, there can be no assurance that the Company will not experience a shortage of qualified personnel in the future. See "MANAGEMENT."

         CONFLICTS OF INTEREST; BENEFITS TO CERTAIN INSIDERS. The executive officers of Bolle, who (except Mr. Kiedaisch) are also executive officers of Lumen, and Messrs. Franklin, Ashken and Moore and Ms. Bailey, who are members of the Board of Directors of Bolle and are also directors of Lumen, may have potential conflicts of interest with respect to material transactions involving Lumen and the Company. These potential conflicts of interest may adversely affect the future value of the Company's shares. See "MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Management Services Agreement" and "--Relationships with Directors."

         INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE. The Company is in the process of upgrading its information systems to adequately support the implementation of its worldwide marketing strategy. The upgraded systems are expected to include a number of integrated applications, including order entry, billing and labeling which function properly with respect to dates in the year 2000 and thereafter and the single currency which is scheduled to be introduced in the European Union beginning in 1999. This upgrading process will significantly affect many aspects of the Company's business, including its manufacturing, sales and marketing functions. The successful implementation and integration of the new applications will be important to facilitate future growth. The Company could experience unanticipated delays in the upgrading of its information systems and such upgrading could cause significant disruption in operations. If the Company is not successful in upgrading its information systems, fails to train its personnel in their use in a timely manner or if the Company experiences difficulties in the upgrading process, the Company could experience problems with the delivery of its products or its ability to access timely and accurate financial and operating information could be adversely affected. In addition, delays in implementing the new systems could require additional expenditures by the Company to modify or replace portions of its existing information systems so that they will function properly with respect to dates in the year 2000 and thereafter and the new European currency. There can be no assurance that the Company will be able to correct any problems with respect to such dates or the new currency in a timely manner. The Company could also be adversely affected by year 2000 non-compliance of the computer systems of the entities with which the Company interacts, including suppliers, customers and financial service organizations. Any failure by the Company to respond properly to these problems or any other difficulties which the Company may face with its information systems could have a material adverse effect on the Company's business and financial results.

         ACCOUNTING TREATMENT OF INTANGIBLE ASSETS. The Company's total goodwill and intangible assets as of December 31, 1997 was approximately $64,000,000. These assets are currently being amortized at a rate of approximately $1,600,000 a year. This amortization expense will decrease the Company's income over the life of the assets being amortized. The carrying value of long lived assets will be reviewed regularly and there is no guarantee that the Company will not suffer a significant charge in the future from the impairment of long lived assets. The Company may acquire businesses using purchase accounting which may create more intangible assets and goodwill amortization. While the Company believes its accounting treatment for goodwill and intangible assets has been and will continue to be appropriate, there can be no assurance that additional goodwill and intangible amortization or write-offs will not have a material adverse effect on the Company's financial position or results of operations.

         UNCERTAIN PROTECTION OF PROPRIETARY RIGHTS. The Company relies in part on patent, trade secret, unfair competition, trade dress, trademark and copyright law to protect its rights to certain aspects of its products, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks, all of which the Company believes are important to the success of its products and its competitive position. There can be no assurance that any pending trademark or patent application will result in the issuance of a registered trademark or patent, or that any trademark or patent granted will be effective in thwarting competition or be held valid if subsequently challenged. In addition, there can be no assurance that the actions taken by the Company to protect its proprietary rights will be adequate to prevent imitation of its products, that the Company's proprietary information will not become known to competitors, that the Company can meaningfully protect its rights to unpatented proprietary information or that others will not independently develop substantially equivalent or better products that do not infringe on the Company's intellectual property rights. No assurance can be given that others will not assert rights in, and ownership of, the patents and other proprietary rights of the Company. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States. See "BUSINESS--Intellectual Property."

         The Company's strategy is to assert vigorously its intellectual property rights, and, if required, to devote reasonable efforts and resources to the processing of trademark applications, the enforcement of patents issued and trademark registrations granted to the Company, to the protection of trade secrets, trade dress or other intellectual property rights owned by the Company and to the determination of the scope of validity of the proprietary rights of others that might be asserted against the Company. A substantial increase in the level of potentially infringing activities by others could require the Company to increase significantly above past levels the resources devoted to such efforts. In addition, an adverse determination in any future litigation could subject the Company to the loss of its rights to a particular patent, trademark, copyright or trade secret, could require the Company to grant licenses to third parties, could prevent the Company from manufacturing, selling or using certain aspects of its products or could subject the Company to substantial liability, any of which could have a material adverse effect on the Company's results of operations.

         PRODUCT LIABILITY. The Company may be subject to product liability claims which generally would seek damages for personal injuries allegedly sustained as a result of defects in the Company's products. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. This risk, which is faced by any manufacturer of eyewear products, may be greater for the Company as a result of its focus on eyewear products used in activities associated with greater physical risks, such as activities requiring the use of safety eyewear, sports and other activities involving special or extreme situations. Although the Company has not been subject to a significant product liability claim to date, the growth of the Company's business in the United States (where litigation is more prevalent) or elsewhere could result in greater exposure to such risk.

         SPECIFIC RISKS ASSOCIATED WITH THE COMPANY'S SAFETY AND TACTICAL EYEWEAR BUSINESS. The Company's safety and tactical eyewear business, which represented more than 50% of the Company's total unit sales in 1997, is subject to specific risks in addition to all the risks described herein. The primary users of the Company's safety eyewear products are industrial workers. As a result, decreases in general employment levels of industrial workers may have an adverse effect on the Company's sales. The Company's sales may also be adversely affected by changes in safety regulations covering industrial workers and in the level of enforcement of such regulations. Changes in regulations could reduce the need for and the utility of certain products manufactured by the Company. A substantial portion of the sales of tactical eyewear products by the Company is made pursuant to procurement contracts with the defense forces of various countries. Such contracts typically include specific termination and modification provisions and are subject to laws and regulations pursuant to which the governmental party is granted significantly greater rights than under regular commercial supply contracts.

         QUARTERLY FLUCTUATIONS OF RESULTS; SEASONALITY OF BUSINESS. The Company's business is affected by economic factors and seasonal consumer buying patterns. The Company's quarterly results of operations have fluctuated and may continue to fluctuate as a result of a number of factors, including the timing of the introduction of new products, the mix of product sales and weather patterns. Historically, the Company's sales, in the aggregate, generally have been higher in the period from March to September than during the rest of the year.

         UNPREDICTABILITY OF DISCRETIONARY CONSUMER SPENDING. The success of the Company's business depends to a significant extent upon a number of factors relating to discretionary consumer spending, including general economic conditions affecting disposable consumer income, such as employment, business conditions, interest rates and taxation. Any significant decline in such general economic conditions or uncertainties regarding future economic prospects that adversely affect discretionary consumer spending generally, or purchasers of discretionary optical products specifically, could have a material adverse effect on the Company's results of operations.

         RECENT TRADING MARKET; VOLATILITY OF STOCK PRICE. Prior to the Spinoff which occurred on March 11, 1998, there was no trading market for the Common Stock and the Company has only a limited trading history. The stock of new and relatively small issuers in immature or developing markets is frequently subject to sharp increases and decreases in market value, and trading prices of the Common Stock could vary significantly over relatively short periods of time. The market price of the Common Stock may be subject to significant fluctuations in response to variations in quarterly operating results and other factors. Fluctuations in the market price of the Common Stock will directly affect the interest expense related to the Convertible Notes recorded in the Company's statement of operations. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of the Common Stock. There can be no assurance that an active trading market will be sustained after the sale of any of the Shares offered hereby.

         SHARES ELIGIBLE FOR FUTURE SALE; FUTURES SALES BY SIGNIFICANT STOCKHOLDERS. Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices for the Common Stock. In addition to the 1,850,000 Shares which may be sold hereunder by the Selling Stockholders, of the 6,636,261 shares of Common Stock distributed pursuant to the Spinoff, approximately 5,843,261 shares are freely tradable without restriction or the requirement of future registration under the Securities Act. All of the remaining 793,000 shares are restricted securities ("Restricted Shares") as that term is defined by Rule 144 promulgated under the Securities Act and are eligible for resale pursuant to Rule 144 under the Securities Act subject to manner of sale, volume, notice and information requirements and applicable contractual restrictions.

         Following the expiration in July 2000 of certain contractual restrictions on resale, all the shares of Bolle Common Stock held by the Sellers, or approximately 4% of the Bolle Common Stock outstanding will be eligible for sale by the Sellers pursuant to the provisions of Rule 144 under the Securities Act. Upon the redemption in full of all the shares outstanding of the Bolle Series B Preferred Stock, all the shares of Bolle Common Stock received by Mr. Franklin pursuant to the Spinoff, or approximately 10% of the total number of shares of Bolle Common Stock outstanding, will be eligible for sale by Mr. Franklin in accordance with applicable law. No assurance can be given that the Sellers or Mr. Franklin will not decide, based upon prevailing market conditions, to dispose of all or a portion of their investment in the Company after the expiration of applicable restrictions. The future sale of a substantial number of shares of Common Stock may have an adverse impact on the market price of the Common Stock. See "--Recent Trading Market; Volatility of Stock Price."

         The 860,330 Bolle Options which were outstanding on June 8, 1998 were granted in connection with the Spinoff at in-the-money exercise prices. The Company intends to register up to 2,500,000 shares of Common Stock for issuance upon exercise of Bolle Options granted to its employees under the Plan, including the Bolle Options currently outstanding. In addition, under the Warrant Agreement dated March 11, 1998 among the Company and each of the Sellers (the "Warrant Agreement"), 663,618 shares of Common Stock issuable upon exercise of the Bolle Warrants are subject to demand registration rights vesting on the date a Warrant is first exercised, which may be as early as July 1999. The Company has agreed to register such shares for resale under the Securities Act. During the term of such options and warrants and any additional stock, warrants and/or options which the Company may issue to raise capital in the future, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing. To the extent the exercise prices of such options and warrants are less than the net tangible book value of the Common Stock at the time such options are exercised, the Company's stockholders will experience an immediate dilution in the net tangible book value of their investment.

         RESTRICTED DIVIDEND POLICY. The Company does not currently intend to declare or pay any dividends on the Common Stock. The payment of cash dividends in the future will depend on the Company's earnings, financial condition, capital needs and other factors deemed relevant by the Company's Board of Directors including corporate law restrictions on the availability of capital for the payment of dividends, the rights of holders of any series of preferred stock in issue and the limitations, if any, on the payment of dividends under any then-existing credit facility or other indebtedness. Under the terms of the Credit Agreement dated March 11, 1998 among the Company and the lenders party thereto, as amended (the "Credit Agreement") and the Convertible Notes, the Company's ability to pay cash dividends on the Common Stock is restricted and the Company expects that any other bank revolving credit facility or other indebtedness, if any, that the Company may incur in the future will contain similar restrictions. Pursuant to the Indemnification Agreement, the Company is further restricted from paying dividends on shares of Common Stock unless certain minimum net worth requirements are met until, at the latest, the end of the year 2003, except that the Company may declare dividends payable solely in shares of capital stock which do not carry mandatory redemption or other repayment rights. Furthermore, for so long as shares of the Series B Preferred Stock are outstanding, the Company may not, without the consent of the holders of at least 90% of such shares, declare or pay a dividend or otherwise make a distribution on any security issued by the Company which is junior to the Series B Preferred Stock with respect to dividends or upon liquidation, including the Series A Preferred Stock. See "USE OF PROCEEDS" and "DESCRIPTION OF CAPITAL STOCK--Preferred Stock."

         POTENTIAL ANTITAKEOVER EFFECT OF THE INDEMNIFICATION AGREEMENT AND CERTAIN CHARTER PROVISIONS. Pursuant to the Indemnification Agreement, the Company and its subsidiaries may not enter into certain business combinations, including a consolidation or merger or transfer of all or substantially all of its assets, unless the resulting entity is either the Company or a U.S. corporation which expressly assumes all of the Company's obligations and restrictions under the Indemnification Agreement. Furthermore, the resulting entity must have a consolidated tangible net worth equal to or greater than that of the Company prior to the combination. These limitations could remain applicable until, at the latest, the end of the year 2003. In addition, the Series B Preferred Stock is redeemable in full upon a change of control resulting in the Company's payment in full of all amounts due with respect to the Credit Agreement. These restrictions could have the effect of deterring a potential acquirer.

         The Company has in excess of 20,000,000 and 125,000 shares of authorized and unissued Common Stock and preferred stock, respectively, which could be issued to a third party selected by management or used as the basis for a stockholders' rights plan. This stock could have the effect of deterring a potential acquiror. The ability of the Board of Directors of the Company to establish the terms and provisions of different series of preferred stock could discourage unsolicited takeover bids from third parties. See "DESCRIPTION OF CAPITAL STOCK--Preferred Stock."

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares by the Selling Stockholders. All proceeds will be received by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

         The Common Stock has been quoted on Nasdaq under the symbol "BEYE" since March 12, 1998. The following table reflects the high and low sales prices per share of the Common Stock as reported by Nasdaq.

1998                                                                                HIGH                LOW
----                                                                                ----                ---
First quarter (from March 12, 1998).........................................       $8.25               $6.44
Second quarter (through June 9, 1998).......................................       $7.00               $5.00

         On June 10, 1998, the last reported sales price of the Common Stock reported on Nasdaq was $5.25 per share. As of June 10, 1998, there were approximately 580 holders of record of Common Stock.

                                DIVIDEND POLICY

         The Company has not declared or paid any cash dividends on the Common Stock, although Bolle America, the Company's predecessor for accounting purposes, declared and paid dividends in 1994 and 1996. See "Prospectus Summary--Summary Historical Consolidated Financial and Operating Data," "Selected Financial Data" and the respective notes thereto. The Company intends to retain future earnings, if any, to finance the development and expansion of its businesses and, therefore, does not anticipate declaring or paying any dividends on the Common Stock in the foreseeable future. The payment of cash dividends in the future will depend on the Company's earnings, financial condition, capital needs and other factors deemed relevant by the Board, including corporate law restrictions on the availability of capital for the payment of dividends, the rights of holders of any series of preferred stock that may hereafter be issued and the limitations, if any, on the payment of dividends under any then-existing credit facility or other indebtedness. The Credit Agreement and the Convertible Notes restrict the Company's ability to pay cash dividends on shares of Common Stock. In addition, the Company expects that any other bank revolving credit facility or indebtedness, if any, that the Company may incur would contain similar restrictions. Pursuant to the Indemnification Agreement, the Company is further restricted from paying dividends on shares of Common Stock, unless certain minimum net worth requirements are met, until at the latest the end of the year 2003, except that the Company may declare dividends payable in stock which does not carry mandatory redemption or other repayment rights. Furthermore, for so long as shares of the Series B Preferred Stock are outstanding, the Company may not, without the consent of the holders of at least 90% of such shares declare or pay a dividend or otherwise make a distribution on any security issued by the Company which is junior to the Series B Preferred Stock with respect to dividends or upon liquidation, including the Series A Preferred Stock.

                            SELECTED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

         The following selected historical and pro forma financial data have been derived from audited historical financial statements and should be read in conjunction with the consolidated financial statements of the Company and its significant subsidiaries included herein.

         The Company was formed in 1997 to complete Lumen's acquisition of Bolle France and therefore has only one year of historical activity or financial statements. Bolle America was purchased by Lumen in November 1995 in a pooling of interests transaction. In conjunction with the purchase of Bolle France, Bolle America became a subsidiary of the Company. Accordingly, for accounting purposes only, Bolle America is treated as the acquiror of Bolle France and therefore the predecessor business for historical financial statement purposes.

         The following unaudited Bolle Inc. pro forma combined statement of operations data give effect to the acquisitions of Bolle France and Bolle Australia under the purchase method of accounting and reflect the Contribution Agreement and the issuance of the Convertible Notes as of it had occurred at the beginning of the period. The following pro forma combined balance sheet data only give effect to the acquisition of Bolle Australia and the issuance of the convertible debt, as the effect of the acquisition of Bolle France and the Contribution Agreement are already included in the Company's actual balance sheet as of March 31, 1998. The actual statement of operations data presented include the results of Bolle France for the six months ended December 31, 1997 (post-acquisition period) and the quarter ended March 31, 1998.

                               PRO FORMA                 PRO FORMA
                               COMBINED     HISTORICAL   COMBINED    HISTORICAL  HISTORICAL  HISTORICAL  HISTORICAL    HISTORICAL
                              ------------ ------------ ------------ ----------- ----------- ----------- ----------  --------------
                               QUARTER ENDED MARCH 31,                            YEAR ENDED DECEMBER 31,
                              ------------------------- ---------------------------------------------------------------------------
                                  1998         1998         1997       1997(1)      1996(2)    1995(3)     1994(4)        1993
                              ------------ ------------ ------------ ----------- ----------- ----------- ----------  --------------
STATEMENT OF OPERATIONS DATA:
Net sales....................   $14,256      $10,728      $56,080      $32,160     $24,425     $24,829     $23,094     $18,377
Cost of sales................     6,835        5,288       26,436       15,354      12,130      12,181      10,814       9,126
                              ------------ ------------ ------------ ----------- ----------- ----------- ----------  --------------
Gross profit.................     7,421        5,440       29,644       16,806      12,295      12,648      12,280       9,251
Selling, general and
   administrative expenses
   (including advertising
   and sponsoring expenses)..     6,825        5,430       26,378       16,342      11,374      10,275       8,871       7,384
Merger and acquisition
   integration related
   expenses..................                                            3,750                   3,050
   Interest expense (income).       371          484        1,498          963        (256)       (302)        316         336
Other expense (income).......      (562)        (515)      (1,644)        (693)       (450)         48        (104)       (295)
                              ------------ ------------ ------------ ----------- ----------- ----------- ----------  --------------
Income (loss) before income
   taxes and minority
   interests.................       787           41        3,412       (3,556)      1,627        (423)      3,197       1,826
Provision for income taxes...       286           16        4,147        1,099         635         364       1,260         700
                              ------------ ------------ ------------ ----------- ----------- ----------- ----------  --------------
Net income (loss) before
   minority interests........       501           25         (735)      (4,655)        992        (787)      1,937       1,126
Minority interests...........        96                       319
Preferred dividends..........       139           29          511
                              ------------ ------------ ------------ ----------- ----------- ----------- ----------  --------------
Net income (loss)
   attributable to common
   stock.....................      $266         $ (4)     $(1,565)     $(4,655)       $992       $(787)     $1,937      $1,126
                              ============ ============ ============ =========== =========== =========== ==========  ==============
Basic and diluted EPS (5)....     $0.04       $(0.00)      $(0.23)  $(2,586.11)     $9,920      $(0.22)      $0.65       $0.38
Weighted average basic and
   diluted shares outstanding     6,884        1,476        6,884          1.8         0.1     3,510.6     2,997.0     2,963.0
French Franc per US Dollar
   exchange rate (6).........    6.0951       6.0951       5.6835       5.9843
Australian Dollar exchange
   per U.S. Dollar exchange
   rate (7)..................    0.6918                    0.7673
BALANCE SHEET DATA:
Working capital (deficiency).  $ 11,856      $ 9,137                  $(20,936)     $8,535     $11,395     $12,781      $1,060
Total assets.................   116,880      106,829                    94,697      15,624      16,309      17,549       9,629
Long term debt...............    10,542       12,042                                                            57          49
Convertible debt.............     7,000
Mandatorily redeemable
   preferred stock...........    20,709       20,709                    11,055
Stockholders' equity.........    38,548       36,348                    18,843       9,743      12,770      13,433       1,584
French Franc per US Dollar
   exchange rate (6).........    6.1890       6.1890                    5.9912
US Dollar exchange per
   Australian Dollar
   exchange rate (7).........    0.6503

-----------

(1) On July 10, 1997, the Company acquired Bolle France and related assets in a transaction accounted for as a purchase. Accordingly, the results of operations for Bolle France are included in historical results of operations from that date.

(2) In 1996, the Company paid a dividend to Lumen (its then current stockholder) of $4,019.

(3) In November 1995, Lumen acquired Bolle America in a transaction accounted for as a pooling of interests. Accordingly, Bolle America is included in all periods presented.

(4) In 1994, Bolle America paid a $50 dividend to its then current shareholders.

(5) Despite the loss before tax of $3,556 the Company recorded a tax charge of $1,099 primarily due to the creation of a valuation allowance against the entire net tax benefit arising from domestic operations, resulting in a net loss of $4,655. If the 1997 statutory tax rate of 37% had been applied to pro forma combined income before income taxes, pro forma EPS would have been $0.19.

(6) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle France. The exchange rate shown for the actual results of operations for the year ended December 31, 1997 represents the average exchange rate for the six months ended December 31, 1997 used to translate the results of operations of Bolle France included in the Company's actual result.

(7) Represents the exchange rates used to translate the results of operations and balance sheet amounts of Bolle Australia.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

General

         Until March 11, 1998, Bolle Inc. was a subsidiary of Lumen. Bolle Inc. was organized on February 3, 1997 in connection with the July 1997 acquisition by Lumen of Holding B.F., the French holding company that owned Bolle(R)'s design and manufacturing operations and certain distribution interests, including the worldwide rights to the Bolle(R) brand. Bolle Inc. is a holding company, the principal subsidiaries of which are Bolle America and Bolle France. Lumen acquired Bolle America in November 1995 and contributed Bolle America to Bolle Inc. in July 1997. Prior to being acquired by Lumen, Bolle America was a public company. Bolle Inc. became a publicly-held company on March 11, 1998, as a result of the Spinoff by Lumen to its stockholders of all of its equity interest in the Company.

         Due to the acquisition of Bolle France on July 10, 1997, only six months of results of operations of Bolle France are included in the results of operations for the year ended December 31, 1997.

         The Company has begun to develop and implement a global brand management and marketing program, resulting in increased advertising expenses. There can be no assurance that such increased expenses will result in increased sales. The Company expects that these and other expenditures required to implement its strategic plan will limit its earnings potential, particularly in 1998, and that the effects of its efforts may not be realized until 1999, if at all.

         The Company is in the process of upgrading its information systems to support the implementation of its strategy and anticipated growth. The new systems are expected to function properly with respect to dates in the year 2000 and thereafter and the new single currency which is scheduled to be introduced by the European Union at the beginning of 1999. While the Company's systems have been adequate to date, the Company began implementing the new systems in 1997 and plans to complete implementation during 1999. See "RISK FACTORS--Information Systems; Year 2000 Compliance."

         It is not anticipated that operating on a standalone basis following the Spinoff will have a significant impact on the results of operations, financial position or cash flows of the Company other than that which is disclosed herein. The Company was operated as a separate segment of Lumen's business and will continue to receive management and administrative services from Lumen on similar terms to those reflected in the historical financial statements under the Management Services Agreement.

Pro forma results of operations

         On a pro forma basis, including the results of Bolle France and Bolle Australia as if the acquisitions of Bolle France and Bolle Australia had occurred on January 1, 1997, the Company's sales were $56.1 million for the year ended December 31, 1997 and $14.3 million for the quarter ended March 31, 1998. The Company, on a pro forma basis, experienced a decline in sales and profitability from 1996 to 1997. The decline in sales and earnings reflected the following: (i) a declining rate of sales growth in the U.S. premium sunglass industry; (ii) the realization by the largest sunglass specialty retail chain in the U.S. that it had significant excess inventory and its resultant reduction of purchases from suppliers, including the Company; (iii) the impact of the supply/demand imbalance in the premium sunglass industry caused in part by this retailer's. While the Company's sales to this retailer were not significant inventory surplus, although the Company's sales to this retailer were not significant. The existence of excess inventory in the market produced downward price pressure and greater competition in all the Company's distribution channels; (iv) the loss of the Company's largest OEM customer due to a decision by the customer to stop outsourcing production of their sunglass lines; (v) an approximate 16% negative swing in the average exchange rate between the U.S. dollar (the Company's functional currency) and the French Franc; and (vi) a lack of new sunglass designs due to the distractions experienced by members of the Bolle family (including Bolle

France's chief product designer) while negotiating the sale of the family business. Additionally, the average exchange rate between the U.S. Dollar and the Australian Dollar has also been declining significantly over the last year.

         In March 1998, the Company was named as one of a limited number of preferred vendors by Sunglass Hut. Notwithstanding this positive development, the Company continues to take measures to assure it does not become unduly reliant on any one customer. While the Company believes that the market is clearing the excess inventory that adversely impacted the premium sunglass sector in 1997, there can be no assurance that inventory issues will not resurface. To that end, the Company is placing increased emphasis on the introduction of new products and on conveying an image which will support its sales in a period of future market decline. The benefits are being offset somewhat by French Franc exchange rates which continue to negatively affect the Company's results of operations.

Quarter ended March 31, 1998 compared to quarter ended March 31, 1997

         Net sales of $10.7 million for the quarter ended March 31, 1998 increased from $5.1 million for the comparable period in 1997 as a result of the acquisition of Bolle France on July 10, 1997, offset by a decrease in sales in the United States. Continued soft conditions in the U.S. market for premium sunglasses contributed to the decrease in sales in North America.

         Gross profit of $5.4 million or 50.7% for the quarter ended March 31, 1998 increased from $2.3 million or 45.1% for the quarter ended March 31, 1997. The increase in gross margin percentage reflects the higher gross margins of the Company's integrated manufacturing and distribution operations following the acquisition of Bolle France.

         Selling, general and administrative expenses for the quarters ended March 31, 1998 and 1997 were $5.4 million and $3.0 million, or 51% and 60% of net sales, respectively. The reduction in selling, general and administrative expense as a percentage of net sales reflects the change in the Company's mix of business following the acquisition of Bolle France.

         Interest expense of $0.5 million for the quarter ended March 31, 1998 reflects the cost of debt incurred to fund the Bolle France acquisition for two months and reduced debt levels due to the Spinoff after March 11, 1998. Interest expense for the quarter ended March 31, 1997 was immaterial.

         Other income consists primarily of foreign exchange transaction gains of $0.45 million for the quarter ended March 31, 1998. Other income for the comparable period in 1997 includes allocated equity income and management fee income from Eyecare Products of $0.25 million.

         Income taxes represent 39% of pretax profit for the quarter ending March 31, 1998 compared to a benefit of 32% against the pretax loss for the quarter ending March 31, 1997. The increase in the effective tax rate reflects the acquisition of Bolle France.

Year ended December 31, 1997 compared to year ended December 31, 1996

         Net sales of $32.2 million for the year ended December 31, 1997 increased from $24.4 million for the comparable period in 1996, as a result of the acquisition of Bolle France on July 10, 1997, offset by a $5.7 million decrease in sales in the United States. Soft conditions in the U.S. market for premium sunglasses contributed to the decrease in sales in North America. The largest sunglass specialty retail chain, which had been growing rapidly up until the fourth quarter of 1996, began closing outlets and returning excess inventory at the end of 1996 and throughout 1997, negatively affecting the entire premium sunglass industry. This customer represented 14% of the Company's sales for the year ended December 31, 1996 and less than 4% of the Company's sales for the year ended December 31, 1997. While overall retail sales of premium sunglasses continued to grow (though at a slower pace than in prior years), many premium sunglass manufacturers, including the Company, had overproduced in anticipation of significantly higher sales and took significant returns which eroded profit margins. The Company expects market conditions to improve during 1998.

         Gross margin increased from 50.3% for the year ended December 31, 1996 to 52.3% for the year ended December 31, 1997, reflecting the higher gross margins of the Company's integrated manufacturing and distribution operations following the Acquisition.

         Advertising and sponsoring expenses increased $0.5 million on a sales increase of $7.7 million due to the acquisition of Bolle France. As a percentage of sales, advertising and sponsoring expenses fell from 13.4% in 1996 to 11.6% in 1997, although advertising and sponsoring expenses in the U.S. increased to 17%.

         For the year ended December 31, 1997 selling, general and administrative expenses of $12.6 million increased from $8.1 million for the year ended December 31, 1996, reflecting the acquisition of Bolle France. As a percentage of sales, selling, general and administrative expenses increased from 33.1% to 39.1% in 1997. This increase resulted from the Company's change in mix of business following the acquisition of Bolle France.

         Interest expense of $1.0 million for the year ended December 31, 1997 reflects the interest expense on the debt incurred to fund the acquisition of Bolle France. In the comparable period in 1996 the Company's cash on hand generated interest income of $0.3 million.

         As a result of the above factors, pre-tax income decreased to a loss before taxes of $3.6 million in 1997 from income before taxes of $1.6 million in 1996. Excluding the impact of $3.8 million of merger and acquisition integration expenses, income before taxes for 1997 would have been $0.2 million.

         Other income consists of allocated equity income and management fee income from Lumen's investment in Eyecare Products of $0.6 million for the year ended December 31, 1997 and $0.4 million for the year ended December 31, 1996. This income was allocated to the Company by Lumen. For each of the years ended December 31, 1997 and December 31, 1996 other income also included $0.1 million of foreign exchange transaction gains.

         The Company recorded a net tax provision of $1.1 million despite the loss before taxes of $3.6 million for the year ended December 31, 1997. A provision was recorded as a result of the Company establishing a valuation allowance against the entire domestic net deferred tax asset for 1997. The acquisition of Bolle France in 1997 had a significant impact on the tax rate due to higher overall French taxes. In 1996, the effective tax rate was 39% of net income before taxes.

Year ended December 31, 1996 compared to year ended December 31, 1995

         Net sales were flat for the year ended December 31, 1996 compared to the prior year. Although the premium sunglass market continued to grow, Bolle America (the only business included in the Company at that time) was impacted by industry problems described above that reduced sales in the fourth quarter. At the end of 1996 and into 1997, the Company's "grass roots" distribution to many smaller, loyal retail outlets worked in its favor by lessening the effect of sales declines experienced in certain of the Company's larger customers. For the years ended December 31, 1996 and 1995, the Company's sales were substantially all in the United States.

         During 1996 and 1995, the Company purchased substantially all of its products from Bolle France, which did not change its pricing significantly during those years. Accordingly, the gross margin of 50% in 1996 did not change materially from the 1995 gross margin of 51%.

         For the year ended December 31, 1996, advertising and sponsoring expenses were $3.3 million versus $2.7 million for the prior year. As a percentage of sales, advertising and sponsoring expenses increased from 10.7% in 1995 to 13.4% in 1996. This increase was due to the Company's strategy of building the Bolle brand in the United States where it competes with other brands which are heavily marketed and advertised.

         Selling, general and administrative costs increased from $7.6 million in 1995 to $8.1 million in 1996 primarily due to corporate allocation of its stockholder's general and administrative expenses in 1996. In 1995, because the Company was acquired by its stockholder in November, no allocations were effected. In November 1995, the Company was acquired by its stockholder in a transaction accounted for as a pooling of interests. Accordingly, the merger related costs of $3.1 million are included in the results of the Company for 1995.

         In both 1996 and 1995, the Company's cash on hand resulted in interest income of $0.3 million.

         Other income in 1996 includes $0.4 million of allocated equity income from Lumen's investment in Eyecare Products. This income was allocated to the Company by Lumen. During 1995, because the acquisition of the Company by Lumen did not occur until November, the comparable equity income was not allocated. The 1995 amount consists of foreign exchange losses.

         The effective tax rate of 39% in 1996 represents an operating basis provision while the 1995 benefit reflects the significant effect of the merger related expenses.

LIQUIDITY AND CAPITAL RESOURCES

Quarter ended March 31, 1998

         Net cash provided by operations of $2.0 million represents the nominal net income, as well as decreases in accounts receivable and inventory and increases in accounts payable. Depreciation and amortization for the quarter ended March 31, 1998 was $0.7 million compared to $0.1 million for the same period in 1997, reflecting the acquisition of Bolle France, Capital expenditures of $0.08 million represent an increase of approximately $0.05 million from the comparable period in 1997. These operating and investing activities were financed through proceeds from indebtedness to related parties through March 10, 1998. On March 11, 1998 the Company executed a Credit Agreement with a banking syndicate. Proceeds from the Credit Agreement were used to repay a portion of indebtedness to Lumen. The remaining indebtedness to Lumen was capitalized in connection with the execution of the Contribution Agreement on March 12, 1998. There are currently no intercompany credit arrangements between Lumen and the Company. Management believes that availability under the Credit Agreement, along with cash provided from operations, will be sufficient to fund the Company's cash, operating, investing and debt servicing requirements for the next twelve months. It is not expected that repatriation of French Franc cash flows, if any, will have a significant impact on liquidity.

Year ended December 31, 1997

         Net cash provided by operating activities during the year ended December 31, 1997 of $1.1 million represents the net loss offset by the positive effect on non-cash expenditures and the reduction of inventory and accounts receivable. Depreciation and amortization for the year ended December 31, 1997 was $1.5 million compared to $0.4 million for 1996, reflecting the acquisition of Bolle France. Cash paid for acquisitions in 1997 represents the purchase of Bolle France net of cash received from the acquisition. Capital expenditures of $0.7 million representing a $0.3 million increase over 1996 was due to the acquisition. These operating and investing activities were financed through proceeds from indebtedness to related parties, primarily through borrowings from Lumen which were funded by Lumen through its revolving credit facility. During 1997 the Company borrowed US dollars from Lumen at a rate of 8% and French Francs at a rate of 5.5%. On March 11, 1998 the Company executed the Credit Agreement which has substantially the same terms as the Lumen facility. Proceeds from the Credit Agreement were used to repay a portion of indebtedness to related parties. There are currently no intercompany credit arrangements between Lumen and the Company. Management believes that availability under the Credit Agreement, along with cash provided from operations will be sufficient to fund the Company's cash, operating, investing and debt servicing requirements through the end of 1998. It is not expected that repatriation of French Franc cash flows, if any, will have a significant impact on liquidity.

         In conjunction with the acquisition of Bolle France and the Spinoff, the Company is subject to interest on approximately $17 million of senior indebtedness owed to NationsBank at an average current rate of approximately

6.5%. Although this represents significantly less than the indebtedness owed by Bolle America to Lumen outstanding prior to the Spinoff, it is nevertheless higher than indebtedness had been prior to the Bolle France acquisition. In addition, the acquisition of Bolle France has resulted in additional annual depreciation and amortization of approximately $1.6 million, significantly increasing selling, general and administrative expenses as a percentage of sales.

         In connection with the issuance of the Convertible Notes, non cash interest expense will be recognized in the statement of operations and the effective rate will fluctuate with the market value of the Common Stock.

         In connection with the Contribution Agreement executed on March 12, 1998, between Lumen and the Company, approximately $17 million of indebtedness to related parties incurred to finance the acquisition of Bolle France was capitalized. This reduction in the Company's debt improves working capital levels.

SEASONALITY

         The Company's sunglass business is seasonal in nature with the second quarter having the highest sales due to the increased demand for sunglasses during that period. The Company's goggle business is seasonal in nature with the first quarter having the highest sales due to the increased demand for goggles during the ski season. This seasonality is partially offset by safety eyewear sales worldwide.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Approximately $6.5 million of the Company's revenues for the quarter ended March 31, 1998 and $80 million of its total assets, including intangible assets of $59 million as of March 31, 1998 were denominated in French Francs. Approximately $12 million of indebtedness at March 31, 1998 was denominated in French Francs bearing interest at variable rates based upon the French Franc LIBOR rate. The Company may from time to time enter into forward or option contracts to hedge the related foreign exchange risks. The Company does not enter into market risk sensitive transactions for trading or speculative purposes.

NEW ACCOUNTING STANDARD

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting of operating segment information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial statements issued to shareholders. The statement is effective for all periods beginning after December 15, 1997. The Company presently reports as one operating segment and two geographical segments, and expects to continue to do so. The Company plans to adopt SFAS No. 131 in its financial statements for the year ended December 31, 1998.

                              RECENT DEVELOPMENTS

         On March 11, 1998, the Company became a publicly-held company as a result of the Spinoff by Lumen to its stockholders of all of its equity interest in the Company. In connection with the Spinoff, Lumen and Bolle entered into various transactions, including transactions that result in ongoing relationships between them as described below. As a development to its business strategy, the Company has agreed to acquire its Australian distributor and is negotiating to purchase its U.K. distributor. To help finance this strategy, the Company secured a credit facility for an aggregate of U.S. $28,000,000 and recently completed the sale of $7,000,000 aggregate principal amount of its Convertible Notes.

SPINOFF

         Transfer of the Non-ORC Business to the Company. Effective March 11, 1998, the Company received from Lumen all of Lumen's assets other than assets related to Lumen's ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen, and the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to the ORC Business. Pursuant to the terms of the Contribution Agreement, the Company assumed and has agreed to pay, when and as due, and discharge all debts, liabilities, obligations and taxes in respect of these assets and liabilities. Assigned assets and assumed liabilities include, without limitation, all interests, rights, duties and obligations of Lumen relating to AAi (which purchased Foster Grant) and to Superior Vision Services, Inc.; certain assets, rights, and obligations relating to Sterling Vision, Inc.; the Management Agreement between Lumen and Eyecare Products, as well as all of Lumen's right, title and interest in and to shares of stock of Eyecare Products; and all rights and interests in and to rental payments received by Lumen (as assignee) pursuant to an Industrial Lease by and between Bartley Optical Sales, Inc. and ORC dated as of December 8, 1995 and a Lease Agreement, dated as of May 3, 1996, between Monsanto Company and ORC.

         Investments in Affiliates and Other Assets. As a result of the Spinoff, the Company holds a 23% equity interest in Eyecare Products. Eyecare Products, which is quoted on the London Stock Exchange, is one of the largest optical frame manufacturers in France with approximately $90,000,000 in sales in 1997. Eyecare Products has one operating subsidiary, L'amy Group. Eyecare Products reported net assets of approximately $28.5 million at December 31, 1997 with profit before tax of approximately $1.7 million. The Company has entered into an option agreement to sell its investment in Eyecare Products at the end of 1998. However, there is no certainty that this option will be exercised and accordingly, the Company has been advised that Eyecare Products is also actively exploring other possible strategic initiatives. The Company and Eyecare Products have explored manufacturing product for each other as Eyecare Products specializes in metal frames and the Company specializes in nylon frames. However, to date there is no significant business between the two companies.

         As a result of the Spinoff, the Company also owns convertible redeemable preferred stock of Foster Grant Holdings, Inc. (the "FGH Preferred Stock") with a book value of $1,000,000. The FGH Preferred Stock is convertible into shares of common stock of AAi. AAi, which purchased the Foster Grant business from Lumen in 1996, is a privately held company and is the largest distributor of value-priced sunglasses, reading glasses and jewelry accessories in the United States. Pursuant to the Contribution Agreement, Bolle has agreed that, to the extent Bolle exchanges all, but not less than all, of its FGH Preferred Stock for shares of common stock of AAi, Bolle will deliver to Lumen 35.71% of all the AAi shares received by Bolle (the "AAi shares"), together with any rights attaching thereto. If AAi undertakes a successful initial public offering before December 1999, the Company can elect to receive the equivalent of $7,000,000 in equity in AAi in exchange for its FGH Preferred Stock (if not already exchanged), of which the Company will keep $4,500,000 and Lumen will receive $2,500,000 pursuant to the terms of the Contribution Agreement. However, the Contribution Agreement provides that in the event that Bolle does not obtain the AAi Shares, Bolle agrees to pay to Lumen the first $2,500,000 received by Bolle from proceeds (the "Proceeds") relating to (i) the sale by Bolle of its shares of FGH Preferred Stock or (ii) the redemption by Foster Grant Holdings, Inc. of the FGH Preferred Stock. In the event that Lumen does not receive either the AAi Shares or $2,500,000 from Bolle, as described above, on or before the date that is five years after the effective date of BEC's merger with ILC Technology, Inc. ("ILC") (March 12, 1998), Bolle shall promptly pay to Lumen, an amount equal to $2,500,000 less any amount previously paid to Lumen by Bolle from the proceeds.

         In exchange for receiving assets under the Contribution Agreement, the Company has assumed liability for and has agreed to indemnify Lumen against, the following potential liabilities, which do not involve any material present claims or known liabilities, in connection with Lumen's indemnification obligations under the following: a guaranty of the minimum display purchase requirements of Foster Grant from HMG World-Wide Corporation and its subsidiary Intermark Corp., a Foster Grant supplier; certain agreements and obligations under a (since then repaid) $3,500,000 mortgage with Wells Fargo Bank (Texas) and Lumen as successor to Foster Grant; any remaining Lumen or Benson obligations relating and pursuant to (i) the Agreement and Plan of Merger dated July 26, 1995, among Benson, BEC Acquisition Corp. and Bolle America, (ii) the Asset Purchase Agreement dated May 3, 1996, among Benson, Lumen, and Monsanto Company, and (iii) the merger of Essilor into Benson, effective May 3, 1996; certain immaterial pending litigation; and the Stock Purchase Agreement between Lumen and Lantis Eyewear Corporation, dated November 14, 1996, as amended relating to the Eyecare Products shares transferred to the Company pursuant to the Contribution Agreement. See "RISK FACTORS--Assumption of Liabilities and Indemnification of Lumen by the Company."

         In May 1998 the Company sold the Foster Grant building which it received in connection with the Spinoff and was leased by Foster Grant, for approximately $5,800,000, representing net cash proceeds of approximately $2,000,000 after mortgage repayment and expenses.

         In addition, the Indemnification Agreement, which is in effect until June 30, 2000, except for liabilities under environmental laws, for which the term is seven years, and tax liabilities, for which the term is the applicable statute of limitations, provides that the Company will indemnify Lumen against any and all liabilities incurred or suffered by Lumen related to the following:
(i) Lumen and its subsidiaries, excluding the ORC Business, prior to or in connection with the Spinoff; (ii) the Company and its subsidiaries subsequent to the Spinoff; (iii) any environmental laws in connection with the business operations of Lumen or its subsidiaries or their predecessors (including the ORC Business) prior to the date of the Spinoff and the current, past or future business operations of the Company and its subsidiaries or any of their predecessors; (iv) any claims by Monsanto Company for indemnification in connection with the Asset Purchase Agreement among Benson, Lumen and Monsanto Company dated February 11, 1996; and (v) the enforcement by Lumen of its rights under the Indemnification Agreement, and that Lumen will indemnify the Company against all losses that are suffered by Bolle related to: (i) Lumen's business after the Spinoff; (ii) the ORC Business before the Spinoff (other than environmental liabilities); or (iii) enforcing the Company's rights under the Indemnification Agreement. In addition, the Indemnification Agreement sets forth each party's rights and obligations with respect to payments and refunds relating to certain taxes and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. In general, Bolle has agreed to indemnify Lumen for taxes relating to the business of Lumen (excluding the ORC Business) and for taxes attributable to the Spinoff and certain other transactions, and Lumen has agreed to indemnify Bolle for taxes relating to the ORC Business. In addition, the Indemnification Agreement sets forth each party's rights and obligations with respect to payments and refunds relating to certain taxes and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities. In general, the Company has agreed to indemnify Lumen for taxes relating to the business of Lumen (excluding the ORC Business) and for taxes attributable to the Spinoff and certain other transactions, and Lumen has agreed to indemnify the Company for taxes relating to the ORC Business. See "RISK FACTORS--Assumption of Liabilities and Indemnification of Lumen by the Company."

         Management Services Agreement. Bolle and Lumen have entered into a Management Services Agreement pursuant to which Lumen has agreed to provide certain management services to Bolle in return for the payment by Bolle of a $60,000 monthly fee. See "RISK FACTORS--Management Services Agreement" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Management Services Agreement."

         Assumption by the Company of Lumen's Liabilities Relating to the Acquisition of Bolle France. The Company assumed all obligations and liabilities of Lumen to each of the Sellers which Lumen incurred in connection with the purchase of Bolle France. In addition, each Seller conveyed to the Company all shares of Lumen preferred stock held by such Seller and the Company issued in exchange to each Seller, an amount of shares of Series B Preferred Stock equal to the number of shares of Lumen preferred stock conveyed by such Seller to the Company. No shares of Common Stock were issued to the holders of outstanding shares of Lumen preferred stock or Series A Preferred Stock pursuant to the Spinoff. Lumen furthermore canceled all Lumen warrants outstanding as of the Spinoff record date, and the Company issued in exchange to each holder of canceled Lumen warrants, Bolle Warrants to purchase 663,618 shares of Common Stock, with an exercise price per Warrant equal to $9.95. No shares of Common Stock were issued to holders of outstanding Lumen warrants or Bolle Warrants pursuant to the Spinoff. See "DESCRIPTION OF CAPITAL STOCK--Preferred Stock" and "--Warrants."

         Bolle Options. Lumen options outstanding with respect to employees who were employed by the Company after the Spinoff were canceled in exchange for Bolle Options having similar terms and conditions and an equivalent economic value to the canceled Lumen options. In addition, management employees of Lumen who are providing services to the Company under the Management Services Agreement were granted Bolle Options under the Plan in connection with the Spinoff. As a result of the Spinoff, Bolle Options to purchase a total of 860,330 shares of Common Stock were issued by the Company.

CONVERTIBLE NOTES

         On May 29, 1998 the Company completed the sale of $7,000,000 aggregate principal amount of its Convertible Notes to Och Ziff Fund, under an exemption from registration under the Securities Act. Pursuant to the terms of the Convertible Subordinated Note Purchase Agreement, the Convertible Notes are convertible at any time at the option of the holder(s) thereof into a maximum of 1,333,333 shares of Common Stock at a conversion price of $5.25 per share (the "Conversion Price"). The Company may cause the conversion of the Convertible Notes at the Conversion Price at any time following the sixtieth day after the date of the Prospectus, if the closing price of the Common Stock is in excess of $7.0875 for 20 consecutive trading days and the Shares underlying the Convertible Notes have been registered for resale under the Securities Act. Under certain circumstances, including if the Company fails to convert or redeem any Convertible Notes when due, the Company becomes obligated to repay the principal amount (up to a maximum of $7,000,000) in cash and to issue up to a maximum of 360,000 Shares to the holder(s) of such Convertible Notes. All the Shares issuable pursuant to the terms of the Convertible Notes Purchase Agreement will, if issued, be eligible for resale upon issuance pursuant to this Prospectus. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION." Unless otherwise provided by the terms of any indebtedness of the Company, the Convertible Notes are subordinate to the rights of the Lenders (as defined below) under the Credit Agreement and other ordinary creditors of the Company for all purposes other than the issuance of the Shares. See "DESCRIPTION OF CAPITAL STOCK--Convertible Notes."

CREDIT AGREEMENT

         On March 11, 1998, the Company entered into the Credit Agreement, pursuant to which the lenders party thereto (the "Lenders") and NationsBank, N.A., as agent ("NationsBank" or the "Agent") have agreed to make available to the Company (i) a term loan facility denominated in French Francs of FF61,290,000 ($10,000,000 at the time of drawdown) for a term of five years,
(ii) a revolving credit facility denominated in U.S. Dollars or French Francs, at the Company's option, of up to $18,000,000 for a term of three years and
(iii) a letter of credit facility of up to $5,000,000 for a term of three years, provided that no letter of credit need be issued if the aggregate sum of all draw downs under the letter of credit facility and the revolving credit facility exceeds $18,000,000. The Company may use borrowings under the Credit Agreement for working capital, to finance capital expenditures permitted under the Credit Agreement, to finance the acquisition of Bill Bass Optical and Bolle U.K., to refinance certain existing indebtedness, and for other miscellaneous corporate purposes. The Company, NationsBank and the Lenders entered into Amendment No. 1 to the Credit Agreement on May 29, 1998 for the purpose of amending the Credit Agreement to permit the issuance of the Convertible Notes and the optional redemption, repayment or conversion thereof, as contemplated by the Convertible Note Purchase Agreement.

         Interest accrues on borrowings outstanding under the term loan facility and on French Franc borrowings outstanding under the revolving credit facility at a fixed rate, which is based on the London Interbank Offered Rate ("LIBOR") for French Francs, currently approximately 6%. Interest accrues on dollar borrowings outstanding under the revolving credit facility at either, at the Company's option, (i) a variable rate based on the greater of (x)

NationsBank's prime rate or (y) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System or (ii) a fixed rate, based on LIBOR for U.S. Dollars.

         The Company, each domestic subsidiary of the Company and, in the case of (i) and (ii) below, ORC Management Corporation (collectively, the "Guarantors") executed, among other documents, (i) a Second Amended and Restated Guaranty Agreement dated as of March 11, 1998 for the benefit of the Lenders, guaranteeing the payment of the obligations of the Company to the Lenders under the Credit Agreement (the "Obligations"); (ii) a Second Amended and Restated Security Agreement dated as of March 11, 1998, granting to the Lenders a security interest in, among other things, their inventory, receivables, equipment, contracts and all general intangibles as security for payment of the Obligations and (iii) a Second Amended and Restated Intellectual Property Security Agreement dated as of March 11, 1998, granting to the Lenders, among other things, a security interest in material intellectual property, as security for payment of the Obligations. In addition, pursuant to the terms of a Stock Pledge Agreement dated as of March 11, 1998, entered into by the Company and certain of its subsidiaries, the Company pledged to the Agent 100% of the capital stock of the Company's domestic subsidiaries owned by the Company; 65% of the voting stock and 100% of the non-voting common stock owned by the Company of any direct foreign subsidiaries of the Company acquired or created after March 11, 1998 and 100% of the capital stock owned on March 11, 1998 by the Company of any foreign subsidiary of the Company, to the extent that such pledge would not result in adverse material tax consequences for the Company.

         Pursuant to and subject to the terms of the Credit Agreement, the Company may borrow under the revolving credit facility until March 11, 2001, at which time the revolving credit facility terminates and all amounts outstanding thereunder become due and payable. The term loan facility is subject to repayment in accordance with the schedule set forth in the Credit Agreement, with the final payment of all amounts outstanding, together with accrued interest thereon, being due and payable on March 11, 2003. The Credit Agreement also requires the Company to make certain mandatory prepayments and allows the Company to make optional prepayments.

         Pursuant to the Credit Agreement, the Company is subject to certain covenants, including, without limitation, restrictions on: (i) the incurrence of additional indebtedness; (ii) the creation of liens on the Company's property or assets; (iii) future acquisitions and mergers, except for the acquisition of Bolle U.K., Bolle Australia and Bolle U.K.; (iv) the payment of dividends, redemptions or distributions and (v) a change of control. The Company is also required to maintain, among other things, certain minimum consolidated fixed charge ratios, certain consolidated leverage ratios and consolidated net worth in accordance with the provisions of the Credit Agreement.

         As of March 31, 1998, the Company had debt outstanding under the Credit Agreement of approximately $17,000,000, with additional borrowing availability of approximately $11,000,000 and was in compliance with all financial covenants. The Company has agreed to use the aggregate proceeds of the sale of the Convertible Notes to repay a portion of its outstanding indebtedness under the Credit Agreement.

ACQUISITIONS

         Bolle Canada Acquisition. Consistent with its strategy of consolidating certain of its distributors through acquisitions or other arrangements, the Company acquired its Canadian distributor, Bolle Canada in March 1998. Pursuant to the terms of a Memorandum of Understanding dated February 6, 1998 by and between the Company and the other shareholder of Bolle Canada, the Company purchased from such shareholder for approximately $60,000, 49% of the outstanding capital shares of Bolle Canada, giving the Company 100% ownership of Bolle Canada. The Company also agreed to provide the seller with certain benefits to which he had been entitled as a director and officer of Bolle Canada for a period of one year from the date of closing of the Bolle Canada acquisition, and released the seller from all actual, pending or potential obligations and liabilities in respect of the Company and Bolle Canada, except for any such obligations and liabilities arising under the terms of the Memorandum of Understanding. The acquisition of Bolle Canada by the Company does not constitute a significant acquisition for purposes of financial disclosure.

         Bill Bass Optical Acquisition. Under the terms of the Share Sale Agreement, the Company has agreed to purchase 75% of Bolle Australia (after reimbursement of certain outstanding indebtedness and excluding certain real estate assets and other interests in unrelated businesses), 100% of Bolle Asia and the 49% of Bolle Sunglasses not already owned by the Company. The purchase price is approximately (i) $3,900,000 in cash and (ii) shares of Common Stock with an agreed value of approximately $2,300,000 subject to adjustment, of which (a) 248,388 shares (or approximately 60%) were issued at the execution of the Share Sale Agreement subject to the closing thereof and may be resold by the Bill Bass Trust pursuant to this Prospectus, and (b) the remainder or 191,312 Shares may be issued no later than twelve months after the closing. The transaction is anticipated to close in the second quarter of 1998. The Company has agreed to indemnify the Bill Bass Trust against certain liabilities which it may incur in connection with the transactions contemplated by the Share Sale Agreement. The Bill Bass Trust has granted the Company a call option to purchase the remaining 25% interest which it has not conveyed to the Company pursuant to the Share Sale Agreement. The Bill Bass Trust has the right to put such shares for purchase by the Company if none of Messrs. Franklin, Ashken or Kiedaisch are members of the Board of Directors of the Company and in any event after five years from the date of the Share Sale Agreement. The Company has agreed for so long as the foregoing options shall be outstanding, to maintain the net tangible assets of Bolle Australia above $2,300,000 and not to sell any shares of Bolle Asia. The acquisition of Bolle Australia does not constitute a significant acquisition for purposes of financial disclosure.

         Bolle U.K. Acquisition. The Company is negotiating to bring its shareholdings in Bolle U.K. to 75%. The Company contemplates that it will pay approximately $1,600,000 in cash at closing and to issue $150,000 in shares of Common Stock each year for three years following the closing of the acquisition, which shares will be eligible for resale upon issuance pursuant to this Prospectus. Bolle U.K. is the exclusive distributor of Bolle safety products in the U.K. and has a leading share of this market. While this business, like Bolle Canada, is relatively small in size, its proposed acquisition reflects the Company's consolidation strategy. The acquisition of Bolle U.K. does not constitute a significant acquisition for purposes of financial disclosure.

                                    BUSINESS

INTRODUCTION

         The Company designs, manufactures and markets premium sunglasses and sport shields, goggles and safety and tactical eyewear under the Bolle(R) brand. Bolle(R) products enjoy worldwide recognition and a high quality image in the sport and active lifestyle markets, particularly skiing, golf and cycling as well as a growing reputation in the larger, fashion driven recreational sunglass market. The Company's safety and tactical business, which accounts for approximately half of the Company's aggregate unit sales, serves the specialty segment of the safety eyewear market, including laser protection products and military applications.

         The recent creation of Bolle Inc. through the combination of Bolle America and Bolle France consolidates the Company's ownership of the worldwide rights to the Bolle(R) trademark for the Company's products with its international manufacturing and distribution capabilities into one organization. For the first time, the Company is positioned to develop and execute a unified marketing strategy targeted at promoting the Company's competitive advantages. The Company believes that these advantages include its strong brand name, integrated design, production and marketing capabilities, superior technology, specialized product offerings, established international distributors in over 40 countries and a one-hundred year long heritage of producing quality products. The Company intends to integrate its international distributors into a cohesive worldwide network and add new distributors through acquisitions or distributorship agreements. See "--Business Strategy."

         In recent years, the retail sunglass market has experienced the emergence of a specific premium market, reflected by increased sales of higher-priced and quality-oriented products. The Company competes in the premium sunglass market. Based on available industry data, the Company believes that sales of premium sunglasses grew from $825 million in 1989 to $1.6 billion in 1996. The factors which contribute to the growth of this market include advancements in product technology, growing demand for specialized sunglasses, increased health concerns and greater fashion and image consciousness, all of which encourage multiple purchases. The Company also competes in the special purpose safety and tactical eyewear market. Safety and tactical eyewear products may be designed for general or special purpose. The factors which may contribute to the potential growth of this market include increasing regulation of safety eyewear, new special purpose applications, advancements in product technology and growing demand for more style-oriented products. The Company believes that both its sunglass and safety and tactical eyewear products, with their increased user-specific characteristics and proven long-standing reputation for style and high performance, are suited to today's consumer preferences in their respective markets.

         The Company has recently announced the following corporate developments, which constitute a significant start to its growth strategy:

         Worldwide Marketing Initiative. The Company has launched a worldwide marketing initiative to promote a consistent brand image through (i) coordinated advertising campaigns in major international and local media and at retail locations; (ii) focused sponsorship of athletes attracting international interest; and (iii) for the first time, a single marketing and product brochure for distributors worldwide. Through a sport-specific approach the Company plans to emphasize the technological, style and performance characteristics of Bolle(R) products. In March, 1998, Sunglass Hut identified Bolle as one of a select number of preferred vendors. The Company intends to grow its business with Sunglass Hut through prime store locations, cooperative marketing and chain wide distribution of products.

         Significant Endorsement Advertising. As part of its strategy of building a unified global marketing program, the Company has entered into agreements with several world-famous athletes to endorse Bolle products. Such athletes include Martina Hingis, the youngest number one-ranked player in the history of women's tennis; Jacques Villeneuve, the current formula one racing world champion; Picabo Street and Jean-Luc Cretier, 1998 Olympic Super G and downhill gold medalists, respectively, and Steve Jones, winner of the 1996 golf U.S. Open. In addition, Bolle has sponsorship programs with over a thousand athletes worldwide who wear Bolle(R) products in competition.

         Focused Product Offerings. The market for premium sunglasses has shown a trend towards consumer preference for sport-specific eyewear. In 1992, the Company was the first to introduce a line of sunglasses specifically designed for golfers. The Company is in the process of focusing its sunglasses and sport glasses based on their use rather than their design, style or other defining criteria. For instance, the Company recently introduced its Competivision(TM) sunglasses, a new model of sunglasses specifically suited to the needs of tennis players with a high performance selective light filtration system designed to enhance the clarity of yellow tennis balls. The Company has a tradition of designing and manufacturing sport-specific eyewear in consultation with its sponsored athletes. The Company believes that its experience in designing sport specific eyewear products makes it particularly well positioned to respond to current trends in consumer preferences.

         Alyn Supply Agreement. Consistent with its traditional focus on technological innovation, in October 1997, the Company entered into the three-year exclusive Alyn Supply Agreement with Alyn, a manufacturer of specialized metal frames, to create premium sunglass frames using Boralyn(R), a special patented metal matrix providing greater strength and stiffness to weight ratios than titanium, which is currently considered the leading metal for advanced metal eyewear. Development work on the Boralyn(R) line is in progress, with a launch planned for 1999.

         Acquisition of Distributors. As part of its strategy of consolidating its distributors, the Company acquired in March 1998 its Canadian distributor, Bolle Canada, and in May 1998 entered into the Share Sale Agreement to purchase 75% of Bolle Australia, which is the largest independent distributor of the Company's products and the sole distributor of the Company's products in Australia, where the Company believes it commands a leading market share. The Company has agreed to purchase 75% of Bolle Australia, 100% of Bolle Asia (the distributor of the Company's sunglasses in Southeast Asia), and the 49% of the shares of Bolle Sunglasses (the distributor of the Company's sunglasses in the U.K.) not already owned by the Company for an aggregate price of approximately U.S.$6,250,000, consisting of U.S.$3,900,000 in cash and U.S.$2,300,000 in
Common Stock, or 439,700 Shares which will be eligible for resale hereunder. For a period of five years following the closing of the transaction and subject to certain options to purchase or sell the same, the Bill Bass Trust would retain a 25% ownership interest in Bolle Australia providing it with a 25% share in the profits generated by Bill Bass Australia and a pro rata share of any distributions therefrom. See "RECENT DEVELOPMENTS."

INDUSTRY OVERVIEW

   The Premium Sunglass Market

         The sunglass market consists of two main segments, premium and value-priced. The premium market is defined by products with retail price points of $30 and over and the value-priced segment is defined by products with retail price points below $30. The Company competes in the premium, and not the value-priced, sunglass market. The Company's premium sunglass business accounts for approximately half of the Company's aggregate unit sales and 70% of the Company's total sales. The Company's main competitors are Bausch & Lomb Incorporated ("Bausch & Lomb"), the marketer of the Ray Ban, Killer Loop, Arnette and Revo brands, Luxottica Spa ("Luxottica"), and Oakley, Inc. ("Oakley"), which together control approximately 60% of the premium market segment and several other companies with smaller market shares. The Company focuses on the $60 to $90 price point range, which the Company believes differentiates it from its major competitors in the sport segment whose average price is in excess of $100. Approximately 19 million pairs of premium sunglasses were sold in 1996 for a total value of $1.7 billion. Based on available industry data, the Company believes that sales of premium sunglasses grew from $825 million in 1989 to $1.7 billion in 1996.

         The key factors contributing to the continuing growth in the premium sunglass market include the following:

         Advancements in Product Technology. New products and technologies are continually being introduced in the industry to improve the quality and durability of frames and lenses. Advances include (i) lightweight, virtually unbreakable, polycarbonate lenses for better comfort and safety; (ii) interchangeable lenses offering multiple styles and functions for a particular frame; (iii) scratch resistant coatings for longer lasting lenses; and (iv) anti-reflective coatings to reduce glare and eyestrain, improve visual clarity and cosmetic appeal. These innovations are increasing the overall range of products in the market as well as, in many cases, profit margins.

         Growing Demand for Specialized Sunglasses Leading to Multiple Purchases. In addition to consumer concern for quality eye protection and the growing importance of sunglasses as a fashion accessory, demand for specialized sunglasses to be used as equipment in different sports and activities has grown. This additional customer demand has resulted in more product offerings, greater frequency of purchases by consumers and increased brand awareness.

         Increased Health Concerns. Consumer awareness of the harmful effects of ultraviolet rays on the eyes and the overall importance of health concerns have increased. This has resulted in greater willingness by consumers to pay more for premium sunglasses believed to provide greater eye protection. In addition, as the proportion of the population who require corrective eyewear increases, the demand for prescription sunglasses is expected to rise. Non-prescription sunwear sales are likely to be driven by the growing number of people opting to have their vision surgically corrected.

         Increased Fashion and Image Content. Sunglasses are increasingly being used as fashion accessories for dress, casual and recreational activities. A number of leading designers, such as Giorgio Armani, Calvin Klein, Guess, Nautica and Polo Ralph Lauren, among others, are leveraging the appeal of their brand names by offering lines of sunglasses. As the emphasis shifts to include function and fashion, the offerings of shapes and colors have been expanded, creating more sunglass choices and resulting in more frequent purchases by customers.

   The Safety and Tactical Eyewear Market

         Safety and tactical eyewear products may be designed for general or special purpose. General purpose safety and tactical eyewear products provide undifferentiated protection against hazards such as flying objects, glare and liquid. Special purpose safety and tactical eyewear products are designed to fit the needs of a particular category of customers in addition to providing the same protection features as general purpose safety and tactical eyewear products. The Company competes in the special purpose segment of the safety and tactical eyewear market. The Company's main competitors are Bacou USA, Inc., the marketer of Titmus(R) and Uvex(R) products, WGM Safety Corp. (a subsidiary of French manufacturer Christian Dalloz S.A.) which distributes its products under the Willson Safety Products trade name, and Crews, Inc., which distributes its products under the Crews Safety Products trade name. The Company's safety and tactical business accounts for approximately half of the Company's aggregate unit sales and 30% of the Company's total sales. The Company focuses on the $3 to $25 price point range.

         The key factors which may contribute to the potential growth of the safety and tactical eyewear market include the following:

         Increased Regulation of Safety Eyewear. Demand for safety eyewear products is driven by government regulations promulgated by agencies such as the Occupational Safety and Health Administration, the Mine Safety and Health Administration and the National Institute of Occupational Safety and Health mandating the use of personal protective eyewear for certain job classifications and work-site environments. Other factors creating requirements for personal safety eyewear products at the workplace include the rising cost of insurance, costs and liabilities relating to worker injury and increased safety awareness.

         New Special Purpose Applications. Demand for laser eye protection equipment has risen as a result of the generalized use of lasers in manufacturing processes, military operations and for medical treatment. Other special purpose applications which have developed in recent years include protective eyewear for firefighters, sky divers and paratroopers.

         Advancements in Product Technology. Technological trends in the industry include a move toward lighter-weight and thinner polycarbonate lenses, special applications lenses, such as infrared lenses, and increased


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

use of coatings, such as scratch resistant and anti-fog coatings. Consumer preferences include lighter and more sophisticated products as more demand for protective eyewear products arises from service industries, schools and hospitals. In 1989, the American National Standards Institute changed the standard pertaining to eye and face protection products. Under the new standard, the evaluation of safety and tactical eyewear products shifted from design to performance based criteria. As a result, producers moved to incorporate more technology in their manufacturing processes to improve product performance.

         Demand for Style-Oriented Products. Style and comfort have led to better user acceptance and even desirability. Product users prefer fashionable and comfortable safety and tactical eyewear products. Therefore, the Company believes that industrial purchasers are inclined to select functional products which combine the characteristics of fashion and comfort whenever available because product users are more likely to wear such products regularly, thereby increasing regulatory compliance and reducing the risk of injury. As a result, more spectacles and wrap around styles are being developed, as opposed to heavier and bulkier goggles and face shields. Rising demand for a broader variety of lens options, styles and colors is also expected.

         Private Placement. On June 1, 1998 the Company completed the sale of $7,000,000 aggregate principal amount of its Convertible Notes to Och Ziff Fund pursuant to an exemption from registration under the Securities Act. See "RECENT DEVELOPMENTS" and "DESCRIPTION OF CAPITAL STOCK--Convertible Notes." The Convertible Notes are convertible at any time at the option of the holder(s) thereof and, under certain circumstances, of the Company into a maximum of 1,333,333 Shares of Common Stock. Under certain circumstances, including if the Company fails to convert or redeem any Convertible Notes when due, the Company becomes obligated to repay the principal amount of such Convertible Notes (up to a maximum of $7,000,000) in cash and to issue up to 360,000 shares to the holder(s) of such Convertible Notes. All the Shares issuable pursuant to the terms of the Convertible Note Purchase Agreement will, if issued, be eligible for resale hereunder. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

BUSINESS STRATEGY

         Building on its technological heritage and its other competitive advantages, the Company intends to leverage its established international distributors in over 40 countries through a worldwide marketing initiative to expand the Bolle(R) brand aggressively.

   Competitive Advantages

         The Company believes that it has the following competitive advantages:

         Strong Brand Name. Bolle(R) products enjoy a strong reputation for high performance and style. This reputation is based on the superior technical characteristics of the Bolle(R) frames and lenses. Because famous brand names are known to trigger instant appeal among consumers, the Company continuously seeks to strengthen consumer perception of the Bolle(R) brand name as representing high quality, technologically advanced and fashionable eyewear products. The Company believes that the Bolle(R) brand ranks among the five best known brands in the premium sport sunglass market and is especially strong among consumers having an active lifestyle, such as skiers, cyclists, surfers and other sports enthusiasts. As a result, the Company has the ability to lead the market for certain of its products. For example, Bolle(R) ski goggles collections such as Chrono(TM) and Future(TM) have been recognized as setting standards for quality products in their market by numerous ski champions. The Company will continue to pursue its constant search for superior lens technology as well as improved frame quality and design with the objective of achieving increased brand recognition and greater differentiation from its competitors.

         Integrated Design, Production and Marketing. As a result of its July 1997 acquisition of Bolle France, the Company owns the production and design capabilities of Bolle France and the worldwide rights to the Bolle(R) brand for its products. The Company believes that this organization enables the Company to develop and execute a unified worldwide marketing and distribution strategy focused on expanding the Bolle(R) brand with a consistent brand image and design innovation. The Company's design team, which is supervised by Mr. Maurice Bolle, oversees the entire design process from mold creation to the final lens development stage. The Company enjoys flexible manufacturing in Oyonnax, France through the use of local subcontractors, while retaining control over manufacturing and all its proprietary processes.

         Superior Technology. Bolle(R) eyewear products incorporate several unique technological features, thus enabling the Company to better differentiate itself from its competitors. The best known of these features is Bolle(R) hydrated "memory" nylon, a virtually unbreakable material obtained through a proprietary process owned by the Company. The Company uses this special process to saturate the nylon material so that it retains moisture. Bolle nylon frames return to their original shape after mistreatment, which significantly improves product life. In addition, unlike most of its competitors, the Company manufactures its own polycarbonate lenses. The Company's primary lens material is polycarbonate, a lighter and more impact resistant material than glass which provides 100% protection from damaging ultraviolet light. Bolle(R) proprietary lenses provide each eye with a separate optical center of focus, which permits the use of wraparound designs with wide coverage without sacrificing overall optical clarity or introducing distortion. The Company also offers an interchangeable lens system (marketed under the Breakaway(TM) brand), which enables consumers to customize the look and function of certain Bolle(R) products by offering different lenses that fit in the same frame. Consistent with its traditional focus on technological innovation, the Company continues to search for new technologies. The Company has entered into a six-year exclusive Supply Agreement with Alyn to create premium sunglass frames using Boralyn(R), a special patented metal matrix providing greater strength and stiffness to weight ratios than titanium, which is currently considered the leading metal for advanced metal eyewear. As a result of its superior technological characteristics, Bolle(R) eyewear is known for its durability, resiliency and light weight, all characteristics that are important to customers engaged in sports and leisure activities. It is the Company's objective to continue to develop, manufacture and sell products with these superior quality and durability characteristics.

         Specialized Product Offerings. The market for premium sunglasses has shown a trend toward consumer preference for sport-specific eyewear. The Company is in the process of focusing its sunglasses and sport glasses based on their use rather than their design, style or other defining criteria. The Company has a tradition of designing and manufacturing sport-specific eyewear products in cooperation with its sponsored athletes. For example, the Company has worked with French Olympic ski champions Jean-Claude Killy and, more recently, Luc Alphand to design and continuously improve its ski goggles. The Company also has worked closely with U.S. cycling champion Greg LeMond, a three time winner of the Tour de France, to design its current line of cycling glasses, including the signature Greg LeMond Attack(TM) line. In 1992, the Company was the first to introduce sunglasses with features specifically designed for golf, such as distortion free vision and wraparound design to prevent wind and glare interference. Other examples of lines of sport glasses include Aquashield(R) for water sports and Varsity for squash and racquetball. The Company recently introduced its Competivision(TM) sunglasses, a model of sunglasses specifically suited to the needs of tennis players with a high performance selective light filtration system designed to enhance the clarity of yellow tennis balls. These sunglasses are used by Martina Hingis in competition.

Growth Strategy Targeted at Expanding Aggressively the Bolle(R) Brand

         Worldwide Marketing Initiative. The Company intends to enhance and unify its marketing efforts with the objective of achieving increased recognition of the Bolle(R) brand name around the world. The Company's worldwide marketing initiative includes a single marketing and product brochure for distributors worldwide, coordinated advertising campaigns in major international and local media and at retail locations, more focused sponsoring of athletes attracting international interest and the unification of the Company's sport celebrities endorsement program. The Company's marketing initiative will seek to emphasize through a unified sport-specific approach the technological, style and performance characteristics of Bolle(R) products. The Company's marketing strategy also includes training retail salespersons to fully understand the specificities of Bolle(R) products and in-store education highlighting the Bolle(R) style and technical features. In March, 1998, Sunglass Hut identified Bolle as one of a select number of preferred vendors. The Company intends to grow its business with Sunglass Hut through prime store locations, cooperative marketing, and chainwide distribution of products. The Company expects to coordinate with its international distributors future introductions of new Bolle(R) products, such as new motorsports and fishing lines, so as to maximize the benefits which the Company may derive from its worldwide rights to the Bolle(R) brand and enhance global sales. The Company also expects to maximize the impact of its worldwide marketing initiative by also building a cohesive distribution network.

         Create and Leverage a Cohesive Distribution Network. The Company will seek to ascertain greater control over the distribution of its products by creating and expanding an integrated network of Bolle(R) distributors around the world through acquisitions and distributorship agreements. The Company has agreed to purchase 75% of Bill Bass Optical, its largest independent distributor, and certain of its affiliates, including Bolle Sunglasses and Bolle Asia, the distributor of the Company's sunglasses in the U.K. and Southeast Asia, respectively. The Company expects the integration and expansion of its distribution channels to result in new accounts and a larger customer base. In addition, the Company expects the improved efficiencies that could result from this strategy to lead to additional distribution capacity, which, when combined with actual increased production, could also contribute to increased sales.

         Increased Use of Flexible Manufacturing. The Company enjoys flexible manufacturing in Oyonnax, France through the use of local subcontractors, while retaining control over manufacturing and all proprietary processes. The use of a number of small local subcontractors enables the Company to maintain a variable cost structure and minimal inventory levels, as well as to respond quickly to shifting trends in the industry. The Company will seek to improve the efficiency of this flexible manufacturing process by reducing lead time from design to distribution. The Company expects improved efficiency to result in increased manufacturing capacity and faster product launches.

         Develop Product Line Extensions. The Company has plans to develop product line extensions bearing the Bolle(R) brand. Once the reputation of the Bolle(R) brand as a worldwide leader is established in a particular sport and active lifestyle market, brand extensions have been successful, as shown by the Company's experience with Bolle Australia, which has developed and carries a successful line of Bolle(R) accessories, representing approximately 25% of Australian sales.

Safety and Tactical Business Strategy

         The first range of Bolle safety spectacles and goggles were manufactured in Oyannax, France in 1950 and the first tactical eyewear products sold by Bolle were motorcycle goggles for the French Ministry of Defence in 1982. Since this time Bolle has established a reputation for high quality, stylish safety eyewear. Style is a key element in the marketing of safety products because it induces personnel to wear the safety eyewear.

         Bolle's safety business has grown at a compound growth rate of approximately 10% since 1980. The Company's strategy is to build on the success it has experienced in its strongest safety markets (Australia, France and the UK) to introduce the safety collection in other markets, particularly in the rest of Europe and North America. The product has a proven track record of customer acceptance which management believes can be developed in these new markets. The Company is continually introducing new models into the market and has introduced a prescription line in the UK.

         Tactical products have been sold to military establishments in over 10 countries. A separate tactical and military sales force was established by the Company in 1998 and initial responses at trade shows has been encouraging. The nature of the business is that orders tend to be relatively large, but are infrequent.

PRODUCTS

   General

         The Company designs, manufactures and markets premium sunglasses and sport shields ranging in retail price from $30 to $165 and ski goggles at most price points. The Company currently offers approximately 180 models of sunglasses, sport shields and goggles in 15 collections for a total of approximately 400 separate product offerings. Each year, the Company attempts to introduce a number of new models and collections and retire slower moving product offerings. Recently introduced Bolle(R) products include the Breakaway(TM) and Snakes(TM) collections. The Company believes that the continued introduction of new and innovative products will be important to its success and that it must continue to respond to changing consumer preferences in the areas of style, function and technological innovation.

   Active Lifestyle Focus

         Bolle(R) sunglasses are particularly suited to most athletic endeavors, from recreational activities to hard-core competition, such as skiing, snowboarding, triathlon, surfing, golf and other outdoor pursuits and generally to the needs of customers having an active lifestyle. Bolle(R) sport shields and goggles are offered for a broad range of sports activities, including road and high-speed sports, squash, racquetball and other high impact sports, golf, surfing and windsurfing, rock and ice sports as well as sky diving. Bolle(R) ski goggles are designed to provide performance and protection to persons facing the elements encountered in skiing, snowboarding and other winter sports. Sales in the ski goggle market are dependent to a significant extent on weather conditions and the quality and duration of the ski season. Bolle(R) safety and tactical eyewear includes safety glasses and goggles, face shields, laser eye protection devices and other specialized safety and tactical eyewear products.

   Technological Characteristics

         Bolle(R) Frames. Bolle(R) nylon frames are lightweight and virtually unbreakable. The Company uses an hydrated "memory" nylon, a virtually unbreakable material obtained through a proprietary process owned by the Company. The Company uses this special process to saturate the nylon material so that it retains moisture. Bolle nylon frames return to their original shape after a mistreatment, which significantly improves product life. Pigments are incorporated during the manufacturing process and are therefore unalterable. Grylamid frames are used for their transparent properties and light weight while metal frames employ state-of-the-art alloys which provide durability and resiliency while offering modern styling. Frames are offered in a variety of monochromatic versions from black to fluorescent pink to white as well as in exotic versions from patterns in the "Graffiti(TM)" line to various sparkling colors in the "Crystal(TM)" line and most recently "Cyber(TM)" colors. Bolle also sells metal frames primarily through its optical distribution network.

         Bolle(R) Polycarbonate Lenses. The Company's primary lens material is polycarbonate, a lighter and more impact resistant material than glass, which provides high protection from damaging sun light. The Company was among the first to incorporate lightweight polycarbonate lenses for use in recreational eyewear, including sunglasses and sport glasses. The Company has since developed its own polycarbonate lens, the Bolle(R) 100 which is capable of stopping 100% of ultraviolet rays, 100% of infrared rays and 56% of blue light. This lens can achieve this high performance without any surface coating. Its filtering power is due exclusively to absorbers included in the material and its applications are sun protection, computer work, welding and lasers. Approximately 85% of the Company's total current production features polycarbonate lenses. The Company believes the use of polycarbonate lenses has played an important role in its ability to manufacture high performance technologically-advanced eyewear products. Although polycarbonate is three times lighter than glass and maintains perfect optical quality, it is twenty times more impact resistant than glass and can be pierced without creasing, cracking or splitting. Optically correct polycarbonate lenses are quartz coated for scratch resistance. Polycarbonate lenses are available in a variety of colors including smoke, vermilion, amber, emerald and clear, each adapted to particular weather conditions.

         Acrylic, Acetate and Glass Lenses. Other lens materials in the Company's product lines include acrylic, acetate and glass. Acrylic is a durable yet inexpensive material used in the Company's medium-priced collections that allows the Company to offer products at an economical price point. Acrylic lenses are lighter than glass, pass tests adopted by the U.S. Food and Drug Administration for impact resistance and offer scratch resistance through quartz coating. Cr 39(R) plastic lenses are available in clear, yellow, vermilion, smoke and all-weather designs. Spectra lens coatings that are available include blue, green, orange, rose, gold and silver. The Polarized lens collection features glass lenses, offering light smoke, dark smoke and light brown polarization. Polarized lenses reduce surface glare. Multilayer coatings include blue, violet, green, red, gun and infrared.

   Optional Features

         The Company offers an interchangeable lens system (marketed under the Breakaway(TM) brand), which enables consumers to customize the style and functions of certain Bolle(R) products by adapting different lenses to the same frame. Also offered with many Bolle(R) products is a patented Sport Optical System(TM), which the Company has designed to satisfy the needs of an increasing number of its customers requiring sport glasses with corrective lenses. Along with anti-scratch coating and polarization, most Bolle(R) sport and protective eyewear products offer anti-fog coating, which the Company was the first to develop for its ski goggles in 1973.

   Safety and Tactical Products

         The Company carries a line of approximately 50 safety and tactical styles and produces customer specific designs for special purpose applications. The products feature the Company's proprietary "memory" nylon frames and carboglass lenses, which are high impact and scratch resistant material based on polycarbonate; but sprayed with quartz crystal coating. The Bolle(R) safety spectacle range provides style, function and comfort using advanced technology and materials. As well as manufacturing safety glasses for standard industrial requirements, the Company specializes in specific application eyewear such as laser glasses, chemical splash protection and military approved products. A number of the designs are based on the sunglass collection; similarly a number of the technological features used on Bolle sunglasses are developed from the Company's in-house research and development efforts undertaken in connection with its safety and tactical eyewear products.

ADVERTISING AND MARKETING

         As a result of its recent acquisition of Bolle France, the Company owns the production and design capabilities of Bolle France and the worldwide rights to the Bolle(R) brand for its products. This organization enables the Company to create and execute a unified worldwide marketing and distribution strategy. This strategy is focused on leveraging the Bolle(R) superior technology and established distributors in over 40 countries to aggressively expand the Bolle(R) brand with consistency of brand image and design innovation. The Company's worldwide marketing initiative includes a single marketing and product brochure for distributors worldwide, coordinated advertising campaigns in major international and local media and at retail locations, increased sponsoring of significant sport competitions and athletes attracting international interest and the unification of the Company's sport celebrities endorsement program. The Company's marketing strategy also includes training retail salespersons to understand fully the specifics of Bolle(R) products and in-store education highlighting the Bolle(R) style and technical features. The Company expects that the impact of its worldwide marketing initiative will be maximized by its parallel efforts to build a cohesive distribution network. The Company expects to coordinate future introductions of new Bolle(R) products, such as a new motorsports line, with its international distributors so as to maximize the benefits which the Company may derive from its worldwide rights to the Bolle(R) brand and enhance global sales. The Company's marketing initiative will seek to emphasize through a sport-specific approach, the technological frame and lens characteristics and proven reputation for style and performance of Bolle(R) products.

         The Company intends to unify and expand its sponsoring program through the use of endorsement arrangements with sports celebrities and professional athletes. Endorsement contracts typically have a two-to three-year term, providing the Company with flexibility to renew such contracts. The Company has sponsored athletes in a number of venues including the Tour de France, the Olympic Games and the Pro Golf Tour. French Olympic gold medal ski champions Luc Alphand and Jean-Luc Cretier use and endorse the Company's Chrono(R) line of ski goggles. Martina Hingis, the youngest number one-ranked player in the history of women's tennis, wears exclusively Bolle(R) sunglasses, sport glasses and ski goggles at all public events and for recreation, and has agreed to appear in advertisements and promotions for Bolle(R) products worldwide. Jacques Villeneuve, the current formula one racing world champion and Picabo Street, winner of the gold medal in the Super G competition in the 1998 Winter Olympic Games also wear exclusively Bolle(R) sunglasses, sport glasses and ski goggles at all public events for recreation, and have agreed to appear in advertisements and promotions for Bolle(R) products worldwide. The Company also sponsors a variety of teams and organizations including sports federations, the Professional

Golfers Association and the U.S. ski team. These sponsorships are a cost-effective means of publicizing the Bolle(R) brand name while demonstrating the Company's ability to deliver quality products that satisfy the performance needs of a broad array of sports.

         The Company intends to capitalize on the opportunity to consolidate globally the brand management and marketing of the Bolle(R) brand for its products. This will enable the coordination of new product releases worldwide and promote a consistent brand image and an international, focused athlete sponsorship program.

DESIGN AND PRODUCTION

         Design. The Company employs a four person design team in Oyonnax and maintains relationships with outside design agencies under the supervision of Mr. Maurice Bolle. Mr. Maurice Bolle designed the famous cat eye sunglass in the 1950's. The Bolle design team oversees the entire design process, from carving the actual frame out of acetate to mold creation, forming, polishing and the final lens development stage. Approximately 20 new molds are designed each year. The Company currently houses a library of approximately 700 molds. The molds for each Bolle(R) design have been inventoried in a warehouse at the Company's facilities in Oyonnax, France and the Company believes it maintains the capability to produce over 97% of the products represented by its mold inventory.

         Production. Although the Company has outsourced the completion of a substantial number of steps in the process it uses to manufacture its products, the Company still closely oversees the activities of its subcontractors. This enables the Company to retain control over the entire assembly process that leads to any finished Bolle(R) product, including the production of eyeglass frames through injection molding and of foam cushioning and straps for the Company's sport products as well as the creation of design applications added to eyeglass frames. The majority of the subcontractors of the Company are located in the immediate vicinity of the Company's facilities in Oyonnax, France and the manufacturing of Bolle(R) products is their primary activity. The Company has not entered into binding agreements with its subcontractors and has not outsourced the production of items involving proprietary processes. However, the Company believes that its history of good relations with such subcontractors and the close proximity of these subcontractors to its operations provides a conducive environment for continued good business relations. The Company believes its arrangements with subcontractors enable it to maintain a variable cost structure and minimal inventory levels, as well as to respond quickly to shifting trends in the industry.

         Products manufactured entirely by the Company include those made pursuant to orders that are not large enough to warrant subcontractor production, or which require the utilization of certain molds which do not fit the machine specifications of subcontractors or which correspond to new or specific design requirements, such as hard eyewear cases or certain eyeglass frames which feature a wire-reinforced temple. The Company also participates in original equipment manufacturing for other manufacturers of premium-priced eyewear at its manufacturing facility. Although such arrangements do not represent a significant portion of its business, the Company believes the manufacturing of these products is evidence of its continued reputation as a quality producer of high performance eyewear.

SUPPLIERS

   Raw Materials

         The Company generally obtains the raw materials required for use in eyewear production, such as polycarbonate and nylon, from distributors of such materials and occasionally directly from suppliers. The Company is not dependent on any one source for supply of such materials and has not in the past, had and does not expect in the future to have, difficulty in obtaining these materials. These materials are generally available from a number of U.S. and international suppliers.

   Metal Frames

         Pursuant to the Alyn Supply Agreement, Alyn, the exclusive manufacturer of Boralyn(R), a special proprietary metal matrix providing greater strength and stiffness to weight ratios than titanium, has agreed to provide the Company exclusively with sunglass frames using Boralyn(R), which is currently considered the leading metal for advanced metal eyewear. Alyn has retained the right to provide certain prescription eyeglass frames to other customers. In order to retain exclusivity, the Company must maintain certain specified minimum purchase amounts, starting at 100,000 units for the first year and increasing by 50,000 units per year through the fourth year and by 25,000 units per year for the two remaining years. The Alyn Supply Agreement is for a term of three years beginning with the first shipment of frames from Alyn to the Company and will extend for an additional three years if the Company meets its contractual requirements and agrees to certain specified purchase levels.

COMPETITION

         The Company faces intense competition in the premium sunglasses and ski goggle business. The premium sunglasses industry is dominated by three large competitors, Bausch & Lomb, Luxottica and Oakley, with a combined share of the U.S. premium sunglass market estimated at approximately 60%. The rest of the market is fragmented, with numerous small competitors. The Company competes with a number of manufacturers, importers and distributors whose brand names may enjoy greater brand recognition than that of Bolle(R). The principal methods of competition are style, product performance, price and brand recognition. Most competitors of the Company offer a portfolio of brands, as opposed to focusing exclusively on one brand, as do the Company and Oakley. In addition, the Company faces intense competition in the safety and tactical eyewear market, including competition from Bacou, Uvex, Dalloz, Karsurg and a number of Far East manufacturers who have introduced styles similar to those of the Company. Competition in safety and tactical eyewear is based on quality, price, reputation and technological features.

         Companies active in Bolle's industry must respond simultaneously to changes in fashion and technology, yet maintain inexpensive and rapid production in order to remain competitive. Moreover, changing economic conditions and regulatory policies complicate such companies' ability to address all factors effectively. Consequently, these companies attempt to reduce the impact of these variables through reliance on name brands and images. Consumers' purchasing decisions are often the result of highly subjective preferences which can be influenced by many factors, including, among others, advertising, media, promotions and product endorsements. The Bolle(R) name has been recognized for decades and the Company believes that it is well positioned to retain such strong recognition in the future. The Company believes that its competitive advantages include its strong brand name; product quality; product performance; leading edge styling; integrated design, production and marketing; superior technology and technological innovation; specialized product offerings; price; and international distribution networks. The Company also believes that the competitive advantage constituted by the Company's right to market Bolle(R) products in the United States through multiple retail distribution channels, including general and specialty sporting goods stores and optometrists, ophthalmologists and opticians, is important to its competitive position.

         The Company believes its continued success will depend upon its ability to remain competitive in its product areas. With several of its competitors having greater financial, research and development, manufacturing and marketing experience and resources than the Company, the Company faces substantial long-term competition. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and the Company's image and could have a material adverse effect on the Company's business.

CUSTOMERS

         The distributors owned by the Company are not dependent upon a single customer or a few customers. None of the Company's customers accounted for more than 10% of the Company's consolidated revenues in 1997. Bolle America's top 25 customers represent approximately half of its total net sales. In addition to its relationships with large chains, Bolle America has an established distribution network to thousands of smaller customers.

QUALITY CONTROL AND PRODUCT IMPROVEMENT

         Bolle(R) products are subject to stringent quality control requirements. At every step of the production process, each piece of a product is inspected by hand before moving to the next level of production. The Company estimates that each unit of eyewear undergoes a minimum of four quality control inspections before it leaves the facility. Technicians test random samples from the manufacturing facility and from subcontractors to check for durability and other production specifications. Product improvements are continually developed in the Company's testing laboratory. For instance, the Company tests the fit of its sport and safety goggles by using a machine which agitates particles in the air and measures the amount of particles which pass through the edges of the product. The Company's testing laboratory meets all British, German and U.S. national standards for testing. High velocity and radiation testing are conducted regularly. Laser coating units and spectrophotometers add to the Company's ability to produce superior products.

SALES AND DISTRIBUTION

         The Company sells its products through a worldwide network of both affiliated and independent wholesale distributors in over 40 countries, which in turn distribute Bolle(R) products to retail outlets. Information regarding the sales, operating profit or loss and identifiable assets attributable to the Company's U.S. and foreign operations for the year ended December 31, 1997 is set forth in Note 16 to the Company's Consolidated Financial Statements included in this Prospectus. During 1997, 42% of total sales were to North American distributors, 36% of sales were in Europe, 14% of sales were in Australia and Asia and 8% of sales were made to customers in the rest of the world. Prior to the acquisition of Bolle France by the Company in July 1997, the Company had no foreign operations and the information regarding the sales, operating profit or loss and identifiable assets of the Company for the years ended December 31, 1996 and 1995, which is provided in Note 16 to the Company's Consolidated Financial Statements, is only attributable to Bolle America's U.S. operations.

         In the United States, the Company sells its products through a nationwide network of approximately 200 independent sales representatives and distributors to over 10,000 accounts, which include general and specialty sporting good stores, opticians, ophthalmologists and optometrists, golf pro shops, retail sunglass stores and mail order catalog companies.

         The Company's retail products distribution operations are designed to meet the individual inventory and service requirements of its customers. Products are shipped in a variety of volumes, ranging from full truck loads, to small orders to pre-stocked displays. Most orders are shipped by ground service via common carriers to either a customer's distribution center or directly to the customer's retail location. The Company believes that its operations are capable of meeting a customer's individual service needs.

         The Company plans to consolidate certain of its distributors through acquisitions or other arrangements over the next three years. As part of this strategy, the Company has agreed to purchase 75% of Bolle Australia, the largest independent distributor of the Company's products and the principal distributor of the Company's products in Australia, whose sales of Bolle(R) products in Australia exceeded $10 million in 1997. The Company believes that this will provide the potential for increases in the efficiency and utilization of its distribution channels. In addition, the Company is negotiating to bring its shareholding in Bolle U.K. to 75%.

SEASONALITY

         The Company's sunglass business is seasonal in nature with the second quarter having the highest sales due to the increased demand for sunglasses during that period. The Company's goggle business is seasonal in nature with the first quarter having the highest sales due to the increased demand for goggles during the ski season. This seasonality is partially offset by safety eyewear sales worldwide.

REGULATION

         The Company has been specifically certified by appropriate industry and governmental authorities to manufacture sunglasses, sport products and industrial protection products as well as laser protection products and eyewear produced for specific military orders.

INTELLECTUAL PROPERTY

         The Company, directly or indirectly, owns the exclusive right to a number of registered trademarks in the United States and other countries, including Bolle(R); Bolle PC(R); ACRYLEX(R); ALIEN(R); CONTOUR(R); CHRONOSHIELD(R); MICRO EDGE(R); GEOMETRIC(R); TIGER SNAKE(R); SUNSPENDER(R); Bolle EYEZONE(R); EYEZONE DESIGN(R); NORTHERN LIGHTS(R); PUT 'EM ON YOUR FACE(R); EAGLE VISION(R); TACTICAL(R); AVANT EDGE(R); bf(R); MAURICE BOLLE(R); CARBO GLAS(R); AQUASHIELD(R); and the Snakes design. In addition, Bolle America has applications pending to register a number of additional trademarks, including BREAKAWAY(TM), SEE BETTER, PLAY BETTER(TM); Bolle MADNESS(TM); Bolle ATTACK(TM); Bolle ESCAPE(TM); Bolle CARBONEX(TM); VAPOR TRAIL(TM); and TOUR ELITE(TM).

         The Company has a number of design and utility patents registered in the United States and other countries. The Company's United States patents have expiration dates ranging from 2001 to 2015; certain of these patents are subject to the payment of maintenance fees to maintain their registration. These patents are intended to protect the unique design and functional characteristics of certain Bolle(R) products from duplication by competitors. There can be no assurance that any individual patent will provide substantial protection or be of commercial value. The loss of any one patent would not have a material adverse effect on the business of the Company.

EMPLOYEES

         As of June 8, 1998, the Company had approximately 160 employees, approximately half of which were assigned to the Company's design, production and distribution operations in France with the remainder assigned to its distribution operations in the United States and other parts of the world. None of the Company's employees working in the United States is subject to a collective bargaining agreement. Employees of the Company working in France are subject to the provisions of the French Labor Code and a collective bargaining agreement. The Company considers its relations with its employees in the United States and France to be satisfactory.

FACILITIES

         As of June 10, 1998, the locations of the Company's principal facilities are as follows:

                                                                                                APPROXIMATE
             LOCATION                              PRINCIPAL USE/USER(S)                      SQUARE FOOTAGE
------------------------------------------------------------------------------------------------------------
Oyonnax, France.............        Manufacturing plant, design center, warehouse                 90,000
                                    and office space
Denver, Colorado............        Warehouse and office space                                    30,000

         The Company's main manufacturing facility in France is approximately 90,000 square feet, located just outside Oyonnax, France. This facility houses the majority of the manufacturing activities of the Company as well as the quality control aspects, management, accounting and design. The Company recently relocated its warehouse and office space in the U.S. in Denver, Colorado. The new facilities have an approximate square footage of 30,000.

         The Company owns all of its manufacturing facilities in France and will lease its Wheat Ridge facilities, which are located in the Denver metropolitan area, under a lease which expires in 2005, with an option to extend for an additional three year term.

ENVIRONMENTAL REGULATION

         Manufacturing operations managed by corporations in which the Company has an interest are subject to regulation by various federal, state and local agencies concerned with environmental control. The Company believes that its facilities are in substantial compliance with all existing federal, state and local U.S. and non U.S. environmental regulations.

LEGAL PROCEEDINGS

         While the Company is engaged in routine litigation incidental to its business, the Company believes that there are no material pending legal proceedings to which it is a party or to which any of its property is the subject. In connection with the Spinoff, the Company has agreed to indemnify Lumen against liabilities which may arise from certain pending litigation. See "RECENT DEVELOPMENTS--Spinoff." The Company does not believe that any of such pending litigation constitutes material legal proceedings for the Company.

                                   MANAGEMENT

         The following table sets forth the names, ages and positions of the executive officers and members of the Company's Board of Directors. Their respective backgrounds are described following the table.

NAME                                     AGE  POSITION
----                                     ---  --------
Martin E. Franklin(1)(2)...............  33   Chairman of the Board of Directors
Gary A. Kiedaisch(1)...................  51   President, Chief Executive Officer and Director
Ian G. H. Ashken(1)(2).................  37   Executive Vice President of Finance and Administration,
                                                 Chief Financial Officer, Assistant Secretary and Director
Nora A. Bailey(3)(4)...................  57   Director
Franck Bolle(1)........................  41   Director
Patricia Bolle Passaquay(1)............  41   Director
David L. Moore(2)(3)(4)................  40   Director
David S. Moross(3)(4)..................  40   Director

---------------------

(1)   Member of Executive Committee
(2)   Member of Nominating Committee
(3)   Member of Audit Committee
(4)   Member of Compensation/Stock Option Committee


         Directors of the Company are elected at each annual meeting of stockholders. The next annual meeting of stockholders is scheduled for July 1998. All of the officers identified above serve at the discretion of the Board of Directors of the Company. Other than Franck Bolle and Patricia Bolle Passaquay, who are cousins, there are no family relationships between any persons identified above.

         The Company has established (i) an Audit Committee which reviews the services provided by the Company's independent auditors, consults with the independent auditors on audits and proposed audits of the Company and reviews the need for internal auditing procedures and the adequacy of internal controls; (ii) a Compensation Committee which determines executive compensation and stock option awards; (iii) an Executive Committee which exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees; and
(iv) a Nominating Committee which selects nominees for election as members of the Board of Directors of the Company. The Board of Directors may establish additional committees from time to time.

         The following are brief biographies of persons identified above.

         Martin E. Franklin was elected Chairman of the Board of Directors of the Company in February 1997 and acted as Chief Executive Officer until July 1997. Mr. Franklin has served as Chairman of the Board of Lumen since its formation and served as its Chief Executive Officer until March 1998. Mr. Franklin was Chairman of the Board and Chief Executive Officer of Benson from October 1992 to May 1996 and President from November 1993 to May 1996. Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P., since October 1996. Mr. Franklin is non-executive Chairman and a director of Eyecare Products and also serves on the board of Specialty Catalog Corp. Mr. Franklin received his B.A. in Political Science from the University of Pennsylvania.

         Gary A. Kiedaisch was appointed President, Chief Executive Officer and a member of the Board of Directors of the Company in July 1997. From 1989 until his appointment as the Chief Executive Officer of the Company, Mr. Kiedaisch had been President and Chief Executive Officer of the Mt. Mansfield Company d/b/a Stowe Mountain Resort, a wholly owned subsidiary of multi-national insurance and financial services conglomerate American International Group. Prior to his tenure in Stowe, he held executive positions with several high visibility companies in the winter sports industry including AMF Head Ski Worldwide, Raichle Monitor USA, Blizzard North America and Hart Ski Manufacturing Company, where he had responsibility for worldwide marketing, coordinating and consolidating distributor networks and unifying worldwide brand identification.

         Ian G.H. Ashken, A.C.A. was elected Executive Vice President, Chief Financial Officer, Assistant Secretary and a member of the Board of Directors of the Company in February 1997. Mr. Ashken was elected Executive Vice President, Chief Financial Officer, Assistant Secretary and a Director of Lumen in December 1995. Mr. Ashken was Chief Financial Officer of Benson and a director of Benson from October 1992 to May 1996. Mr. Ashken also served as Benson's Executive Vice President from October 1994 to May 1996; Secretary from October 1992 to December 1993; and, Assistant Secretary from December 1993 to May 1996. Since October 1996, Mr. Ashken has been Vice Chairman of Marlin Holdings, Inc., the general partner of Marlin Capital, L.P. Mr. Ashken is a director of Eyecare Products. Mr. Ashken received his B.A. (Hons) in Economics and Accounting from the University of Newcastle in England.

         Nora A. Bailey, Esq. became a member of the Company's Board of Directors in March 1998. Ms. Bailey is a federal income tax attorney with a specialty in mergers and acquisitions and has many multinational clients. Ms. Bailey and her firm from time to time have been engaged to provide legal advice to the Company. Until 1993, she was a partner in Ivins, Phillips & Barker in Washington D.C., which she joined in 1972. Ms. Bailey is also a director of Lumen. Ms. Bailey received her J.D. from the University of Michigan Law School.

         Franck Bolle has been a member of the Board of Directors of the Company since July 1997. Mr. Bolle was appointed President and Director of International Operations of Bolle France in July 1997. Mr. Bolle has been a member of the executive management of Bolle France since 1984 and as such has shared responsibility with Ms. Passaquay for the day-to-day operations of Bolle France. Prior to joining Bolle France, Mr. Bolle served as Sales Manager of a home improvement supplies manufacturer. Mr. Bolle holds a degree in business administration with a concentration in marketing from Ecole Libre des Sciences Commerciales Appliquees of Paris, France.

         Patricia Bolle Passaquay has been a member of the Board of Directors of the Company and Director of Export Sales since July 1997. Ms. Passaquay has been a member of the executive management of Bolle France since 1981 and as such has shared responsibility with Mr. Franck Bolle for the day-to-day operations of Bolle France. Ms. Passaquay holds a degree in business administration with a concentration in marketing from Ecole Libre des Sciences Commerciales Appliquees of Paris, France.

         David L. Moore has been President and Chief Executive Officer of Century 21 Home Improvements, and for more than fifteen years has been President and Chief Executive Officer of Garden State Brickface, Inc., a leading New York metropolitan area residential and commercial remodeling firm. Mr. Moore received his B.A. in Economics from Amherst College and his M.B.A. from Harvard University.

         David S. Moross became a member of the Company's Board of Directors in March 1998. Mr. Moross is presently active with the Whitehall Financial Group, a holding company that invests throughout the world, and is a member of its Board of Directors. Mr. Moross recently was appointed Managing Director of the newly created IMG/Chase Sports Capital Fund, a private equity venture formed by International Management Group ("IMG") and Chase Capital Partners to invest in the sports industry. Mr. Moross has also served as a consultant to IMG for the past eight years. He also served as President and Chief Executive Officer of Kalvin-Miller International, Inc., a national insurance broker. Mr. Moross received his B.A. in economics from the University of Texas at Austin.

                             EXECUTIVE COMPENSATION

         From the Company's inception in February 1997 until December 31, 1997, the executive officers of the Company, other than Gary A. Kiedaisch, its Chief Executive Officer, were officers of Lumen, and the compensation of such executive officers was paid by Lumen. Although such compensation was in part for services rendered to the Company, the full amounts thereof are provided below because, prior to the Spinoff, the Company was a subsidiary of Lumen and no apportionment between Lumen and the Company was made on an ongoing basis.

SUMMARY OF COMPENSATION

         The following Summary Compensation Table sets forth information concerning compensation earned by the Company's Chief Executive Officer and its other executive officers in the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                             ANNUAL COMPENSATION(1)             AWARDS
                                             ----------------------          ------------
                                                                                NUMBER OF
                                                                               SECURITIES
                                                                               UNDERLYING           ALL OTHER
                                                    SALARY       BONUS           OPTION/          COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR      ($)(5)        ($)            SARS(3)               ($)
                                         ------    --------     -------      ------------        --------------

Gary A. Kiedaisch
   Chief Executive Officer..........     1997      103,846(6)   37,500          166,667                 0

Martin E. Franklin(2)
   Executive Chairman...............     1997      257,500     300,000          183,333            34,541(4)

Ian G. H. Ashken(2)
   Executive Vice President of
     Finance and Administration,
     Chief Financial Officer and
     Assistant Secretary............     1997      206,000     168,750           33,333            27,546(4)

------------

(1) The compensation of the Company's executive officers was paid entirely by Lumen in 1997.
(2) This information reflects the aggregate compensation paid by Lumen for the services of Messrs. Franklin and Ashken as officers of both Lumen and the Company. The part of this compensation relating to services provided to the Company cannot be determined separately.
(3) All awards reflected in this column represent Bolle options held by the Company's executive officers which were received in 1998, pursuant to the Spinoff, equivalent to Lumen options granted in 1997.
(4) Includes (i) $5 million and $3 million "split dollar" life insurance policies maintained by Lumen for Messrs. Franklin and Ashken, respectively, for which Messrs. Franklin and Ashken reported $28,877 and $21,882, respectively, as income in 1997 and (ii) employer matching contributions under Lumen's 401(k) savings plan of $5,664 for each of Messrs. Franklin and Ashken in 1997.
(5) The allocation of the portion of Messrs. Franklin and Ashken's salaries and bonus paid for services rendered to the Company is included in the $719,000 selling, general and administrative allocation from Lumen reflected in the Company's 1997 financial statements included herein.
(6)  From July 1997.

OPTION GRANTS IN 1997

         The following table sets forth information regarding Bolle Options currently held by the Company's executive officers which were granted by the Company in 1998, pursuant to the Spinoff, based on the number of Lumen options granted in 1997. In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their terms. These gains are based on assumed rates of annual compound stock price appreciation of Lumen common stock of 5% and 10% from the date the options were granted to the end of the option terms.

                                           OPTION GRANTS IN FISCAL 1997

                                  INDIVIDUAL GRANTS
                            ------------------------------                                 POTENTIAL REALIZABLE
                                                                                                 VALUE AT
                                                                                          ASSUMED ANNUAL RATES OF
NAME                        NUMBER OF                                                    STOCK PRICE APPRECIATION
----                        SECURITIES   PERCENT OF TOTAL                                           FOR
                            UNDERLYING  OPTIONS GRANTED TO   EXERCISE                       OPTION TERM (4)(5)
                             OPTIONS       EMPLOYEES IN       PRICE        EXPIRATION   --------------------------
                             GRANTED      FISCAL 1997(1)    PER SHARE         DATE           5%           10%
                             -------      --------------    ---------         ----           --           ---

Gary A. Kiedaisch.........   166,667           19%             $0.76    July 7, 2004(2)   $877,810    $2,045,671
Martin E. Franklin........   183,333           21%              0.57       March 25,      $951,597    $2,217,626
                                                                            2007(3)
Ian G.H. Ashken...........    33,333            4%              0.57       March 25,      $173,018     $403,205
                                                                            2007(3)

---------------

(1) Based on the total number of Bolle Options issued pursuant to the Spinoff equivalent to Lumen options granted in 1997.
(2) 41,666 of Mr. Kiedaisch's total options will vest on each of July 7, 1998, 1999, 2000, and 2001.
(3) These options will vest on the earlier of (a) the date on which the Company's common stock has traded at an average closing bid price equal to $8 per share for a twenty (20) consecutive trading day period or (b) March 25, 2005.
(4) The assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future stock prices.
(5) Since the Company's executive officers were granted only Lumen options in 1997, and since there was no public market for the Company's Common Stock on December 31, 1997, the information provided in this column is based on the 500,000, 550,000 and 100,000 Lumen options granted to Messrs. Kiedaisch, Franklin and Ashken, respectively, in 1997, with an exercise price of $4.3125, $4.25 and $4.25 per share, respectively.

LUMEN OPTIONS EXERCISED IN LAST FISCAL YEAR; FISCAL YEAR ENDED OPTION VALUES

         The following table summarizes certain information regarding certain year end option values of Bolle Options currently held by the Company's executive officers which were granted by the Company in 1998 pursuant to the Spinoff based on the number of Lumen options granted in 1997.

                                                       NUMBER OF
                                                      UNEXERCISED                    VALUE OF UNEXERCISED
                                                        OPTIONS                IN-THE-MONEY OPTIONS AT F-Y END
                                                     AT FY-END (1)                          ($)(1)
                                                ------------------------------------------------------------------
                                                     EXERCISABLE/                        EXERCISABLE/
NAME                                                 UNEXERCISABLE                      UNEXERCISABLE
----                                            ------------------------------------------------------------------
Gary A. Kiedaisch..........................            0/166,667                         0/843,750(2)
Martin E. Franklin.........................         45,833/320,833                  1,131,656/1,352,844(3)
Ian G. H. Ashken...........................          31,250/93,750                    124,453/356,484(4)


----------------

(1) Since the Company's executive officers held only Lumen options as of December 31, 1997, and since there was no public market for the Company's Common Stock on that date, the information provided in this column is based on information regarding such Lumen options and on the December 31, 1997 closing price of Lumen common stock of $5.937 per share.
(2) Based on a total of 0 exercisable and 500,000 unexercisable Lumen options held by Mr. Kiedaisch on December 31, 1997 with an exercise price of $4.25 per share.
(3) Based on a total of 137,500 exercisable and 962,500 unexercisable Lumen options held by Mr. Franklin on December 31, 1997 with an average exercise price of $4.98 and $4.56 per share for exercisable and unexercisable options, respectively.
(4) Based on a total of 93,750 exercisable and 281,250 unexercisable Lumen options held by Mr. Ashken on December 31, 1997 with an average exercise price of $4.61 and $4.67 per share for exercisable and unexercisable options, respectively.

DIRECTORS' COMPENSATION

         Members of the Company's Board of Directors other than those who are officers or employees of the Company and the Chairman of the Board, will receive for 1998 an annual fee of $15,000 for their services as directors and as members of any committees of the Company's Board of Directors on which they serve. Thereafter, members of the Company's Board of Directors other than those who are officers or employees of the Company and the Chairman of the Board, will receive an annual retainer fee in an amount to be determined. Directors who are not officers or employees of the Company ("Non-Employee Directors") also receive automatic stock option grants under the Plan. See "-Bolle 1998 Stock Incentive Plan" below. Mr. Kiedaisch is compensated pursuant to an employment agreement with the Company. See "-Employment Agreement" below.

EMPLOYMENT AGREEMENT

         Mr. Kiedaisch is employed full time pursuant to an employment agreement with the Company for a term ending on August 4, 2000, unless earlier terminated by either party. At that time, the agreement will automatically extend for additional one year terms unless either party gives six months written notice prior to the end of the initial term or 90 days written notice prior to the end of any renewal term. Mr. Kiedaisch's employment agreement provides for annual base compensation of $250,000 and entitles Mr. Kiedaisch to a bonus for the year 1997 and each full year thereafter which varies based on the Company's annual earnings reaching certain milestones. Mr. Kiedaisch also received a grant of Lumen options which were exchanged upon the completion of the Spinoff for 166,667 options to purchase shares of Common Stock. Pursuant to a separate Memorandum of Understanding, Mr. Kiedaisch will be entitled to a cash payment from the Company if the value of the nominal gains on the options (the "Nominal Gain") at the close of business on July 6, 2001 falls below certain levels as follows: if Mr. Kiedaisch is still employed on July 6, 2001 or his employment has been terminated prior to that date without cause, and the Nominal Gain is less than $500,000, the Company shall pay to Mr. Kiedaisch the difference between $500,000 and the Nominal Gain. If Mr. Kiedaisch's employment has been terminated prior to July 6, 2001 other than without cause, and the Nominal Gain is less than $338,000, the Company shall pay to Mr. Kiedaisch the difference between $338,000 and the Nominal Gain. The employment agreement restricts Mr. Kiedaisch from competing against the Company and its affiliates in the United States or any other territory where the Company does business or in which the Company's products are marketed for a period of one year following the expiration of the employment agreement and further contains certain anti-solicitation and confidentiality provisions. The Company may terminate the employment agreement without compensation in the event Mr. Kiedaisch commits a material breach not cured after receiving notice thereof, is grossly or willfully negligent or commits fraud or a misappropriation. The Company may terminate the employment agreement without cause upon paying Mr. Kiedaisch a severance indemnity equal to one year's base compensation or all remaining base compensation due thereunder for the remainder of the term, whichever is greater, plus the pro rata portion of his bonus for the then current year. In the event of any termination without cause, all options granted to Mr. Kiedaisch which are not then vested will vest automatically.

BOLLE 1998 STOCK INCENTIVE PLAN

         In January 1998, the Company's Board of Directors adopted the 1998 Stock Incentive Plan (the "Plan") under which 2,500,000 shares of Common Stock are reserved for issuance pursuant to the grant of stock-based awards under the Plan. Pursuant to the Plan, employees, officers, directors and consultants of the Company and its subsidiaries and affiliates (other than employees subject to a collective bargaining agreement) are eligible to be selected by the Compensation Committee as participants to receive discretionary awards of various forms of equity-based incentive compensation, including stock options, stock appreciation rights, restricted stock awards, performance share unit awards and phantom stock unit awards, and awards consisting of any combination of such equity-based incentives as set forth below.

         The Plan is administered by the full Board of Directors of the Company or a committee thereof, including the Compensation Committee (the entity administering the Plan, hereafter referred to as the "Committee"). The Committee, in its sole discretion, will determine which eligible officers, employees and consultants of the Company and its subsidiaries may participate in the Plan and the type, extent and terms of the equity-based awards to be granted to them. Members of the Committee who are Non-Employee Directors will receive automatic non-discretionary annual grants of stock options pursuant to the Plan.

         Each Non-Employee Director has been granted an option to purchase 3,333 shares of Common Stock in connection with the Spinoff. On the date that a person first becomes a Non-Employee Director, he or she will automatically be granted an option to purchase 3,333 shares of Common Stock. Thereafter, beginning in 1999, on the date of each annual meeting of stockholders of the Company, each Non-Employee Director will automatically be granted an option to purchase 1,000 shares of Common Stock. All such automatic grants to Non-Employee Directors are hereafter called "Director Options." Each Director Option has an exercise price per share equal to the fair market value of one share of Common Stock on the date of grant and vests and becomes exercisable over a four year period beginning on the first anniversary of the date of grant at the rate of 25% of each Director Option on each of the four years immediately following the date of grant. All Director Options will be NQSO's (as defined below).

         Also in connection with the Spinoff, salaried employees, sponsored athletes and other consultants of Bolle who previously had been awarded options to purchase Lumen shares under Lumen's stock option plan were granted substitute options under the Plan; their Lumen options were canceled. Such substitute options were granted at in-the-money exercise prices determined to provide the optionee with the same unrealized economic gain (if any) that he or she enjoyed in his or her Lumen options at the time of the Spinoff and were granted on proportionate vesting schedules based on the vesting schedules of their Lumen options. In addition, management employees of Lumen who are providing services to the Company as non-salaried officers and consultants of the Company under the Management Services Agreement were granted options under the Plan on the same basis as the options noted above. However, these options are new options rather than substitute options (as the recipients retained their original options in Lumen). Some of these in-the-money grants are immediately taxable to the recipients, with the balance of the grants taxable upon vesting or exercise. The actual gain (if any) to the recipients of the new options will be realized immediately, upon vesting or upon exercise of the options. These grants, which were designed to reward and incentivize the recipients as non-salaried officers and consultants to the Company, are otherwise equivalent to the salaried employee, sponsored athlete and consultant grants. The actual gain (if any) to the recipients of the substitute options will be realized only upon exercise of any such options. Total options granted were 860,330, at an average exercise price of $1.64 per share. All such options are NQSOs (as defined below).

         Stock options granted by the Committee under the Plan may be "incentive stock options" ("ISOs"), within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or "non qualified stock options" ("NQSO's"). The exercise price of the options will be determined by the Committee when the options are granted, subject to a minimum price of the fair market value of the Common Stock on the date of grant in the case of ISOs and the par value in the case of NQSOs. The option exercise price for all options granted under the Plan may be paid in cash or in shares of Common Stock having a fair market value on the date of exercise equal to the exercise price or, in the discretion of the Committee, by delivery to the Company of (i) other property having a fair market value on the date of exercise equal to the option exercise price, or (ii) a copy of irrevocable instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the exercise price.

         A stock appreciation right (a "SAR"), may be granted by the Committee as a supplement to a related stock option or may be granted independently of any option. SARs granted in connection with an option will become exercisable and lapse according to the same vesting schedule and lapse rules that are established for the corresponding option. SARs granted independently of any option will vest and lapse according to the terms and conditions set by the Committee. A SAR will entitle its holder to be paid an amount equal to the excess of the fair market value of the Common Stock subject to the SAR on the date of exercise over the exercise price of the related stock options, in the case of a SAR granted in connection with an option, or the fair market value of Common Stock on the date of grant in the case of a SAR granted independently of an option.

         Shares of Common Stock covered by a restricted stock award may, in the discretion of the Committee, be issued to the recipient at the time the award is granted or may be deposited with an escrow agent until the end of the restricted period set by the Committee. During the restricted period, restricted stock will be subject to transfer restrictions and forfeiture in the event of termination of employment with the Company or a subsidiary and other restrictions and conditions established by the Committee at the time the award is granted.

         A phantom stock unit award will provide for the future payment of cash or the issuance of shares Common Stock to the recipient if continued employment or other conditions established by the Committee at the time of grant are attained.

         A performance share unit award will provide for the future payment of cash or the issuance of shares of the Common Stock to the recipient upon the attainment of certain corporate performance goals established by the Committee over performance award periods. At the end of each performance award period, the Committee decides the extent to which the corporate performance goals have been attained and the amount of cash or Common Stock to be distributed to the participant.

OTHER

         The Company does not maintain a pension plan or other actuarial retirement plan for its named executive officers. The Company does not maintain any long term incentive plans. The Company's named executive officers are eligible to participate in benefit plans maintained by Lumen which are generally available to the Company's employees, including a 401(k) savings plan and the health and life insurance programs.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIMITATION OF LIABILITY

         The Company's Certificate of Incorporation contains provisions permitted under the Delaware General Corporation Law (the "DGCL") relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty as a director, except for liability in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Company's Certificate of Incorporation and

Bylaws contain provisions to indemnify the Company's directors and officers to the fullest extent permitted by the DGCL including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding.

         The Company has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification by the Company of such directors and officers for liability for acts and omissions as directors and executive officers of the Company.

         The Company believes that its Certificate of Incorporation and Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

         The Company has, in effect, an executive liability insurance policy which provides coverage for its directors and officers similar to the coverage provided with respect to Lumen's directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions (including violations of securities laws), for any claim made against a director or officer of the Company for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim or the Company is required to indemnify the director or officer for such claim.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

         In connection with the Spinoff, the Company entered into a Management Services Agreement with Lumen, pursuant to which Lumen provides certain management services to the Company, including services relating to overall management and strategic planning and direction, banking negotiations, treasury functions, investor relations, securities regulatory compliance, employee and general business insurance programs and asset acquisitions and sales. Pursuant to the Management Services Agreement, Lumen also makes available to the Company the services of Mr. Martin E. Franklin and Mr. Ian G. H. Ashken. As compensation for its services, Lumen is entitled to receive a monthly fee of $60,000 and reimbursement for its identifiable reasonable out-of-pocket expenses incurred in connection with the performance of services under the Management Services Agreement. The Management Services Agreement has an initial term of three years, and will thereafter be automatically renewed for successive one-year periods until terminated by either party upon 90 days' written notice. The Company plans to renegotiate the Management Services Agreement to reduce its reliance on Lumen and to reduce the monthly fee payable for Lumen's services to $50,000. See "RISK FACTORS--Reliance on Management Services Agreement" and "RECENT DEVELOPMENTS--Spinoff".

CONTRIBUTION AGREEMENT AND INDEMNIFICATION AGREEMENT

         In connection with the Spinoff, Lumen assigned to the Company all of Lumen's assets other than those related to the ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen, and the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to the ORC Business. In addition, the Company is required to indemnify Lumen against all of Lumen's liabilities prior to the Spinoff other than substantially all liabilities related to the ORC Business. See "RECENT DEVELOPMENTS--Spinoff".

RELATIONSHIPS WITH DIRECTORS

         Employment Agreements. Each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, both directors of the Company, is employed full-time by Societe Bolle SNC ("Bolle SNC"), an indirectly wholly owned subsidiary of the Company, as Director of International Operations and Director of Export Sales, respectively, pursuant to employment agreements with Bolle SNC. Under each agreement, the Company is committed to pay basic annual gross base remuneration in the French Franc equivalent of approximately $280,000, to be increased by a minimum of 3% annually after the first year. In addition, each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay is entitled to bonuses for the years 1997, 1998 and 1999 of 25% to 50% of his or her annual salary if Bolle SNC meets or exceeds its annual budgetary objectives. Each agreement shall continue until terminated by either party upon three-months prior written notice, provided, however, that if Bolle SNC terminates either agreement before July 9, 2000 for any reason other than gross or willful misconduct, the employee will be entitled to compensation equal to the salary that he or she would have received from the date of termination to July 9, 2000. Each agreement provides that if the employee terminates his or her employment, he or she will be restricted from competing against Bolle SNC for a period of up to three years following such termination and will be entitled to an additional monthly compensation equal to eight to ten percent of his or her last monthly salary during such period. Mr. Kiedaisch, the Chief Executive Officer and a director of the Company, is employed full time pursuant to an employment agreement with the Company. See "EXECUTIVE COMPENSATION--Employment Agreement."

         Counsel. Ms. Nora A. Bailey, a member of the Company's Board of Directors since March 1998, is an attorney specializing in federal tax law. In her professional capacity she has rendered legal advice and related services to both the Company and Lumen. Ms. Bailey has rendered such services both prior to and subsequent to her appointment to the Company's Board of Directors, and it is anticipated that she will be engaged from time to time in the future to provide similar legal services to the Company. All fees paid to Ms. Bailey in connection with such services have been agreed in arm's length negotiations and are in accordance with Ms. Bailey's usual and customary billing practices. Fees paid to Ms. Bailey by the Company in connection with such services are not paid in consideration of her services as a director. Aggregate fees billed by Ms. Bailey for services rendered to Lumen and the Company and paid by Lumen during 1997 were approximately $93,000.

         Bolle Preferred Stock and Warrants. Each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay holds 12,614 shares of Series A Preferred Stock and 1,975 shares of Series B Preferred Stock, and Bolle Warrants for the purchase of up to 132,724 shares of Common Stock. Mr. Bolle and Ms. Bolle Passaquay may not sell their Series B Preferred Stock without the prior written consent of at least 90% of the then outstanding shares of the Series B Preferred Stock until the Company has redeemed all the shares of the Series B Preferred Stock or the Subordinated Debt (as defined below). For a description of the rights and preferences of the Bolle Series A and Series B Preferred Stock and a description of the Bolle Warrants, see "DESCRIPTION OF CAPITAL STOCK--Preferred Stock" and "-Warrants."

CERTAIN TRANSACTIONS

         Bolle France Acquisition. On July 10, 1997, Lumen acquired and contributed to the Company all of the issued and outstanding share capital of Bolle France, pursuant to the terms of the Share Purchase Agreement. Pursuant to the terms of the Share Purchase Agreement, Bolle acquired from the Sellers all of the issued and outstanding share capital of Bolle France, Bolle Diffusion Sarl and the related land, in exchange for approximately $54,700,000 consisting of the following, not including transaction expenses of approximately $3,600,000: (a) $31,000,000 in cash (the "Cash Consideration");
(b) warrants to the Sellers to purchase Lumen common stock which have since been exchanged for Bolle Warrants to purchase an aggregate of 663,618 shares of Common Stock with an exercise price of $9.95 per share; (c) ten thousand (10,000) shares of Lumen Series A Preferred Stock having an aggregate liquidation preference of approximately $9,300,000 issued pursuant to the terms of the Certificate of Designations of Lumen Series A Preferred Stock; (d) one hundred (100) shares of Common Stock valued at approximately $3,300,000, being the minimum value of the Common Stock to be issued to the Sellers pursuant to the Share Purchase Agreement; and (e) sixty-four thousand one hundred twenty (64,120) shares of Series A Preferred Stock having an aggregate liquidation preference of approximately $11,100,000 issued pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock of the Company. On July 10, 1997, Lumen borrowed approximately $32,000,000, for the purpose of paying the Cash Consideration and certain transaction expenses in connection with the purchase of Bolle France, pursuant to the terms of the Credit Agreement.

         The Share Purchase Agreement provides that none of the Sellers may dispose of their shares of Common Stock until July 9, 2000. If, on that date, the closing market price of the total number of shares then held by the Sellers is less than $3,301,500 (the "Minimum Value"), the Company shall pay on such date in cash or freely tradable stock the difference between the actual value of the shares and the Minimum Value. In addition, pursuant to letters dated July 9, 1997 and December 4, 1997 from Martin Franklin to the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, Mr. Franklin will refrain from selling any shares of Common Stock which he received pursuant to the Spinoff for so long as the Series B Preferred Stock shall not have been redeemed in full by the Company. In connection with the Spinoff, each of Mr. Franck Bolle, Ms. Patricia Bolle Passaquay, Ms. Christelle Roche and Ms. Brigitte Bolle were issued approximately 55,000 shares of Common Stock and each of Mr. Robert Bolle and Mr. Maurice Bolle were issued approximately 27,500 shares of Common Stock. All of the shares of Common Stock received by the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, pursuant to the Share Purchase Agreement and this dividend will bear the rights and obligations described above.

         Under the Share Purchase Agreement, each of the Sellers on the one hand, and the Company and Lumen on the other hand, are liable to fully reimburse and indemnify the other for any expense, damage, loss or liability arising from any breach of the terms of the Share Purchase Agreement by the indemnifying party, subject to certain minimum claim amounts which must be met for the indemnification provisions to take effect. In connection with the Spinoff, the Company agreed to assume all obligations and liabilities of Lumen to each Seller, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, incurred by Lumen in connection with the purchase of Bolle France and Lumen shall then be released from all such obligations and liabilities. As a result, the Company became solely responsible for Lumen's indemnification obligations for breach of its representations and warranties made to the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, in the Share Purchase Agreement.

         Intercompany Financings. During the year ended December 31, 1997, Bolle America was party to a revolving intercompany credit arrangement with Lumen whereby interest on outstanding balances was charged to Bolle America at a rate of 8% per annum. Conversely, interest on cash sent to Lumen was earned at a rate of 5% per annum. In addition, in July 1997, Lumen entered into a $40,000,000 intercompany revolving credit agreement with the Company, for a term of up to three years, pursuant to which the Company paid interest to Lumen at a rate of 5.5% per annum. In connection with the Spinoff, the Company pushed down its acquisition indebtedness to Bolle France and charges interest on existing balances at 5% per annum. In connection with the Spinoff, Lumen repurchased all the shares of Lumen preferred stock held by the Company in exchange for the cancellation of an equivalent amount in intercompany debt owed by the Company to Lumen. At the time of the Spinoff the Company entered into the Credit Agreement and there are no further intercompany credit arrangements between Lumen and the Company.

         Consulting and Non-Compete Agreement. In connection with the Spinoff, pursuant to the transfers made from Lumen to the Company under the Contribution Agreement, the Company became party to the consulting and non-compete agreement entered into with Steve N. Haber, the former Chairman of the Board, Chief Executive Officer and President of Bolle America in November 1995. The following description refers to the parties' respective duties giving effect to the assignment of the consulting agreement to the Company. Pursuant to the agreement, as of January 1, 1997, Mr. Haber was hired as a consultant to the Company for annual compensation of $155,000 plus health and life insurance benefits for a period ending on December 31, 2000, extendible for an additional five years by mutual agreement of the parties. In addition to employment as a consultant, Mr. Haber agreed, commencing on the effective date of the consulting agreement and continuing through December 31, 2005, not to compete against the Company in the eyewear or optical, opthalmic or optometric businesses in any geographic area in which the Company does business. As compensation for this noncompete agreement, Mr. Haber received an initial payment of $800,000 and will receive a payment of $100,000 per year commencing January 1, 1997 through December 31, 2005. Mr. Haber furthermore agreed not to disclose any of the Company's confidential information.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of March 31, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each director and executive officer and (iii) all directors and officers of the Company as a group.

                                              AMOUNT AND NATURE OF
   NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP(1)                PERCENTAGE OF CLASS OWNED
------------------------------------------  ----------------------------------  ----------------------------------
                                                    SERIES A      SERIES B                  SERIES A     SERIES B
                                          COMMON    PREFERRED    PREFERRED      COMMON     PREFERRED     PREFERRED
                                          STOCK      STOCK        STOCK          STOCK       STOCK         STOCK
                                        ---------- -----------  -----------    --------   -----------   ----------
Martin E. Franklin
  555 Theodore Fremd Avenue
  Suite B-302
  Rye, New York 10580.............     712,003(2)         0             0       10.0%          0%           0%
Gary A. Kiedaisch.................       2,000            0             0         *            0             0
Ian G.H. Ashken...................     143,749 (3)        0             0        2.1           0             0
Nora A. Bailey....................      10,833            0             0         *            0             0
Franck Bolle......................      64,019       12,614         1,975         *           20            20
Patricia Bolle Passaquay..........      64,019       12,614         1,975         *           20            20
David L. Moore....................       5,116            0             0         *            0             0
David S. Moross...................           0            0             0         0            0             0

All Executive Officers and
Directors as a group (7 persons)..   1,043,405       25,228         3,950        14.3         40            40

Millbrook Partners, L.P.(4)
  2102 Sawgrass Village Drive
  Ponte Vedra Beach, Florida 32082     885,066          N/A           N/A        13.3         N/A           N/A

Marvin Schwartz(5)
  605 Third Avenue
  New York, New York 10158........     463,157          N/A           N/A        7.0          N/A           N/A

Palisade Capital(6)
  One Bridge Plaza
  Suite 695
  Fort Lee, New Jersey 07024......     408,771          N/A           N/A        6.2          N/A           N/A

OZ Master Fund, Ltd.(7)
 c/o OZ Management, L.L.C.
 153 East 53rd Street
 New York, New York 10022.........   1,343,333          N/A           N/A        16.2         N/A           N/A


---------------

 *Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within sixty (60) days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such individual and for the executive officers and directors as a group.
(2) Excludes 5,127 shares of Common Stock held in trust for Mr. Franklin's minor children as to which shares Mr. Franklin disclaims beneficial ownership.
(3) Excludes 8,333 shares of Common Stock held in trust for Mr. Ashken's minor children, as to which shares Mr. Ashken disclaims beneficial ownership.
(4) Based on a pre-Spinoff Schedule 13D filing, dated March 31, 1997, reporting beneficial ownership of Lumen shares and after giving effect to the distribution of 1 share of Bolle Common Stock for 3 shares of Lumen Common Stock pursuant to the Spinoff. 859,066 of these shares, or 8.7% of the Common Stock to be outstanding after the Offering, are beneficially held by Millbrook Partners, L.P. ("Millbrook"), and the remaining 26,000 shares are beneficially held by Millbrook's general partner, Mark M. Mathes.

(5) In a Schedule 13D filing dated March 26, 1998, Marvin Schwartz, acting in his personal capacity and not as a principal of Neuberger & Berman, reported beneficial ownership of such shares.
(6) Based on a pre-Spinoff Schedule 13G, dated February 1, 1997, in which Palisade Capital reported beneficial ownership of Lumen shares and after giving effect to the distribution of 1 share of Bolle Common Stock for 3 shares of Lumen Common Stock pursuant to the Spinoff.
(7) Shares issuable at any time at the option of OZ Master Fund, Ltd. upon conversion of $7,000,000 aggregate principal amount of the Convertible Notes, subject to the provisions of the Convertible Note Purchase Agreement.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock of which 6,884,969 shares were issued and outstanding as of May 29, 1998, and 200,000 shares of preferred stock, $.01 par value per share, of which 64,120 shares of Series A Preferred Stock and 10,000 shares of Series B Preferred Stock were issued and outstanding as of May 29, 1998.

         The following summary of certain terms of the Company's capital stock describes material provisions of, but is not necessarily a summary and is subject to, and qualified in its entirety by, the Company's Certificate of Incorporation, the Certificate of Designations of the Series B Preferred Stock, the Company's Bylaws, and applicable provisions of Delaware corporate law (including but not limited to the DGCL).

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and after provision has been made for the payment of the liquidation preference on the Series A Preferred Stock, the liquidation preference and any accrued dividends on the Series B Preferred Stock and the payment obligations on any other outstanding shares of preferred stock of the Company. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Spinoff when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

   General

         Under the terms of the Company's Certificate of Incorporation, the Board is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to 200,000 shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges, as shall be determined by the Board of Directors.

         The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

   Series A Preferred Stock

         Holders of the Series A Preferred Stock are not entitled to receive dividends. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company before any distribution of assets of the Company shall be made to or set apart for the holders of Common Stock, the holders of the Series A Preferred Stock will be entitled to receive from the Company's assets legally available for distribution to stockholders, a payment in an amount equal to the greater of (i) 1,000 French Francs per share or (ii) the French Franc equivalent of U.S. $172.41 per share of Series A Preferred Stock. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The Series A Preferred Stock is not convertible or exchangeable for any other securities of the Company.

         Shares of the Series A Preferred Stock will be redeemed by the Company upon 10 days' prior written notice on the third anniversary of their issuance, subject to the provisions of the Company's senior indebtedness in effect at the effective time of the Spinoff (which includes indebtedness under the Credit Agreement)(the "Senior Indebtedness"). Prior to that, the Company may redeem any shares of Series A Preferred Stock at any time upon 10 days' prior written notice. In addition, in the event the Company's EBITDA exceeds U.S. $18,400,000 for the fiscal year 1998 or U.S. $24,700,000 for the fiscal year 1999, the Company shall be obligated to redeem, upon 10 days' prior written notice, and within 110 days after the close of the relevant fiscal year, any shares of Series A Preferred Stock then outstanding, provided in each case that Bolle remains in compliance with the financial covenants contained in the Senior Indebtedness after giving effect to such redemption and U.S. $2,000,000 million is available for borrowing by Bolle under such Senior Indebtedness. In the event that the Series A Preferred Stock is not redeemed in full by its due date, it will begin accruing interest from July 2000 on the same terms as the Series B Preferred Stock, as described below.

         Generally, the shares of Series A Preferred Stock have no voting rights. If the Company fails to give notice of a redemption within three years of the date of issuance of any shares of Preferred Stock, the holders of more than 90% of such shares shall have the right to cause the Company to use commercially reasonable efforts to either obtain cash in order to redeem in full such shares or to effect without delay a commercially reasonable sale of the Company's assets or the merger, consolidation or other reorganization of the Company. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the consent of holders of at least 90% of such shares, (i) alter or change the rights, preferences or privileges of such shares or (ii) issue any class or series of preferred stock ranking senior or pari passu with the Series A Preferred Stock with respect to dividend, redemption or liquidation rights. Shares of Series A Preferred Stock may only be transferred to persons who are already holders of such shares and in accordance with applicable law.

   Series B Preferred Stock

         Under the terms of the Series B Preferred Stock, holders of Series B Preferred Stock will be entitled to accrue cumulative cash dividends, whether or not declared by the Company's Board of Directors, payable semi-annually at a rate of 5% of the liquidation preference, as described below, for 1997 and increasing annually up to 10% of the liquidation preference beginning on January 1, 2000 and continuing until the Series B preferred stock has been redeemed. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock will be entitled to receive from the Company's assets legally available for distribution to stockholders, a payment in an amount equal to the 5,500 French Franc liquidation preference per share ($9,294,000 in the aggregate at the exchange rate used in the Company's Pro Forma Balance Sheet as of December 31, 1997), plus any accrued dividends to the date of redemption. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series B Preferred Stock, then the holders of Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The Series B Preferred Stock is not convertible or exchangeable for any other securities of the Company.

         The Company may redeem the shares of Series B Preferred Stock, in whole or in part, for cash or, beginning on January 1, 1998, by issuing to the holders of the Series B Preferred Stock a subordinated debt instrument with substantially the same powers, designations, preferences and relative, participating, or other rights, and qualifications, limitations and restrictions as the Series B Preferred Stock, upon 10 days' prior written notice. In addition, the Company must, upon 10 days' prior written notice, redeem, out of funds legally available therefor, the Series B Preferred Stock (if not previously redeemed), upon the earlier occurrence of (i) the earlier of (A) the third anniversary date from the issuance of the Series B Preferred Stock, if redemption is then permitted under the terms and conditions of the Company's Senior Indebtedness,
(B) such later date as redemption is first permitted under the terms of the Company's Senior Indebtedness; (ii) the closing of any equity financing by the Company (including the Offering), but only to the extent of the net cash proceeds of such financing by the Company and no more than the redemption price of the then outstanding shares of Series B Preferred Stock, and provided further, that such redemption would not violate any of the terms and conditions of the Company's Senior Indebtedness; or (iii) a change of control resulting in the Company's payment in full of all amounts due with respect to its Senior Indebtedness.

         Generally, the shares of Series B Preferred Stock have no voting rights. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the consent of the holders of at least 90% of such shares, (i) alter or change the rights, preferences or privileges of such shares; (ii) declare or pay a dividend or otherwise make a distribution on any security issued by the Company which is junior to the Series B Preferred Stock with respect to dividends or upon liquidation, including the Series A Preferred Stock; (iii) enter into any agreements that prohibit the Company from declaring or paying dividends on the Series B Preferred Stock or redeeming the Series B Preferred Stock or the subordinated debt instrument, as the case may be; or
(iv) issue any class or series of Preferred Stock ranking senior or pari passu with the Series B Preferred Stock with respect to dividend, redemption or liquidation rights. Shares of Series B Preferred Stock may only be transferred in strict accordance with applicable law.

WARRANTS

         Pursuant to the terms of the Warrant Agreement between the Company and each of the Sellers, the Company has issued Bolle Warrants for the purchase of 663,618 shares of Common Stock. The Bolle Warrants will be exercisable between July 9, 1999 and July 9, 2001 (the "Exercise Period") at an exercise price per share equal to $9.95, subject to certain other adjustments (the "Exercise Price"). The Bolle Warrants may only be transferred during the Exercise Period, and may not be transferred in the absence of registration of the Bolle Warrants under the Securities Act and state securities laws, or an exemption therefrom.

         The Bolle Warrants may only be exercised for the purchase of a minimum of 17,000 shares of Common Stock or for the remaining amount of shares that the warrantholder is then able to purchase upon exercise thereof. Upon the surrender of a Bolle Warrant and payment of the Exercise Price, the Company shall issue, no later than 10 business days from the date of such surrender and payment, certificates for the number of shares so purchased together with cash for any fractional shares.

         In addition, at any time during the Exercise Period, any number of Bolle Warrants may be exchanged without payment of the Exercise Price into a number of shares of Common Stock having a value equal to that of the number of shares which would be issued by the Company upon receipt of the Exercise Price, less the Exercise Price.

         The Company must at all times keep reserved, so long as the Bolle Warrants remain outstanding, sufficient shares of its Common Stock to cover the exercise of the Bolle Warrants. Furthermore, the Company must notify the holders of the Bolle Warrants no less than 20 days prior to the date on which the Company (i) shall pay any dividend upon its Common Stock or make any distribution to the holders of its Common Stock; (ii) offers pro rata subscription rights to the holders of its Common Stock; (iii) offers any other rights to the holders of its Common Stock; (iv) engages in any capital reorganization, reclassification, consolidation, merger, or disposition of all or substantially all of the Company's assets; or (v) engages in a voluntary or involuntary dissolution, liquidation or winding up of the Company.

         At any time during the Exercise Period, the holders of at least a majority of the shares issued or issuable pursuant to the exercise of the Bolle Warrants and any securities issued or issuable with respect to those shares

("Registrable Securities") may cause the Company to register those shares under the Securities Act within a commercially reasonable time. If such registration is requested, the holders of the Bolle Warrants must pay all registration expenses, whether or not the registration is ever deemed effective. Furthermore, if at any time after July 9, 1999 the Company intends to file a registration statement for the registration of an offering of equity securities with the Commission, the holders of Registrable Securities must be given at least 30 days' prior notice and may have their Registrable Securities included in such registration statement. In such case, the Company shall pay all registration expenses.

CONVERTIBLE NOTES

         Pursuant to the terms of the Convertible Note Purchase Agreement, the Company completed on June 1, 1998 the sale of $7,000,000 aggregate principal amount of its Convertible Notes to Och Ziff Fund, under an exemption from registration under the Securities Act. The Convertible Notes are convertible at any time at the option of the holder(s) thereof into a maximum of 1,333,333 shares of Common Stock at a conversion price of $5.25 per share (the "Conversion Price"). The Conversion Price must be adjusted in the event the Company pays a dividend or distribution in shares of its capital stock or subdivide, combine or reclassify its outstanding shares of Common Stock, so as to provide the holder of any Convertible Notes upon conversion with an equivalent number of shares of capital stock which such holder would have owned if such holder had converted its Convertible Notes prior completion of any of foregoing transactions. Upon any consolidation or merger of the Company with and into any other corporation, a holder of Convertible Notes is entitled to receive upon the conversion thereof the securities or property to which a holder of the number of shares then deliverable upon such conversion would have been entitled upon such consolidation or merger. The Company may cause the conversion of the Convertible Notes at the Conversion Price at any time following the sixtieth day after the date of this Prospectus, if the closing price of the Common Stock is in excess of $7.0875 for 20 consecutive trading days and the Shares underlying the Convertible Notes have been registered for resale under the Securities Act. In addition, any holder of Convertible Notes who engages in an arbitrage transaction with respect to shares of Common Stock underlying its Convertible Notes shall be required to convert the principal amount of Convertible Notes which when so converted shall be equal to the same number of shares of Common Stock subject to such arbitrage transaction. All the shares issuable upon conversion of the Convertible Notes will be eligible for resale upon issuance pursuant to this Prospectus. See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION." The Company has agreed to repay the principal amount of any Convertible Notes outstanding no later than May 29, 2002 or within twenty days after the date the Common Stock shall cease to be listed on Nasdaq, the Nasdaq Small Cap Market, the New York Stock Exchange or the American Stock Exchange. If the Convertible Notes are not converted before maturity, the Company is obligated to repay their aggregate principal amount ($7,000,000) in cash and to issue 360,000 shares of Common Stock to the holder.

         The Company has agreed that it shall not without the written consent of 50% in principal amount of the Convertible Notes take any of the following actions: (i) create, incur or assume any indebtedness (as this term is defined in the Convertible Note Purchase Agreement) unless following the creation of such indebtedness, the Company's consolidated leverage ratio (as this term is defined in the Convertible Note Purchase Agreement) is less or equal to 3.50 to 1.00; (ii) (a) declare any dividends (other than payable in shares of capital stock of the Company) on any shares of its capital stock, other than the Series A Preferred Stock or the Series B Preferred Stock, or (b) except in connection with the Series A Preferred Stock or Series B Preferred Stock, apply its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of dividends on, or make any distribution in respect of, any class of capital stock of the Company; (iii) consummate a merger or consolidation (except with a subsidiary) without first offering the holder(s) of the Convertible Notes the option to have their Convertible Notes
(a) redeemed in full in connection with such merger or consolidation, or (b) assumed by the successor to the Company; and (iv) register any shares of Common Stock, except as described in this Prospectus, or issue securities in reliance upon an exemption from registration under Regulation S of the Securities Act, in each case for the earlier of (x) 75 days following the date that this Registration Statement has been declared effective by the Commission or (y) until January 11, 1999.

         For so long as the Company shall be subject to the requirement of obtaining shareholder approval prior to issuing shares in excess of 20% of the aggregate number of then outstanding shares of Common Stock, it shall not be obligated to issue any Shares upon request for conversion of Convertible Notes if, following such issuance, the total number of shares of Common Stock issued upon such conversion would exceed 20% of the total number of shares of Common Stock then outstanding.

         The Company is required to (i) repay the principal amount of any Convertible Notes outstanding and all amounts payable under the Convertible Note Purchase Agreement and (ii) issue 360,000 Additional Shares or, in case less than $7,000,000 aggregate principal amount of Convertible Notes shall thus be repaid, the number of shares of Common Stock obtained by multiplying 360,000 by a quotient, of which the numerator shall be the amount of Convertible Notes being repaid and the denominator shall be the aggregate principal amount of Convertible Notes issued under the Convertible Note Purchase Agreement ($7,000,000), whenever (1) the Company has failed, for a period of ten days, to pay the principal amount of any Convertible Notes when due, at maturity, upon redemption, acceleration or otherwise, or has failed to pay any installment of interest or other payment due upon the failure by the Company to issue any Shares; (2) the Company fails to issue Shares upon request for conversion of Convertible Notes; (3) any voluntary or involuntary proceeding is commenced in respect of the Company seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law, or the Company makes a general assignment for the benefit of its creditors or fails to pay its debts when they become due; and (4) the Company is in breach of any of its covenants as described below or representations contained in the Note Purchase Agreement.

         If any Convertible Notes are not converted before maturity, the Company is obligated to repay their aggregate principal amount (up to a maximum of $7,000,000) in cash and issue 360,000 Shares (or, in case of a partial repayment, a number of Shares pro rated as described above) to the holder(s) of such Convertible Notes. Unless otherwise provided by the terms of any indebtedness of the Company, the Convertible Notes are subordinate to the rights of the Lenders under the Credit Agreement and other ordinary creditors of the Company for all purposes other than the issuance of Shares. Accordingly, upon any acceleration of the Convertible Notes or any indebtedness, or any payment or distribution of assets of the Company of any kind, to creditors upon any dissolution, winding up or liquidation of the Company, no payment shall be made to holder(s) of Convertible Notes until all amounts payable in respect of the Company's outstanding indebtedness (including under the Credit Agreement) have been paid in full. If, and for so long as, the Company shall be in default under the terms of any its indebtedness, including the Credit Agreement but excluding any intercompany indebtedness, it shall not make, and no holder(s) of Convertible Notes shall accept, any payment on, or apply any assets to the purchase or retirement of, the Convertible Notes, or make any other payment pursuant to the Convertible Note Purchase Agreement (other than upon conversion into Shares), and the holder(s) of the Convertible Note shall not enforce any judgment or seek remedy against the Company, provided, however, that any such payment may be made, if required, to the extent possible without causing an event of default under the Company's indebtedness. The Lenders have agreed that the Convertible Notes shall not be deemed "equity securities" for the purpose of assessing compliance by the Company with the minimum equity ratios set forth in the Credit Agreement until the Convertible Notes are actually converted.

         The Convertible Notes may not be transferred without the prior written consent of the Company which shall not be unreasonably withheld. The Company has agreed to indemnify Och Ziff Fund, each underwriter, broker or dealer, if any, and their respective directors, officers, employees or controlling persons against certain liabilities, including liabilities under the Securities Act arising from the sale of the Shares issued upon conversion of the Convertible Notes.

DIRECTOR AND OFFICER INDEMNIFICATION

         The Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation and the Company's ByLaws contain provisions to indemnify the Company's directors and officers to the fullest extent permitted by the DGCL, including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors. See "EXECUTIVE COMPENSATION--Director and Officer Indemnification and Limitation of Liability."

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for the Common Stock is National City Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

         In addition to the 1,850,000 Shares which may be sold hereunder by the Selling Stockholders, of the 6,636,261 shares of Common Stock distributed pursuant to the Spinoff, approximately 5,843,261 shares are freely tradable without restriction or the requirement of future registration under the Securities Act. All of the remaining 793,000 outstanding shares are Restricted Shares under Rule 144 and are eligible for resale thereunder subject to manner of sale, volume, notice and information requirements and applicable contractual restrictions.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the date such securities were acquired from the Company or an affiliate of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 68,849 shares of Common Stock at the time of this Prospectus) and (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, however, a person who has held shares for a minimum of two years from the later of the date such securities were acquired from the Company or an affiliate of the Company and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the Company, is free to sell such shares without regard to the volume, manner-of-sale and certain other limitations contained in Rule 144.

         Following the expiration in July 2000 of certain contractual restrictions on resale, all the shares of Bolle Common Stock held by the Sellers, or approximately 4% of the Bolle Common Stock outstanding will be eligible for sale by the Sellers pursuant to the provisions of Rule 144 under the Securities Act. Upon the redemption in full of all the shares outstanding of the Bolle Series B Preferred Stock, all the shares of Bolle Common Stock received by Mr. Franklin pursuant to the Spinoff, or approximately 10% of the total number of shares of Bolle Common Stock outstanding, will be eligible for sale by Mr. Franklin in accordance with applicable law. No assurance can be given that the holders of such shares, including the Sellers or Mr. Franklin will not decide, based upon prevailing market conditions, to dispose of all or a portion of their investment in the Company after the expiration of applicable restrictions. The future sale of a substantial number of shares of Common Stock may have an adverse impact on the market price of the Common Stock. See "RISK FACTORS--Shares Eligible for Future Sales; Future Sales by Significant Stockholders" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Certain Transactions."

         A total of 2,500,000 shares of Common Stock are reserved for issuance upon the exercise of options that may be granted under the Plan, of which options to purchase 860,330 shares have been granted and are outstanding. The Company intends to file a registration statement on Form S-8 to register the Common Stock reserved for issuance under the Plan. Shares of Common Stock issued under the Plan after the effective date of such registration statement and the shares of Common Stock outstanding on the date of such registration statement as a result of option exercises, other than shares held by affiliate of the Company, will be eligible for resale in the public market without restriction. See "EXECUTIVE COMPENSATION--Bolle 1998 Stock Incentive Plan." The Board of Directors may consider the granting of additional stock options to various employees of the Company, the amount, terms and timing of which have not yet been determined. Any such options will be granted at an exercise price not less than the fair market value of the Common Stock on the date the options are granted. In addition, under the Warrant Agreement, 663,618 shares of Common Stock issuable upon exercise of the Bolle Warrants are subject to demand registration rights vesting on the date a Warrant is first exercised, which may be as early as July 1999.

                              SELLING STOCKHOLDERS

         The following table provides certain information with respect to the shares of Common Stock which may be offered for sale hereunder by each Selling Stockholder. Each Selling Stockholder may offer all the shares which such Stockholder will be issued pursuant to the transactions described herein. Because the Selling Stockholders may offer some or all of the Shares in an offering which is not underwritten on a firm commitment basis, no estimate can be given as to the amount of securities that will be held by the Selling Stockholders after completion of the registration of the Shares offered hereby. See "PLAN OF DISTRIBUTION." To the extent required, the specific securities to be sold, the names of the Selling Stockholders effecting such sale, the names of any agent, dealer or underwriter participating in such sale, and any applicable commission or discount with respect to the sale will be set forth in a supplement to this Prospectus. The nature of the positions, offices or other material relationships which certain Stockholders have had with the Company or any of its predecessors or affiliates within the past three years are set forth below. The securities offered by means of this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                      Shares Owned by the Selling
                                                       Stockholder prior to resale          Shares to be Offered for the
              Selling Stockholder                             hereunder (1)                Selling Stockholder's Account (2)
-------------------------------------------------    ---------------------------------    ---------------------------------
OZ Master Fund, Ltd. (3)....................         Up to 1,333,333                      Up to 1,333,333
Bill Bass Trust (4).........................         248,388                              439,700
Peter Bartholomew (5).......................         75,000                               75,000

------------------


(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within sixty (60) days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership.
(2) The number of shares offerd hereunder by each Selling Stockholder may be increased by such number of shares as the Company may be required to issue to such Selling Stockholder to prevent dilution resulting from stock splits, stock dividends or similar transactions under the terms of its arrangement with such Selling Stockholder.
(3) All the Shares offered by Och Ziff Fund hereunder are issuable upon conversion of $7,000,000 aggregate principal amount of the Convertible Notes. Included in this amount are up to a maximum of 360,000 shares which are issuable by the Company under certain circumstances, including if the Company fails to issue Shares upon a request for conversion of outstanding Convertible Notes. In such instances, the Company is required to issue such Shares in proportion to the principal amount of Convertible Notes which if failed to convert or redeem, up to a maximum of 360,000. See "DESCRIPTION OF CAPITAL STOCK--Convertible Notes."
(4) Of the Shares offered by the Bill Bass Trust hereunder, an aggregate of 248,388 Shares were issued by the Company on May 28, 1998 in connection with the execution of the Share Sale Agreement but subject to the closing thereof, and the remainder, or 191,312 Shares are issuable by the Company under certain conditions contained in the Share Sale Agreement as described elsewhere in this Prospectus.
(5) All the shares offered by Peter Bartholomew (the present owner of Bolle U.K.) hereunder are issuable by the Company upon the closing of the proposed purchase of Bolle U.K.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may, upon compliance with applicable "Blue Sky" law, be sold from time to time to purchasers directly by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest, or in negotiated transactions and through Nasdaq. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions in which the broker solicits purchasers; and (d) directly to one or more purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         Alternatively, the Selling Stockholders may from time to time offer the securities offered hereby through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions of commissions from the Selling Stockholders and/or the purchasers of securities for whom they may act as agents.

         The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of securities offered hereby may be deemed to be underwriters, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular underwritten offer of securities is made, to the extent required, a supplement to this Prospectus will be distributed which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, and discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The securities offered hereby may be sold from time to time in one or more transactions at market prices prevailing at the time of sale, at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

         The Selling Stockholders will pay the commissions and discounts of underwriters, dealers or agents, if any, incurred in connection with the sale of the Shares. Pursuant to the terms of the agreements entered into between the Company and the Selling Stockholders, the Company has agreed to pay all expenses incident to the registration of the Shares. These agreements provide for reciprocal indemnification between the Company on the one hand, and the Selling Stockholder on the other hand, against certain liabilities in connection with the Registration Statement, of which this Prospectus is a part, including liabilities under the Securities Act.

                               VALIDITY OF SHARES

         Certain legal matters in connection with the securities offered hereby are being passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

         The consolidated financial statements of Bolle Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and the combined financial statements of Holding BF SA as of September 30, 1997 and for the three-month period then ended, as of June 30, 1997 and for the six-month period then ended and as of December 31, 1996 and for the year then ended, included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP (Bolle Inc.) and Befec-Price Waterhouse (Holding BF SA), independent accountants, given on authority of said firms as experts in auditing and accounting.

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document to which reference is made are necessarily summaries thereof, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Any interested party may inspect the Registration Statement, without charge, and copied at prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, the Commission maintains a website that contains the Registration Statement. This website can be accessed at www.sec.gov. Copies of such material can also be obtained from the Company upon request by contacting the Company at its principal executive office.

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information which filed by the Company with the Commission are available for inspection and copying at the Commission's public reference facilities referred to above. Copies of such material are obtainable by mail at prescribed rates by writing the Public Reference Branch of the Commission at the address referred to above. In addition, reports, proxy statements and other information concerning the Company are available for inspection at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
Bolle Inc.
   Unaudited Pro Forma Combined Financial Data
     Unaudited Pro Forma Balance Sheet as of March 31, 1998............................................       F-3
     Unaudited Pro Forma Statement of Operations for the quarter ended
       March 31, 1998..................................................................................       F-4
     Unaudited Pro Forma Statement of Operations for the year ended
       December 31, 1997...............................................................................       F-5
     Notes to Unaudited Pro Forma Combined Financial Statements........................................       F-6
   Unaudited Interim Condensed Financial Statements
     Unaudited Balance Sheet as of March 31, 1998......................................................       F-8
     Unaudited Statements of Operations for the quarters ended March 31, 1998 and 1997.................       F-9
     Unaudited Statements of Cash Flows for the quarters ended March 31, 1998 and 1997.................      F-10
     Notes to Condensed Financial Statements...........................................................      F-11
   Annual Financial Statements
     Independent Auditors' Report......................................................................      F-13
     Consolidated Balance Sheets as of December 31, 1997, 1996 and 1995................................      F-14
     Consolidated Statements of Operations for the years ended December 31, 1997,
       1996 and 1995...................................................................................      F-15
     Consolidated Statements of Comprehensive Income for the years ended
       December 31, 1997, 1996 and 1995................................................................      F-16
     Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997,
       1996 and 1995...................................................................................      F-17
     Consolidated Statements of Cash Flows for the years ended December 31, 1997,
       1996 and 1995...................................................................................      F-18
     Notes to Consolidated Financial Statements........................................................      F-20
Holding B.F. SA
   Annual and Interim Financial Statements
     Report of Independent Accountants.................................................................      F-34
     Combined Balance Sheets as of December 31, 1996, June 30, 1997 and September
       30, 1997........................................................................................      F-35
     Combined Statement of Operations for the year ended December 31, 1996, the six
       months ended June 30, 1997 and the three months ended September 30, 1997........................      F-36
     Combined Statement of Stockholders' Equity for the year ended December 31, 1996, the six
       months ended June 30, 1997 and the three months ended September 30, 1997........................      F-37
     Combined Statement of Cash Flows for the year ended December 31, 1996,
       the six months ended June 30, 1997 and the three months ended September 30, 1997................      F-38
     Notes to Combined Financial Statements............................................................      F-39

                                   BOLLE INC.
                    PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined statements of operations

                  (i) give effect to the July 10, 1997 acquisition of Holding BF SA and related assets ("Bolle France") under the purchase method of accounting;

                  (ii) reflect the Bill of Sale and Assignment Agreement (the "Contribution Agreement") and the Indemnification Agreement between the Company and its prior parent company Lumen Technologies, Inc. ("Lumen") described in the audited and interim financial statements included herein;

                  (iii) reflect the acquisition of 75% of both Bill Bass
                        Optical Pty. Ltd. and Parkhurst Oaks Pty. Ltd. (collectively "Bolle Australia") under the purchase method of accounting; and

                  (iv) give effect to the issuance of the Convertible Notes and use of its proceeds.

         The unaudited pro forma combined balance sheet as of March 31, 1998 only gives effect to the acquisition of Bolle Australia and the issuance of the Convertible Notes as the acquisition of Bolle France and the Contribution Agreement and Indemnification Agreement are already included in the historical balance sheet as of March 31, 1998.

         The accompanying pro forma combined statements of operations give effect to the Contribution Agreement and the acquisitions of Bolle France and Bolle Australia as though they had occurred as of the beginning of the periods presented. The pro forma combined financial statements are derived from (i) the audited and unaudited financial statements of the Company; (ii) the Bolle France historical audited financial statements as of and for the six months ended June 30, 1997; (iii) the Bolle Australia historical audited financial statements as of and for the six months ended December 31, 1997 and the year ended June 30, 1997; and (iv) the adjustments set forth in the notes to the pro forma combined financial statements.

         Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. Management does not expect material changes to purchase accounting and other pro forma adjustments upon final allocation of the purchase price. The unaudited pro forma combined financial information presented herein is not necessarily indicative of the results of operations or financial position that the Company would have obtained had such events occurred at the beginning of the periods presented, as assumed, or of the future results of the Company.

                                                    BOLLE INC.
                                              PRO FORMA BALANCE SHEET
                                               AS OF MARCH 31, 1998
                                              (Amounts in thousands)

                                                                                             CONVERTIBLE
                                                               (2)        ACQUISITION        SUBORDINATED
                                                BOLLE         BOLLE        PRO FORMA             NOTE              PRO FORMA
                                                 INC        AUSTRALIA     ADJUSTMENTS        ADJUSTMENTS           COMBINED
                                             -------------  -----------  --------------     ---------------     ----------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents................    $ 1,210       $  711         $  (161)  (a)                            $ 1,760
   Trade receivables, net...................     10,975        4,229          (1,051)  (b)                             12,416
                                                                              (1,737)  (a)
   Inventories..............................     11,235        2,085                                                   13,320
   Other current assets.....................      6,528          468              (3)  (a)                              6,993
                                             -------------  -----------  --------------     ---------------     ----------------
     Total current assets...................     29,948        7,493          (2,952)                                  34,489
Investment in affiliates....................      5,403                                                                 5,403
Property and equipment, net (1).............     10,086          264                                                   10,350
Trademark, net..............................     37,542                                                                37,542
Goodwill and other intangibles, net.........     22,399            1           4,758   (c)                             27,158
Other assets................................   $  1,451           87                                 400   (h)          1,938
                                             -------------  -----------  --------------     ---------------     ----------------
     Total assets...........................   $106,829      $ 7,845         $ 1,806               $ 400             $116,880
                                             =============  ===========  ==============     ===============     ================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Short term debt and current maturities    $    8,705      $ 1,301          $3,850   (d)      $ (5,100)  (h)        $ 8,756
      of long-term debt (1).................
   Accounts payable.........................      4,825        2,556          (1,051)  (b)                              5,599
                                                                                (731)  (a)
   Other accrued expenses...................      7,281          703             294   (a)                              8,278
                                             -------------  -----------  --------------     ---------------     ----------------
     Total current liabilities..............     20,811        4,560           2,362              (5,100)              22,633
   Long-term debt (1).......................     12,042                                           (1,500)  (h)         10,542
   Convertible subordinated notes                                                               $  7,000   (i)          7,000
   Deferred tax liability                        14,000                                                                14,000
   Long-term liabilities....................      2,919           98                                                    3,017
                                             -------------  -----------  --------------     ---------------     ----------------
   Total liabilities........................     49,772        4,658           2,362                 400               57,192
                                             -------------  -----------  --------------     ---------------     ----------------
Mandatorily redeemable preferred stock......     20,709                                                                20,709
Minority interests..........................                                     431   (e)                                431
Stockholders' equity........................     36,348        3,187          (1,723)  (f)                             38,548
                                                                              (1,464)  (a)
                                                                               2,200   (g)
                                             -------------  -----------  --------------     ---------------     ----------------
Total liabilities, mandatorily redeemable
   preferred stock, minority interests and
   stockholders' equity.....................   $106,829      $ 7,845         $ 1,806                $400             $116,880
                                             =============  ===========  ==============     ===============     ================

-----

(1) In May 1998, the Company sold its real estate investment for $5.8 million. The net book value of the property at March 31, 1998 was $5.7 million and the related mortgage was $3.5 million. Using the net proceeds after repayment of the mortgage and expenses, the Company repaid approximately $2 million of its term loan.
(2) Represents the balance sheet of Bolle Australia as of December 31, 1997 translated at 0.6503 US Dollars per Australian Dollar, the exchange rate at December 31, 1997.

                                   BOLLE INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998
                 (Amounts in thousands, except per share data)


                                                                    CONTRIBUTION
                                                                      AGREEMENT
                                                                         AND            CONVERTIBLE
                                                         (1)         ACQUISITION        SUBORDINATED
                                                        BOLLE         PRO FORMA             NOTE            PRO FORMA
                                      BOLLE INC.      AUSTRALIA      ADJUSTMENTS        ADJUSTMENTS          COMBINED
                                     -------------- --------------  --------------     ---------------     -------------
  REVENUES:
  Net sales.........................      $10,728         $4,267          $ (739) (u)                          $14,256
  COSTS AND EXPENSES:
  Cost of sales.....................        5,288          2,286            (739) (u)                            6,835
  Selling, general and                      5,430          1,390              30  (j)           (25)  (q)        6,825
    administrative expenses.........
  Interest expense..................          484             39            (222) (k)           (107) (r)          371
                                                                              72  (l)            105  (s)
  Other income......................         (515)           (47)                                                 (562)
                                     -------------- --------------  --------------     ---------------     -------------
  Total costs and expenses..........       10,687          3,668            (859)                (27)           13,469
                                     -------------- --------------  --------------     ---------------     -------------
  Income (loss) before income taxes
  and minority interests............           41            599             120                  27               787
  Provision for income taxes........           16            216              44  (m)             10  (m)          286
                                     -------------- --------------  --------------     ---------------     -------------
  Net income (loss) before minority
  interests.........................           25            383              76                  17               501
  Minority interests................                          96                                                    96
  Preferred stock dividends.........           29                            110  (n)                              139
                                     ============== ==============  ==============     ===============     =============
  Net income (loss) attributable to
    common stock....................         $ (4)          $287           $ (34)               $ 17             $ 266
                                     ============== ==============  ==============     ===============     =============
  Basic and diluted weighted                                                 248  (o)
    average shares outstanding......        1,476                          5,160  (p)                            6,884
  Basic and diluted EPS (4).........       $(0.00)                                                              $ 0.04

-----

(1) Represents the results of operations of Bolle Australia for the three months ended December 31, 1997, translated at the average exchange rate for the period of 0.6918 US Dollars per Australian Dollar.

                                   BOLLE INC.
                       PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (Amounts in thousands, except per share data)


                                                                           CONTRIBUTION
                                                                             AGREEMENT
                                                                                AND            CONVERTIBLE
                                                (2)             (3)         ACQUISITION       SUBORDINATED
                                (1)            BOLLE           BOLLE         PRO FORMA            NOTE             PRO FORMA
                             BOLLE INC.       FRANCE         AUSTRALIA      ADJUSTMENTS        ADJUSTMENTS          COMBINED
                            --------------  -------------  --------------  --------------     --------------     --------------
  REVENUES:
  Net sales................      $32,160        $18,656         $12,650         $(3,060) (t)                          $56,080
                                                                                 (4,326) (u)
  COSTS AND EXPENSES:
  Cost of sales............       15,354         11,577           6,891          (3,060) (t)                           26,436
                                                                                 (4,326) (u)
  Selling, general and            16,342          5,258           4,127            (179) (v)                           26,378
    administrative expenses                                                         811  (w)         (100)  (q)
                                                                                    119  (j)
  Merger and acquisition
    integration related
    expenses...............        3,750                                         (3,750) (x)
  Interest expense.........          963            175             171             (91) (k)          (429) (r)         1,498
                                                                                    289  (l)           420  (s)
  Other income.............         (693)          (359)           (592)                                               (1,644)
                            --------------  -------------  --------------  --------------     --------------     --------------
  Total costs and expenses.       35,716         16,651          10,597         (10,187)              (109)            52,668
                            --------------  -------------  --------------  --------------     --------------     --------------
  Income (loss) before
  income taxes and
  minority interests.......       (3,556)         2,005           2,053           2,801                109              3,412
  Provision for income
  taxes....................        1,099          1,193             779           1,036  (m)            40  (m)         4,147
                            --------------  -------------  --------------  --------------     --------------     --------------
  Net income (loss) before
  minority interests.......       (4,655)           812           1,274           1,765                 69               (735)
  Minority interests.......                                         319                                                   319
  Preferred stock
    dividends..............                                                         511  (n)                              511
                            ==============  =============  ==============  ==============     ==============     ==============
  Net income (loss)
    attributable to common
    stock..................     $(4,655)            812            $955          $1,254              $  69           $ (1,565)
                            ==============  =============  ==============  ==============     ==============     ==============
  Basic and diluted
    weighted average                                                                248  (o)
    shares outstanding.....          1.8                                          6,634  (p)                            6,884
  Basic and diluted          $(2,586.11)                                                                             $ (0.23)
     EPS (4)...............

(1) Represents the results of operations of Bolle Inc. for the year ended December 31, 1997, including the results of operations of Bolle France for the six months ended December 31, 1997.
(2) Represents the results of operations of Bolle France for the six months ended June 30, 1997 (not included in (1)) translated using the average rate of 5.6835 French Francs per US dollar for such period.
(3) Represents the results of operations of Bolle Australia for the year ended September 30, 1997, translated at the average exchange rate for the period of 0.7673 US Dollars per Australian Dollar.
(4) Despite the loss before tax of $3,556, the Company recorded a tax charge of $1,099 primarily due to the creation of a valuation allowance against the entire net tax benefit arising from domestic operations, resulting in a net loss of $4,655. If the 1997 statutory tax rate of 37% had been applied to pro forma combined income before income taxes, pro forma EPS would have been $0.19.

              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

(a) Adjustments to reflect agreed upon dividend to prior Bolle Australia shareholders which occurred after December 31, 1997, in connection with, but before the acquisition of Bolle Australia.
(b) Adjustment to reflect the elimination of receivables from Bolle Australia to Bolle France.
(c) Adjustment to reflect the allocation to goodwill of the excess of the purchase price of Bolle Australia over the book value to be amortized over an estimated useful life of forty years.
(d) Adjustment to reflect the borrowings used to finance the cash portion of the purchase price of Bolle Australia.
(e) Adjustment to reflect the 25% minority interest in Bolle Australia which continues to be held by the prior majority shareholders of Bolle Australia.
(f) Adjustment to reflect the elimination of Bolle Australia equity in pro forma consolidation.
(g) Adjustment to reflect the issuance of stock for the stock portion of the purchase price.
(h) Adjustment to reflect the use of net proceeds from the issuance of the Convertible Subordinated Notes to repay a portion of the Company's term loan and revolving credit facility.
(i) Adjustment to reflect the issuance of the Convertible Notes (net of a total of $400 of transaction expenses), which are convertible into the underlying securities in this Offering.

PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

(j) Adjustment to reflect the amortization of the goodwill recorded in conjunction with the acquisition of Bolle Australia over an estimated useful life of forty years. See adjustment (c).
(k) Adjustment to reflect the reduction of interest related to the reduced indebtedness resulting from the Contribution Agreement. Such reduction is calculated as: the $16,104 debt outstanding on the date of the Spinoff, multiplied by the effective interest rate of 6.5%, less the actual interest expensed by the Company and Bolle France during the period.
(l) Adjustment to reflect interest on the cash portion of the Bolle Australia purchase price of $3,700 plus direct acquisition expenses of $150 at a rate of 7.5%.
(m) Adjustment to reflect the statutory rate of 37% applied to the pro forma adjustments.
(n) Adjustment to reflect the preferred dividends as if the Series B Preferred Stock issued in conjunction with the Contribution Agreement had been outstanding since the beginning of the period.
(o) Adjustment to reflect the issuance of shares to satisfy a portion of the purchase price of Bolle Australia.
(p) Adjustment to reflect the Spinoff of the Company to its shareholders as if it had occurred as of the beginning of the period.
(q) Adjustment to reflect amortization of the direct transaction expenses of the Convertible Notes issuance over the 4 year term. See note (i).
(r) Adjustment to reflect reduced interest expense as a result of repayment of indebtedness by the use of proceeds from the Convertible Notes.
(s) Adjustment to reflect effective interest on the Convertible Notes, based on the current market price of the Company's shares, at an interest rate of 6%. The effect of a $0.25 change in the market value of Company Common Stock would be $350 per annum. This effective interest rate will fluctuate during the term of the Convertible Notes based on the Company's then current market price per share, as the instrument will be marked to market at each balance sheet date.
(t) Adjustment to reflect elimination of sales from Bolle France to Bolle America for the unconsolidated six months ended June 30, 1997, translated at the same exchange rate used to translate the statement of operations.
(u) Adjustment to reflect the elimination of sales from Bolle France to Bolle Australia translated at the French Franc to US Dollar exchange rates of 5.84 for the year ended December 31, 1997 and 6.10 for the three months ended March 31, 1998.
(v) Adjustment to reflect the elimination of Bolle France acquisition related expenses incurred and charged at Bolle France prior to the acquisition. Such expenses do not have a recurring effect on the results of the Company.
(w) Adjustment to reflect the amortization of goodwill and trademark value ($62,502) recorded over an estimated useful life of 40 years ($1,563 per annum) and the adjustment to the value of the buildings ($1,824) over an estimated useful life of 30 years ($60 per annum).
(x) Adjustment to reflect the elimination of acquisition integration related expenses described as follows:
         (i) a reserve for the return of product from the Company's owned and non-owned distributors in conjunction with the redefining and streamlining of the Company's new product line, and
         (ii) the legal, production and marketing expenses related to the set up of a new logo for Bolle(R) worldwide and the creation of the first worldwide catalog.

                                                    BOLLE INC.
                                      CONDENSED INTERIM FINANCIAL STATEMENTS
                                            CONSOLIDATED BALANCE SHEETS
                                       (In thousands, except per share data)
                                                    (Unaudited)

                                                                                      MARCH 31, 1998
ASSETS

Current assets:

   Cash and cash equivalents.................................................           $    1,210
   Trade receivables from related parties....................................                  487
   Trade receivables, less allowances of $754 and $857.......................               10,488
   Inventories...............................................................               11,235
   Prepaid and other current assets..........................................                1,165
   Deferred tax asset........................................................                5,363
                                                                                        ----------
Total current assets.........................................................               29,948
Note receivable and investment in affiliates.................................                5,403
Property and equipment, net..................................................               10,086
Trademark, net...............................................................               37,542
Goodwill and other intangible assets, net....................................               22,399
Other assets.................................................................                1,451
                                                                                        ----------
    Total assets.............................................................           $  106,829
                                                                                        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short term debt and current portion of long term debt.....................           $    8,705
   Accounts payable..........................................................                4,825
   Accrued compensation......................................................                  962
   Other accrued expenses....................................................                6,319
                                                                                        ----------
Total current liabilities....................................................               20,811
Long term debt, net of current portion.......................................               12,042
Deferred tax liability.......................................................               14,000
Other long-term liabilities..................................................                2,919
                                                                                        ----------
Total liabilities............................................................               49,772
                                                                                        ----------
Mandatorily redeemable preferred stock - redemption value $11,055; par value
   $.01; 64 shares authorized, issued and outstanding........................               11,055
Mandatorily redeemable cumulative preferred stock - redemption value
   $9,625; par value $0.01; 10 shares authorized, issued and outstanding.....                9,654
Stockholders' equity:
   Common stock - par value $.01; 25,000 shares authorized, 6,636 shares
      issued and outstanding.................................................                   66
   Additional paid-in capital................................................               43,285
   Cumulative translation adjustment.........................................               (2,344)
   Accumulated deficit.......................................................               (4,659)
                                                                                        ----------
         Total stockholders' equity..........................................               36,348
                                                                                        ----------
         Total liabilities, mandatorily redeemable preferred stock
            and stockholders' equity                                                    $  106,829
                                                                                        ==========




           See accompanying notes to condensed financial statements.

                                   BOLLE INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)
                                  (Unaudited)



                                                           FOR THE THREE MONTHS ENDED
                                                                    MARCH 31,
                                                               1998            1997
                                                            ---------        --------
REVENUES:
Net sales............................................       $  10,728        $  5,058

COSTS AND EXPENSES
Cost of sales........................................           5,288           2,778
Selling, general and administrative expenses.........           5,430           3,034
Interest expense.....................................             484              21
Other (income) expense...............................            (515)           (288)
                                                            ---------        --------
Total costs and expenses.............................          10,687           5,545
                                                            ---------        --------

Income (loss) before income taxes....................              41            (487)
Provision for (benefit from) income taxes............              16            (156)
                                                            ---------        --------

Net income (loss)....................................              25            (331)

Preferred dividend...................................              29
                                                            ---------        --------

Net loss attributable to common stock................       $      (4)       $   (331)
                                                            ---------        --------

Comprehensive loss...................................       $  (1,123)       $   (331)
                                                            =========        ========

Weighted average shares outstanding:
Basic................................................       1,476,351             100
Diluted..............................................       1,566,124             100


Loss per share:
Basic................................................      $    (0.00)       $ (3,310)
Diluted..............................................      $    (0.00)       $ (3,310)



           See accompanying notes to condensed financial statements.

                                   BOLLE INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                  (Unaudited)


                                                            FOR THE THREE MONTHS ENDED MARCH 31,
                                                            ------------------------------------
                                                                     1998            1997
                                                                     ----            ----

Net cash provided (used) by operating activities...........       $   2,018      $     (554)
                                                                  ---------      ----------

Cash flows from investing activities:
   Non compete agreement...................................             (25)            (25)
   Capital expenditures....................................             (78)            (29)
   Proceeds from sale of assets............................                               7
                                                                  ---------      ----------
         Net cash used by investing activities.............            (103)            (47)
                                                                  ---------      ----------

Cash flows from financing activities:
   Proceeds from (payments on) revolving credit line.......          (1,982)            355
   Proceeds from long term obligations.....................             102
                                                                  ---------      ----------
         Net cash provided (used) by financing activities..          (1,880)            355
                                                                  ---------      ----------

Effect of change in exchange rate on cash..................             (29)

Net increase (decrease) in cash............................               6            (246)
Cash and cash equivalents at beginning of period...........           1,204             311
                                                                  ---------      ----------
Cash and cash equivalents at end of period.................       $   1,210      $       65
                                                                  =========      ==========






           See accompanying notes to condensed financial statements.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - SPINOFF AND BASIS OF PRESENTATION

         At December 31, 1997 Bolle Inc. (the "Company") was a subsidiary of Lumen Technologies, Inc. (formerly known as BEC Group, Inc.) ("Lumen"). On March 11, 1998, Lumen distributed the stock of Bolle Inc. to Lumen's stockholders (the "Spinoff") and the Company began trading on the NASDAQ National Market under the symbol "BEYE" on March 12, 1998.

         In connection with the Spinoff, pursuant to a Bill of Sale and Assignment Agreement entered into between Lumen and the Company immediately prior to the consummation of the Spinoff (the "Contribution Agreement"), (i) Lumen assigned to the Company all of Lumen's assets other than assets related to the ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen; and (ii) the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to the ORC Business. Pursuant to this agreement, approximately $17 million of the Company's indebtedness to related parties was contributed to the capital of the Company and the remaining balance was refinanced via a bank credit facility.

         In connection with the Spinoff, the Company assumed all obligations and liabilities of Lumen to each of Maurice Bolle, Robert Bolle, Franck Bolle, Patricia Bolle Passaquay, Brigitte Bolle and Christelle Roche (collectively, the "Sellers," and each a "Seller") incurred by Lumen in connection with the purchase of Bolle France, and Lumen was released from all such obligations or liabilities. In addition, each Seller conveyed to the Company all shares of the Series A Preferred Stock of Lumen (the "Lumen Preferred Stock") held by such Seller and the Company issued in exchange to each Seller, shares of its Series B Preferred Stock (the "Bolle Series B Preferred Stock") in proportion to the number of shares of Lumen Preferred Stock conveyed by such Seller to the Company. No shares of Bolle Common Stock were issued to the holders of outstanding shares of Bolle Series B Preferred Stock pursuant to the Spinoff. Lumen canceled all warrants (the "Lumen Warrants") and the Company issued in exchange to each holder of canceled Lumen Warrants, warrants to purchase Bolle Common Stock (the "Bolle Warrants") in proportion to the number of Lumen Warrants held by such holder prior to the cancellation. No shares of Bolle Common Stock were issued to holders of outstanding Bolle Warrants pursuant to the Spinoff.

         Due to the acquisition of Bolle France on July 10, 1997, the results of operations of Bolle France are included only in the results of operations for the quarter ended March 31, 1998.

         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles, Regulation S-X and the instructions for Form 10-Q and Regulation S-X. These statements contain all adjustments, consisting of only normal recurring adjustments, other than those related to the Spinoff and Contribution Agreement, which in the opinion of management are necessary to fairly present the consolidated financial position of the Company as of March 31, 1998 and its results of operations and cash flows for the three months ended March 31, 1998 and 1997. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal year. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

NOTE 2 - INDEBTEDNESS TO RELATED PARTIES

         In connection with the Contribution Agreement between Lumen and the Company, approximately $17 million of indebtedness to related parties incurred to finance the acquisition of Bolle France was capitalized and the remaining debt was refinanced with bank debt.

NOTE 3 - MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCK

         In connection with the Spinoff described in Note 1, the Company issued 10,000 shares of Bolle Series B Preferred Stock (the "Series B Stock") with a redemption value of $9.6 million. Shares of the Series B Stock will be redeemed by the Company on the third anniversary of their issuance, subject to the provisions of the Company's senior indebtedness. The Series B Stock bears dividends at 6% through June 30, 1998; 7% through December 31, 1998; and increases by 1% every six months thereafter through January 1, 2000 at which time the dividend is 10% until redemption. Dividends accumulate and bear interest at the applicable dividend rate. The Series B Stock does not participate in any other dividends declared by the Company.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
and Stockholders of Bolle Inc.


         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Bolle Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

         As discussed in Notes 1 and 2, on March 11, 1998, the Company's parent, Lumen Technologies, Inc. (formerly BEC Group, Inc.), distributed the Company's stock to Lumen stockholders via a Spinoff. Contemporaneously with the Spinoff, certain assets and liabilities were transferred from Lumen to the Company and a portion of the Company's indebtedness to related parties was contributed to the capital of the Company, resulting in a decrease in current liabilities of approximately $28 million and an increase in stockholders' equity of approximately $14 million.


PRICE WATERHOUSE LLP
 Dallas, Texas
 April 15, 1998

                                   BOLLE INC.
                          CONSOLIDATED BALANCE SHEETS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                DECEMBER 31,
                                                                                        ------------------------------
                                                                                            1997             1996
                                                                                        -------------    -------------
ASSETS
Current Assets:
   Cash and cash equivalents....................................................          $  1,204         $    311
   Trade receivables from related parties (Note 14).............................             1,120
   Trade receivables, less allowances of $857 and $445..........................            11,332            4,895
   Inventories..................................................................            11,734            8,388
   Prepaid and other current assets.............................................             1,617              822
                                                                                          --------         --------
       Total current assets.....................................................            27,007           14,416
Property and equipment, net.....................................................             4,687              534
Trademark, net..................................................................            39,029
Goodwill and other intangible assets, net.......................................            23,447              646
Other assets....................................................................               527               28
                                                                                          --------         --------
       Total assets.............................................................          $ 94,697         $ 15,624
                                                                                          ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.............................................................          $  6,247         $  3,488
   Indebtedness to related parties (Note 10)....................................            35,782            1,420
   Accrued compensation.........................................................             1,111              146
   Other accrued expenses.......................................................             4,803              827
                                                                                          --------         --------
       Total current liabilities................................................            47,943            5,881
Deferred tax liability..........................................................            14,000
Other long-term liabilities.....................................................             2,856
                                                                                          --------         --------
       Total liabilities........................................................            64,799            5,881
                                                                                          --------         --------

Mandatorily redeemable preferred stock--redemption value $11,055; par value
   $.01; 64,120 shares authorized, issued
   and outstanding..............................................................            11,055
Stockholders' equity:
Investment by stockholder.......................................................                              9,743
Common stock--par value $.01; 25,000 shares authorized, 2,000 shares issued and outstanding................................................
Additional paid-in capital......................................................            23,960
Cumulative translation adjustment...............................................              (462)
Accumulated deficit.............................................................            (4,655)
                                                                                          --------         --------
       Total stockholders' equity...............................................            18,843            9,743
                                                                                          --------         --------

       Total liabilities, mandatorily redeemable preferred stock
         and stockholders' equity...............................................          $ 94,697         $ 15,624
                                                                                          ========         ========

          See accompanying notes to consolidated financial statements.

                                   BOLLE INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                     For the Year Ended December 31,
                                                               -----------------------------------------------
                                                                    1997             1996           1995
                                                               ---------------   -------------  --------------
Net sales...................................................        $32,160         $24,425         $24,829
Costs and expenses:
   Costs of sales...........................................         15,354          12,130          12,181
   Selling, general and administrative expenses.............         12,584           8,105           7,610
   Advertising and sponsoring expenses......................          3,758           3,269           2,665
   Merger and acquisition integration related expenses......          3,750                           3,050
   Interest (income) expense................................            963            (256)           (302)
   Other (income) expense...................................           (693)           (450)             48
                                                               ---------------   -------------  --------------

          Total costs and expenses..........................         35,716          22,798          25,252
                                                               ---------------   -------------  --------------

   Income (loss) before income taxes........................         (3,556)          1,627            (423)
   Provision for income taxes...............................          1,099             635             364
                                                               ---------------   -------------  --------------

   Net income (loss)........................................        $(4,655)            992            (787)
                                                               ===============   =============  ==============

   Basic and diluted earnings (loss) per share..............     $(2,586.11)      $9,920.00          $(0.22)
                                                               ===============   =============  ==============

   Weighted average shares outstanding......................          1,800             100       3,510,624
                                                               ===============   =============  ==============


          See accompanying notes to consolidated financial statements.

                                                    BOLLE INC.
                                     STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                              (AMOUNTS IN THOUSANDS)



                                                                 For the Year Ended December 31,
                                                          ----------------------------------------------
                                                               1997            1996           1995
                                                          ---------------- ------------- ---------------

Net income (loss)......................................         $(4,655)       $992           $(787)
     Foreign currency translation adjustments..........            (462)
     Reclassification adjustment--(before taxes).......
                                                          ---------------- ------------- ---------------

     Comprehensive income (loss) before tax............          (5,117)        992            (787)
     Other comprehensive income tax effect.............             142
                                                          ---------------- ------------- ---------------

Comprehensive income (loss)............................         $(4,975)       $992           $(787)
                                                          ================ ============= ===============





          See accompanying notes to consolidated financial statements.

                                   BOLLE INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



                                    Common Stock
                                  ----------------
                                                      Additional                  Cumulative
                                            Par       Paid-in      Accumulated    Translation      Total
                                 Shares    Value      Capital       Deficit        Adjustment      Equity
                                 ------    -----      ----------   -----------    -----------      ------
Balance--December 31, 1994                                                                         $13,433

1995:
   Net Loss..................                                                                         (787)
   Compensation expense
   accrued for stock options.                                                                          124
                                                                                                   -------
Balance--December 31, 1995                                                                          12,770

1996:

   Net income................                                                                          992
   Dividend to Lumen.........                                                                       (4,019)
                                                                                                   -------
Balance--December 31, 1996                                                                          $9,743
                                                                                                   =======

1997:

Beginning balance--
    January 1, 1997..........                           $9,743                                      $9,743

Capitalization of Bolle Inc. --

 February 3, 1997.............     1,900       --       10,915                                      10,915
                                 =======   ======     ==========   ===========    ===========       ======



Common stock issued in               100       --        3,302                                       3,302
connection with Bolle France
acquisition..................
Net income (loss)............                                        $(4,655)                       (4,655)
Cumulative translation
 adjustment..................                                                         $(462)          (462)
                                 -------   ------     ----------   -----------    -----------      -------
Balance--December 31, 1997        $2,000       --      $23,960       $(4,655)         $(462)       $18,843
                                 =======   ======     ==========   ===========    ===========      =======




          See accompanying notes to consolidated financial statements.

                                                    BOLLE INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              (AMOUNTS IN THOUSANDS)



                                                                                   For the Year Ended December 31,
                                                                             --------------------------------------------
                                                                                   1997           1996         1995
                                                                             --------------------------------------------
Cash flows from operating activities:
   Net income (loss)...................................................            $ (4,655)        $ 992       $ (787)
   Adjustments to reconcile income (loss) to net cash provided
       (used) by operating activities:
       Merger and acquisition integration related
           expenses, net of payments...................................               1,823                         99
       Depreciation and amortization...................................               1,477           386          254
       Bad debt expense................................................                 489            73          183
       Loss (gain) on sale of property and equipment...................                  19             1
Changes in current assets and liabilities (net of effect of companies acquired):
   Accounts receivable.................................................               2,515           821         (203)
   Receivables from related parties....................................              (1,120)         (736)         736
   Inventories.........................................................               2,821        (1,470)      (2,063)
   Other assets........................................................                (726)          291         (528)
   Accounts payable....................................................               2,584         1,135         (323)
   Accrued expenses and other..........................................              (4,128)         (191)        (176)
                                                                             --------------  ------------  ------------
     Net cash provided (used) by operating activities..................               1,099         1,302       (2,808)
                                                                             --------------  ------------  ------------
Cash flows from investing activities:
   Cash expended in acquisitions, net of cash received.................             (33,290)
   Capital expenditures................................................                (665)         (319)        (131)
   Proceeds from sale of fixed assets..................................                  65             2
   Non-compete agreement and intangible assets.........................                (100)            (2)       (815)
                                                                             --------------  ------------  ------------
     Net cash used by investing activities.............................             (33,990)         (319)        (946)
                                                                             --------------  ------------  ------------
Cash flows from financing activities:
   Proceeds (payments) from long-term obligations......................                 (18)          (21)         (78)
   Proceeds (payments) on indebtedness to related parties..............              34,362        (1,000)      (1,600)
   Proceeds from issuance of common stock..............................                                             (21)
                                                                             --------------  ------------  ------------
     Net cash provided (used) by financing activities                                34,344        (1,021)      (1,699)
                                                                             --------------  ------------  ------------
Effect on cash of changes in foreign exchange rates....................                (560)
Net increase (decrease) in cash........................................                 893           (38)      (5,453)
Cash and cash equivalents at beginning of period.......................                 311           349        5,802
                                                                             --------------  ------------  ------------
Cash and cash equivalents at end of period.............................             $ 1,204         $ 311        $ 349
                                                                             --------------  ------------  ------------
   Interest paid.......................................................                $ 46           $ 5         $ 42
   Income taxes paid...................................................               2,635             *            *


          See accompanying notes to consolidated financial statements.

     o Income taxes were paid by the Company's parent for the years ended December 31, 1995 and 1996 as it has been part of a U.S. tax group since 1995. In 1997, only the Company's domestic income taxes were paid by the Parent on behalf of the Company. Accordingly, the income taxes paid by the Company in 1997 represent foreign income taxes.

NONCASH TRANSACTIONS:

1997

     o The acquisition of Bolle France discussed in Note 3 was funded through a combination of cash, equity and debt. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

         Cash........................................            $1,294
         Accounts receivable.........................             9,441
         Inventories.................................             6,167
         Other current assets........................               388
         Property and equipment......................             3,949
         Goodwill....................................            22,642
         Trademark...................................            40,000
         Other assets................................               181
         Short-term debt.............................              (175)
         Accounts payable and accrued liabilities....            (9,756)
         Deferred tax liability......................           (14,000)
         Other long-term liabilities.................            (1,896)

1996 AND 1995

     o During the fourth quarter of 1996, Bolle America forgave the repayment of a $4,019 advance made to Lumen during the year. The forgiveness of the advance was characterized as a dividend in 1996.

     o There were no non-cash transactions during the year ended December 31, 1995.










          See accompanying notes to consolidated financial statements.

                                   BOLLE INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

NOTE 1--SPINOFF SUBSEQUENT TO YEAR END

         At December 31, 1997 Bolle Inc. (the "Company") was a subsidiary of Lumen Technologies, Inc. (formerly known as BEC Group, Inc.) ("Lumen"). On March 11, 1998, Lumen distributed the stock of Bolle Inc. to Lumen's shareholders (the "Spinoff") and the Company began trading on the NASDAQ National Market under the symbol "BEYE" on March 12, 1998.

         In connection with the Spinoff, pursuant to a Bill of Sale and Assignment Agreement entered into between Lumen and the Company immediately prior to the consummation of the Spinoff (the "Contribution Agreement"), (i) Lumen assigned to the Company all of Lumen's assets other than assets related to the ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen; and (ii) the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to the ORC Business. Pursuant to this agreement, approximately $17 million of the Company's indebtedness to related parties was contributed to the capital of the Company and the remaining balance was refinanced via a bank credit facility.

         In connection with the Spinoff, the Company assumed all obligations and liabilities of Lumen to each of Maurice Bolle, Robert Bolle, Franck Bolle, Patricia Bolle Passaquay, Brigitte Bolle and Christelle Roche (collectively, the "Sellers," and each a "Seller") incurred by Lumen in connection with the purchase of Bolle France, and Lumen was released from all such obligations or liabilities. In addition, each Seller conveyed to the Company all shares of Series A Preferred Stock of Lumen (the "Lumen Preferred Stock") held by such Seller and the Company issued in exchange to each Seller, shares of its Series B Preferred Stock (the "Bolle Series B Preferred Stock") in proportion to the number of shares of Lumen Preferred Stock conveyed by such Seller to the Company. No shares of Bolle Common Stock were issued to the holders of outstanding shares of Bolle Series B Preferred Stock pursuant to the Spinoff. Lumen canceled all warrants (the "Lumen Warrants") and the Company issued in exchange to each holder of canceled Lumen Warrants, warrants to purchase Bolle Common Stock (the "Bolle Warrants") in proportion to the number of Lumen Warrants held by such holder prior to the cancellation. No shares of Bolle Common Stock were issued to holders of outstanding Bolle Warrants pursuant to the Spinoff.

NOTE 2--GENERAL INFORMATION, BUSINESS AND BASIS OF PRESENTATION

GENERAL INFORMATION

         The Company was organized on February 3, 1997 to effect the July 1997 acquisition by Lumen of Holding B.F. (hereinafter referred to as "Bolle France"), the French holding company that owned the Bolle design, manufacturing and certain distribution interests, including the worldwide rights to the Bolle(Registered Trademark) brand. The Company is a holding company, the principal subsidiaries of which are Bolle America, Inc. ("Bolle America") and Bolle France. Bolle America was acquired by Lumen in November 1995 in a transaction accounted for as a pooling of interests.

         The Company and Lumen entered into a management services agreement (the "Management Agreement") contemporaneously with the Spinoff pursuant to which certain executives of Lumen will provide key management services to the Company for an initial term of three years. The agreement is thereafter automatically renewed for successive one-year periods until terminated by either party upon at least 90 days written notice prior to the expiration of the initial, or any renewal, term then in effect.

BUSINESS

         Bolle Inc. is a vertically integrated, designer, manufacturer and marketer of Bolle(Registered Trademark) premium sunglasses, goggles, and tactical and safety eyewear. Products are manufactured by Bolle France in Oyonnax, France and through subcontractors and sold to distributors or direct customers primarily located in the United States, Europe, Australia and Canada.

BASIS OF PRESENTATION

         Bolle America was a wholly owned subsidiary of Lumen at the time the Company was formed. The net

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

assets of Bolle America were contributed to the Company by Lumen as of July 1, 1997. At that time, the net book value of Bolle America was $11,038 including retained earnings of $359. Accordingly, the financial position and results of operations of Bolle Inc. presented herein are those of the Company's predecessor for accounting purposes, Bolle America, prior to the acquisition of Bolle France. The results of operations of Bolle France are included beginning on July 10, 1997, (the closing date of the Bolle France acquisition described in Note 3 below).

         For the periods subsequent to the acquisition of Bolle America by Lumen, certain revenues and expenses reflected in the financial statements include allocations of certain corporate expenses from Lumen. These allocations include income from Lumen's investment in Eyecare Products Plc, as well as expenses for general management, treasury, legal, tax, financial reporting, auditing, insurance, investor and public relations and information management. Allocations were primarily based on relative sales. These financial statements also reflect the allocation of certain corporate assets including those relating to taxes.

         Management believes that the foregoing allocations were made on a reasonable basis; however, the allocations of costs and expenses do not necessarily indicate the costs that would have been or will be incurred by the Company on a stand-alone basis. Also, the financial information included in the financial statements may not necessarily reflect the financial position, results of operations and cash flows of the Company in the future or what the financial position and results of operations would have been if it had been a separate, stand-alone company during the periods covered.

         The accompanying financial statements do not give effect to the Contribution Agreement, which was executed subsequent to year end. On a proforma basis, had the Contribution Agreement been effective at December 31, 1997, the effect would have been to increase assets by $10,680 (unaudited), decrease liabilities by $13,457 (unaudited), increase mandatorily redeemable preferred stock by $9,579 (unaudited), and increase equity by $14,378 (unaudited).

         For periods prior to 1997, equity is presented in the accompanying consolidated balance sheets and statements of stockholders' equity on one line. Presentation of traditional equity categories is not considered meaningful. Effective January 1, 1997, equity is presented in the traditional manner.

NOTE 3--ACQUISITIONS

         On July 10, 1997, the Company acquired, in a transaction accounted for as a purchase, all of the shares of Bolle France which included Bolle France and several consolidated and unconsolidated affiliates, for a total purchase price of approximately $58,235, comprised of cash of $31,000, Lumen Series A mandatorily redeemable preferred stock of $9,294, Company mandatorily redeemable preferred stock of $11,055 and Company common stock of $3,302, as well as direct acquisition costs of $3,585. Where such consideration was denominated in French Francs, the July 10, 1997 exchange rate of 5.9197 was used to translate to US Dollars. A summary of the allocation of purchase price is as follows:

                        Current assets...................        $17,290
                        Property and equipment...........          3,949
                        Goodwill.........................         22,642
                        Trademarks.......................         40,000
                        Other assets.....................            181
                        Current liabilities..............         (9,931)
                        Long term liabilities............        (15,896)
                                                              -----------
                                                                 $58,235
                                                              ===========

         The land included in property and equipment was purchased from the Sellers as part of a separate contract, therefore its specific purchase price of $422 is included as its fair value in property and equipment. The

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)


building was revalued based on management estimates resulting in a step up of $1,824 in value. This amount is also included in property and equipment. For all other property and equipment purchased, book value was assumed to approximate fair value.

         Based upon an independent appraisal obtained by the Company, the Bolle(Registered Trademark) was valued at $40,000. The remainder of the excess of purchase price over book value of $22,642 was allocated to goodwill.
The trademark and goodwill are being amortized over 40 years (Note 5).

         Management does not expect material changes to the purchase accounting.

NOTE 4--MERGER AND ACQUISITION INTEGRATION RELATED EXPENSES

         Acquisition integration related expenses of $3.75 million in 1997 represent the following expenses incurred in connection with the integration of Bolle France and creation of Bolle Inc.: (i) a reserve for the return of product from the Company's owned and non-owned distributors in conjunction with the redefining and streamlining of Bolle Inc.'s new product line, and (ii) the legal, production and marketing expenses related to the set up of a new logo for Bolle(Registered Trademark) worldwide and the creation of the first worldwide catalog.

         Merger related expenses in 1995 represent $3.1 million of transaction costs associated with the pooling of interests between Lumen and Bolle America discussed in Note 1.

NOTE 5--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Investments in less than 50% owned entities and certain greater than 50% owned entities are accounted for by the equity method. Investments in less than 20% owned entities are accounted for by the cost method (Note 9). All significant intercompany transactions, profits and accounts are eliminated in consolidation.

   Cash Equivalents

         Cash equivalents include all temporary cash investments with original maturities of three months or less. The carrying value is equal to market value.

   Revenue Recognition

         The Company recognizes revenue at the time of shipment with estimates provided for returns based on historical experience.

   Concentration of Credit Risk and Major Customers

         In the opinion of management, concentration of credit risk varies significantly on a country-by-country basis. With the acquisition of Bolle France, the Company now sells to customers throughout the world, with the majority of sales to customers in the United States, Europe, Australia and Canada.

         Credit is generally extended based on an evaluation of the customer's financial condition and its relationship with the Company, and collateral is generally not required. Credit risk is affected by conditions or occurrences in the local economies and relative strength of the local environment in each of the countries where the Company's customers operate. The Company establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

         For the years ended December 31, 1996 and 1995, the Company had sales to a specific customer located in the United States that represented 14% and 11% of net sales. For the year ended December 31, 1997, no single customer contributed more than 10% of the Company's net sales.

   Foreign Currency Translation

         For subsidiaries which operate in a local currency environment, assets and liabilities are translated into U.S. dollars at year end exchange rates in effect at the balance sheet date. Income and expense items are translated at average rates prevailing during the year. Translation adjustments for these subsidiaries are accumulated in a separate component of equity.

   Foreign Currency Transactions

         Prior to July 1997, the Company had entered into a series of agreements with Bolle France providing a series of fixed exchange rates on the French franc/U.S. dollar exchange rate for inventory purchases from them. From time to time, the Company may also enter into foreign currency forward contracts to hedge against the effects of foreign currency fluctuations on inventory purchases and the settlement of trade accounts payable. There were no such contracts in effect subsequent to July 1, 1997. Foreign currency transaction gains and losses are recorded in other income when the underlying transactions are settled.

   Inventories

         Inventories, which consist primarily of raw materials and finished goods held for resale, are stated at the lower of cost or market value. Costs include materials, direct labor, and overhead. The Company determines inventory value on an average cost basis.

   Warranties

         Certain sales are subject to warranty against defects in material and workmanship. The Company provides for such potential future costs at the time the sales are recorded based on historical experience.

   Property and Equipment

         Property and equipment are stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed on a straight line or accelerated basis for financial reporting purposes, and on an accelerated basis for tax purposes, over the estimated useful lives of the assets. Useful lives range from 3 to 7 years for office equipment, fixtures and molds and up to 30 years for buildings. Asset cost and accumulated depreciation amounts are removed for dispositions and retirements, with resulting gains and losses reflected in earnings.

   Trademark, Goodwill and Other Intangible Assets

         Trademark represents the Bolle(R) brand. Goodwill represents the excess cost over the fair value of net assets acquired in business combinations accounted for under the purchase method. Other intangible assets consist principally of a non-compete agreement.

         Trademark, goodwill and other intangible assets are amortized on a straight line basis over estimated useful lives which approximate 40 years for the Bolle trademark, 40 years for goodwill and from 3-10 years for other identifiable intangibles. At each balance sheet date, the Company evaluates the realizability of trademark, goodwill and other intangible assets based upon expectations of undiscounted cash flows of each subsidiary having a significant trademark, goodwill or other intangible asset balance. Should this review indicate that trademark,

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

goodwill or other intangible assets will not be recoverable, the Company's carrying value of the trademark, goodwill or other intangible assets will be reduced by the estimated shortfall of discounted cash flows. Based upon its most recent analysis, the Company believes that no impairment of the trademark, goodwill or other intangible assets exists.

   Impairment of Long-Lived Assets

         At each balance sheet date, the Company evaluates the realizability of long-lived assets based on expectations of undiscounted cash flows. Should this review indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the carrying amount of the asset to determine whether a write-down to market value is required.

   Income Taxes

         Deferred income taxes are provided on the difference in basis of assets and liabilities between financial reporting and tax returns using enacted tax rates. A valuation allowance is recorded when realization of deferred tax assets is not assured.

   Earnings Per Share

         Basic earnings per share is computed pursuant to SFAS No. 128 "Earnings Per Share," by dividing net earnings or loss available to common stockholders by the weighted average number of outstanding shares of common stock. Diluted earnings per share includes weighted average common stock equivalents outstanding during each year in the denominators, unless the effect is antidilutive. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options, warrants or conversion of debt. Bolle America was a public company from January 1, 1995 to November 2, 1995 with 4,212,729 shares outstanding at the date of acquisition by Lumen. Lumen cancelled all but 100 shares upon acquisition. Such shares remained unchanged until the capitalization of Bolle Inc. in February 1997 when 1,900 additional shares were issued. As a wholly owned subsidiary, the Company had no common stock equivalents. The historical actual shares issued are used to calculate weighted average shares outstanding during 1995 and 1996. Since the Company has no dilutive securities outstanding at December 31, 1997, basic earnings per share is equivalent to diluted earnings per share.

         In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 98, the weighted average number of outstanding common shares is calculated based on the historical timing of the common stock transactions.

   Pension and post retirement indemnity

         The Employees of Bolle America currently participate in a 401(k) Savings plan administered by Lumen. No pension, post-retirement or other benefit arrangements have been established by Bolle, Inc.

         A provision of $150 is recorded for the termination indemnity of the legal employees of Bolle France and its subsidiaries. These indemnities are due to employees who leave Bolle France or its subsidiaries at retirement age (65) and depend upon the length of the employee's service and salary level. The obligation, which is not funded, is calculated using an actuarial method (discount rate of 6.19%, salary increase of 2.5%) and considers staff turnover and mortality statistics until retirement age. There are no other pensions, post-retirement or post-employment obligations to Bolle France as such employee benefits are provided by the French Social Security System.

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

   Reclassifications

         Certain amounts in 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

   Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

   Fair Value

         At December 31, 1997, the carrying value of financial instruments such as trade receivables, accounts payable and short term debt approximated their fair values based on the short term maturities of these instruments.

   New Accounting Pronouncements

         SFAS No. 129, "Disclosure of Information about Capital Structure" reiterates the disclosure requirements set forth in existing pronouncements as they relate to an entity's capital structure and contains no changes in disclosure requirements other than making them applicable to all entities. Because the Company complies with the disclosure requirements of existing pronouncements, there was no impact of the adoption of SFAS No. 129 in the Company's financial statements.

         SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification of financial statements for earlier periods presented will be required for comparative purposes. The Company has adopted SFAS No. 130 in its financial statements for the year ended December 31, 1997.

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", establishes standards for reporting of operating segment information in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial statements issued to shareholders. The statement is effective for all periods beginning after December 15, 1997. The Company presently reports as one operating segment and two geographical segments, and expects to continue to do so. The Company plans to adopt SFAS No. 131 in its financial statements for the year ended December 31, 1998.

NOTE 6--INVENTORIES

         Inventories consist of the following at:

                                                         December 31,
                                               ------------------------------
                                                    1997               1996
                                               -------------        ---------
Raw materials...........................           $1,362              $
Work in progress........................            2,595
Finished goods..........................            9,595               8,635
Reserves................................           (1,818)               (247)
                                               ----------          ----------
                                                  $11,734              $8,388
                                               ==========          ==========

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

NOTE 7--PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at:

                                                                        December 31,
                                                               -------------------------------
                                                                   1997             1996
                                                               --------------   --------------
                      Land..................................          $417            $
                      Buildings.............................         2,169                5
                      Machinery and equipment...............         2,197              369
                      Computer hardware and software........           847              593
                      Furniture and fixtures................           202               98
                                                               --------------   --------------
                                                                     5,832            1,065
                      Less: accumulated depreciation........        (1,145)            (531)
                                                               --------------   --------------
                                                                    $4,687             $534
                                                               ==============   ==============

         Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $705, $216 and $172, respectively.

         The minimum future rental expense for property and buildings under operating lease is as follows:

                    1998......................................             $146
                    1999......................................               73
                    2000......................................               73
                    2001......................................               73
                    2002......................................               73
                    Thereafter................................               20
                                                                    -----------
                                                                           $458
                                                                    ===========

NOTE 8--TRADEMARK, GOODWILL AND OTHER INTANGIBLE ASSETS

         Trademark, goodwill and other intangible assets and related accumulated amortization consist of the following:

                                                                          December 31,
                                                              --------------------------------
                                                                  1997                 1996
                                                              ------------         -----------
Goodwill...............................................            $22,979            $
Non compete agreement..................................                900                 800
Other identifiable intangible assets...................                 16                  16
                                                              ------------         -----------
                                                                    23,895                 816
Less Accumulated amortization..........................               (448)               (170)
                                                              -------------        ------------
                                                                   $23,447                $646
                                                              =============        ============
Trademark..............................................            $39,523            $
Less: Accumulated amortization.........................               (494)
                                                              -------------        ------------
                                                                   $39,029         $
                                                              =============        ============

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

         The Company entered into a non-compete agreement with the former president of Bolle America for the period November 2, 1995 through December 31, 2005. The Company paid $800 at November 2, 1995, $100 in 1997 and will pay $100 per year from January 1, 1998 to 2005.

         Amortization expense for the years ended December 31, 1997, 1996 and 1995 was $772, $170 and $82, respectively.

NOTE 9--EQUITY IN AFFILIATED COMPANIES

         The Company sells its products to three related party distributors, Bolle Sunglasses UK, Bolle Japan and Bolle Canada. All investments are accounted for under the equity method of accounting. The Company's equity in the net assets of these entities is approximately $75. No equity income or loss was recognized during 1997. Subsequent to year end the Company has acquired 100% of Bolle Canada and entered into a letter of intent to acquire 100% of Bolle Sunglasses U.K.

NOTE 10--CREDIT FACILITIES

         During the years ended December 31, 1997, 1996 and 1995, the Company was party to a revolving intercompany credit arrangement with Lumen whereby interest was earned at a rate of 5% on excess cash and interest was charged at a rate of 8% on outstanding borrowings. Since the acquisition of Bolle France, the revolving intercompany credit arrangement was adjusted to allow for French Franc denominated borrowings by Bolle France at a French market rate of 5.5%. This rate will be reset annually. The debt incurred to finance the cash portion of the consideration has been pushed down to Bolle Inc. under this arrangement.

         On March 11, 1998, in connection with the Spinoff described in Note 1, the Company entered into a $28 million credit facility (the "New Agreement") with a syndicate of lenders led by NationsBank N.A. The New Agreement provides for a $10 million Term Loan denominated in French Francs, payments due quarterly over five years, and a revolving line of credit of $18 million, including a letter of credit subfacility of $5 million. The interest rate applicable to the facilities will equal the Base Rate or the Eurodollar Rate or the French Franc Libor Rate (each as defined in the New Agreement), as the Company may from time to time elect. The Base rate will generally be equal to the sum of (a) the greater of (i) the prime rate as announced from time to time by NationsBank or (ii) the Federal Funds Rate plus one-half percent (0.5%) and
(b) a margin ranging form 0% to 1.0% depending on the Company's satisfaction of certain financial criteria. The Eurodollar Rate will generally be equal to the interbank offered rate, as adjusted, to give effect to reserve requirements, plus a margin ranging from 1.0% to 2.5%, depending upon the Company's satisfaction of certain financial criteria. The terms of the New Agreement require the Company to maintain certain financial ratios.

NOTE 11--INCOME TAXES

         The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach to accounting for income taxes. The Company has reorganized the structure of various entities comprising Bolle France so that Bolle France will file one consolidated tax return for 1998 and subsequent thereto. Following the March 1998 Spinoff of the Company, the Company will file its consolidated tax return separately from Lumen.

         Income (loss) before provision for income taxes consists of the following for the periods ended:

                                                            December 31,
                                           -----------------------------------------------
                                                1997               1996            1995
                                           ------------        ----------       ----------
U.S..............................              $ (4,713)           $1,627           $(423)
Foreign..........................                 1,157
                                           ------------        ----------       ----------
                                               $ (3,556)           $1,627           $(423)
                                           ============        ==========       ==========

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

         The provision for income taxes, prepared as if Bolle were a stand alone company, consists of the following for the periods ended:

                                                         December 31,
                                         -------------------------------------------
                                            1997             1996            1995
                                         ----------       ----------      ----------
   UNITED STATES:
      Current:
      Federal......................       $                   $542            $616
      State and local..............                             81             103
   Deferred........................            445              12            (355)
                                         ----------       ----------      ----------
                                               445             635             364
                                         ----------       ----------      ----------
   FOREIGN:
      Current......................          1,803
   Deferred........................         (1,149)
                                         ----------       ----------      ----------
                                               654
                                         ----------       ----------      ----------
   Total provision for income
        taxes......................         $1,099            $635            $364
                                         ==========       ==========      ==========

         The Company's effective tax rates differ from the Federal statutory rate as follows:

                                                                     December 31,
                                                  ----------------------------------------------------
                                                        1997             1996               1995
                                                  ---------------  ----------------   ----------------
    Expected tax (benefit) at statutory rate....       (34.0)%             34.0%            (34.0)%
    State income taxes (benefit)................        (3.0)%              3.5%              16.1%
    Non-deductible and merger related                     7.9%                               104.0%
          expenses..............................
    Valuation allowance.........................         60.0%
    Other, net..................................                            1.5%
                                                  ---------------  ----------------   ----------------
                                                         30.9%             39.0%              86.1%
                                                  ===============  ================   ================

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)


         Significant components of deferred income taxes are as follows for the periods ended:

                                                                                  December 31,
                                                                    -----------------------------------------
                                                                          1997                   1996
                                                                    -----------------       -----------------
                Current deferred tax assets:
                   Net operating loss carry forward..............             $828
                   Accounts receivable...........................               61                    $168
                   Non qualified stock options...................               54                      54
                   Inventories...................................            1,186                     129
                   Accrued expenses..............................              362                      83
                                                                    -----------------       -----------------

                     Total gross current deferred tax assets.....            2,491                     434

                Non-current deferred tax assets:
                   Intangibles...................................                                       12
                   Accrued expenses..............................              440
                   Fixed assets..................................               23                       6
                                                                    -----------------       -----------------

                     Total non-current deferred tax assets.......              463                      18
                                                                    -----------------       -----------------

                     Gross deferred tax asset....................            2,954                     452
                        Valuation allowance......................           (2,132)
                                                                    -----------------       -----------------
                        Deferred tax asset.......................              822                     452
                                                                    -----------------       -----------------
                Current deferred tax liability:
                   Other liabilities.............................             (155)
                Non current deferred tax liability:
                   Intangibles...................................          (14,000)
                                                                    -----------------       -----------------
                     Gross deferred tax liability................          (14,155)
                                                                    -----------------       -----------------
                     Net deferred tax asset (liability)..........         $(13,333)                   $452
                                                                    =================       =================

         The Company recorded gross deferred tax assets of $2,954 and $452 for the years ended December 31, 1997 and 1996, respectively. A valuation allowance has been established for the entire net tax benefit associated with substantially all carryforwards and temporary differences at December 31, 1997, for the domestic operations, as their realization was not assured. The effect on the income tax provision related to the valuation allowance was a charge of $2,132 for 1997. Net operating loss carryforwards amount to approximately $2.2 million and $0 at December 31, 1997 and 1996, respectively. The net operating loss carryforwards begin to expire in the year 2011.

NOTE 12--MANDATORILY REDEEMABLE PREFERRED STOCK

         In connection with the acquisition of Bolle France described in Note 3, the Company issued 64,120 shares of Bolle Series A Preferred Stock with a redemption value of $11,055. Shares of the Bolle Series A Preferred Stock will be redeemed by the Company on the third anniversary of their issuance, subject to the provisions of the New Agreement. Prior to that, the Company may redeem any shares of Bolle Series A Preferred Stock at any time. Further, in the event that the Company's EBITDA exceeds $18,400 for the fiscal year 1998 or $24,700 for the fiscal year 1999, the Company will be obligated to redeem any shares of the Bolle Series A Preferred Stock then outstanding, provided that in each case the Company remains in compliance with the financial covenants contained in any senior indebtedness in effect as of June 4, 1997 as amended after giving effect to such redemption and $2,000 is available for borrowing by the Company under the New Agreement. The carrying value of the Bolle Series A Preferred Stock approximates its fair value.

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

NOTE 13--STOCK OPTION PLANS

         Until the Spinoff, the Company participated in the Lumen stock incentive plan. Such options were exercisable into common stock of Lumen. Accordingly, Lumen disclosures for the Company employees included in the Lumen stock incentive plan are shown below. All option information has been restated to give effect to the May 3, 1996 and March 12, 1998 reverse stock splits. Following the March 1998 Spinoff, the Company adopted its own separate stock option and incentive plan similar to the Lumen plan.

         The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans, which are described below. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair market value at the grant dates for awards to Company employees under those plans consistent with the method provided by SFAS No. 123, the Company's net income (loss) and net income
(loss) per share would have been as follows:

                                                                               December 31,
                                                               --------------------------------------------
                                                                  1997             1996             1995
Net income (loss):
  As reported........................................             $(4,655)             $992          $(787)
  Pro forma..........................................             $(4,884)             $706        $(1,398)
Basic and diluted earnings (loss) per share:

  As reported........................................          $(2,586.11)        $9,920.00         $(0.22)

  Pro forma..........................................          $(2,713.33)        $7,060.00         $(0.40)

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for all grants:

                                                   1997                1996               1995
                                                -----------        -----------         ----------
Dividend yield..........................            0%                  0%                 0%
Expected volatility.....................            50%                64%                64%
Risk free rate of return................           6.5%                 5%                 5%
Expected turnover.......................            7%                  7%                 7%
Expected term...........................          5 years            5 years            5 years

         The weighted average fair values of all Benson Eyecare Corporation (Lumen's predecessor, "Benson") options granted during the years ended December 31, 1996 and 1995 were $10.24 and $9.60, respectively. The weighted average fair value of all Lumen options granted during 1997 and 1996 was $8.98 and $9.96, respectively.

         Lumen may grant nonqualified stock options, incentive stock options or stock appreciation rights to officers, directors, consultants and key employees of Lumen.

         As a result of a merger and asset sale on May 3, 1996, all Benson options were canceled. Option holders received consideration (including new Lumen options) for their Benson options. Accordingly, all options were issued under the Lumen Stock Compensation Plan, on or after May 3, 1996.

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)


         A summary of the transactions for Benson options held by Company employees is as follows:

                                         Option Price Range Per     Number of Benson
                                              Benson Share               Shares               Expiration Date
                                        ------------------------- -----------------------  ----------------------

Outstanding at 12//31/94...........          $12.26-$18.00                  126
Granted............................                --
Exercised..........................          $18.00-$18.00                  (2)
Cancelled..........................
                                                                  -----------------------
Outstanding at 12/31/95............          $12.26-$18.00                  124                    1996-2000
Granted............................                                          --
Exercised..........................                --                        --
Cancelled..........................                --                        --
Cancelled in connection with
merger and asset sale..............          $12.26-$18.00                 (124)
                                                                  -----------------------
Outstanding at 12/3/196............                                          --
                                                                  =======================

         A summary of the transactions for Lumen options held by Company employees is as follows:

                                           Weighted Average
                                               Exercise
                                           Price Per Lumen       Number of
                                                Share          Lumen Options
                                           ----------------    -------------
    Outstanding at 12/31/95                                         --
    Granted............................          9.96               99
    Exercised..........................                             --
    Cancelled..........................          9.96              (15)
                                                               -------------
    Outstanding at 12/31/96............          9.96               84
    Granted............................          8.98              439
    Exercised..........................         10.34               (2)
    Forfeited..........................         10.12              (27)
                                                               -------------
    Outstanding at 12/31/97............          9.08              494
                                                               =============

         Options generally vest evenly over a three-or four-year period beginning one year from the date of grant and expire seven years from the date of grant. The 34 exercisable Lumen options held by Company employees at December 31, 1997 had an option price range of $6.78-$10.25 and a weighted average exercise price of $9.42 per Lumen share. The weighted average remaining contractual life of the 494 Lumen options held by Company employees outstanding at December 31, 1997 was approximately 6.2 years.

NOTE 14--RELATED PARTY TRANSACTIONS

         On March 11, 1998, in conjunction with the Spinoff, (see Note 1) the Company executed a Management Services Agreement with certain executives of Lumen pursuant to which certain executives of Lumen will provide key management services to the Company. The Management Services Agreement has an initial term of three years. The agreement thereafter automatically renews for successive one-year periods until terminated by either party upon at least ninety days written notice. During the initial term of the Management Services Agreement, the Company will pay Lumen $720 per year for such services.

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

         With the acquisition of Bolle France, the Company has transactions with related parties (Lumen, Bolle Sunglasses UK, Bolle Japan and Bolle Canada), for which transactions and balances have been disclosed under the captions "Trade receivables from related parties" and "Indebtedness to related parties." Such transactions are realized at conditions equivalent to those prevailing for unrelated parties.

NOTE 15--COMMITMENTS AND CONTINGENCIES

         The Company is subject to various litigation incidental to its business. Irrespective of any indemnification that may be received, the Company does not believe that exposure on any matter will result in a significant impact on the financial position, results of operations or cash flows of the Company.

NOTE 16--GEOGRAPHIC INFORMATION

         The Company operates in one principal industry segment: the design, manufacture and marketing of premium sunglasses, goggles and safety and tactical eyewear. Products are manufactured by Bolle France in Oyonnax, France and through subcontractors and sold to distributors or direct customers primarily located in the United States, Europe, Australia and Canada. The Company had no international sales until the acquisition of Bolle France in the third quarter of 1997.

         Geographic information is as follows:

                                                                                   December 31,
                                                                    --------------------------------------------
                                                                        1997            1996           1995
                                                                    --------------  -------------  -------------
 Net sales to unaffiliated customers:
 North America................................................          $19,769        $24,425        $24,829
 Europe.......................................................            9,207
 Other........................................................            3,184
                                                                    --------------  -------------  -------------
 Total net sales..............................................          $32,160        $24,425        $24,829
                                                                    ==============  =============  =============
 (Transfers between geographic areas eliminated in consolidation):
 North America................................................           $4,976
 Europe.......................................................            2,941
                                                                    --------------  -------------  -------------
 Total transfers..............................................           $7,917             --             --
                                                                    ==============  =============  =============
 Income (loss) before income taxes............................
 North America................................................             $285           $921         $2,373
 Europe.......................................................              133
 Other........................................................               46
 Interest, merger and acquisition integration related expenses and       (4,020)           706         (2,796)
   other income, net..........................................
                                                                    --------------  -------------  -------------
 Total income (loss) before income taxes......................          $(3,556)        $1,627          $(423)
                                                                    ==============  =============  =============
 Identifiable assets:
 North America................................................          $12,049        $15,624        $16,309
 Europe.......................................................           82,648
 Corporate assets.............................................
                                                                    --------------  -------------  -------------
 Total identifiable assets....................................          $94,697        $15,624        $16,309
                                                                    ==============  =============  =============

     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA, UNLESS OTHERWISE NOTED)

         Net sales to unaffiliated customers are classified based on the location of the customers. Transfers between geographic areas are recorded at amounts generally above cost and in accordance with the rules and regulations of the respective governing tax authorities. Income (loss) before income taxes consists of total net sales less operating expenses and does not include merger and acquisition integration related expenses, interest and other income, net. Identifiable assets of geographic areas are those assets used in the Company's operations in each area.

                       REPORT OF INDEPENDENT ACCOUNTANTS

November 26, 1997, except for Note 10, as to which the date is March 11, 1998

To the Board of Directors and
 Shareholders of Holding BF SA

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Holding BF SA and its subsidiaries at December 31, 1996, June 30, 1997 and September 30, 1997 and the results of their operations and their cash flows for the year, six months and three months then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Befec -Price Waterhouse
Lyon, France

/s/ Olivier Auscher
-------------------------------
Olivier Auscher

                        HOLDING BF S.A. AND SUBSIDIARIES
                             COMBINED BALANCE SHEET
            DECEMBER 31, 1996, JUNE 30, 1997 AND SEPTEMBER 30, 1997
          (AMOUNTS IN THOUSANDS OF FRENCH FRANCS, EXCEPT SHARE DATA)

                                                  DECEMBER 31,             JUNE 30,            SEPTEMBER 30,
ASSETS                                               1996                   1997                   1997
                                              ------------------     ------------------      -----------------
Current assets:
 Cash and cash equivalents..............      FF        17,884       FF          7,610       FF       8,115
 Trade receivables, less allowance for
   doubtful accounts of FF 1,556, FF 2,414
   and FF 3,094.........................                64,185                  55,524               46,382
 Inventories............................                29,697                  36,268               32,756
 Other current assets...................                 2,918                   2,282                8,629
                                              -------------------    ------------------      -----------------
  Total current assets..................               114,684                 101,684               95,882
 Investments............................                   191                     690                  570
 Property and equipment, net............                11,038                  12,498               26,180
 Trademark, net.........................                    --                      --              235,308
 Goodwill, net..........................                    --                      --               50,753
 Other assets...........................                   545                     375                  403
                                              -------------------    ------------------      -----------------
  Total assets..........................      FF       126,458       FF        115,247       FF     409,096
                                              ===================    ==================      =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short term debt........................      FF        11,886       FF          1,032       FF         991
 Indebtedness to Bolle Inc..............                    --                      --              212,138
 Accounts payable.......................                25,312                  32,422               22,053
 Accrued liabilities....................                24,085                  20,560               25,580
                                              -------------------    ------------------      -----------------
  Total current liabilities.............                61,283                  54,014              260,762
Long term liabilities...................                   949                   1,084                5,415
Accrued reorganization liabilities......                 5,050                   5,650                6,050
                                              -------------------    ------------------      -----------------
  Total liabilities.....................                67,282                  60,748              272,227
                                              -------------------    ------------------      -----------------
Minority interests......................                11,820                     395                   --
Commitments and
   contingencies........................
Stockholders' equity:
 Common stock--par value FF 1,000.......                16,500                  53,600               53,600
 Capital surplus........................                    --                      --               81,058
 Cumulative translation adjustment......                   (78)                    (78)                 259
 Retained earnings......................                30,934                     582                1,952
                                              -------------------    ------------------      -----------------
  Total stockholders' equity                            47,356                  54,104              136,869
                                              -------------------    ------------------      -----------------
  Total liabilities and stockholders' equity  FF       126,458       FF        115,247       FF     409,096
                                              ===================    ==================    --=================


   The accompanying notes are an integral part of these financial statements.

                        HOLDING BF S.A. AND SUBSIDIARIES
                        COMBINED STATEMENT OF OPERATIONS
    FOR THE YEAR ENDED DECEMBER 31, 1996, THE SIX MONTHS ENDED JUNE 30, 1997
                 AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997
                    (AMOUNTS IN THOUSANDS OF FRENCH FRANCS)


                                                 YEAR ENDED     SIX MONTHS ENDED        THREE MONTHS ENDED
                                                DECEMBER 31,        JUNE 30,               SEPTEMBER 30,
                                                    1996             1997                      1997
                                              ------------------------------------------------------------
Net sales:
Sales to Bolle America....................    FF       66,251   FF     17,391             FF        17,461
Third party sales.........................            183,442          88,641                       35,124
                                              ---------------   -------------         --------------------
Total net sales:..........................            249,693         106,032                       52,585
                                              ---------------   -------------         --------------------
Costs and expenses:
Costs of sales............................            153,233          65,798                       34,411
Selling, general and administrative expenses           57,716          29,885                       12,238
Interest expense..........................              2,417             993                        2,349
Other expenses, net.......................              1,281          (2,043)                        (493)
                                              ---------------   -------------         --------------------
  Total costs and expenses................            214,647          94,633                       48,505
                                              ---------------   -------------         --------------------
Income before income taxes
    and minority interests................             35,046          11,399                        4,080
Provision for income taxes................              9,133           6,783                        2,523
                                              ---------------   -------------         --------------------
Net income before minority interests......             25,913           4,616                        1,557
Minority interests........................             (8,250)           (265)                         395
                                              ---------------   -------------         --------------------
Net income................................    FF       17,663   FF      4,351             FF         1,952
                                              ===============   =============             ================




   The accompanying notes are an integral part of these financial statements.

                        HOLDING BF S.A. AND SUBSIDIARIES
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
            DECEMBER 31, 1996, JUNE 30, 1997 AND SEPTEMBER 30, 1997
                    (AMOUNTS IN THOUSANDS OF FRENCH FRANCS)

                                            COMMON STOCK
                                      -------------------------
                                                                  RETAINED     TRANSLATION     CAPITAL
                                        SHARES     PAR VALUE      EARNINGS      ADJUSTMENT     SURPLUS        TOTAL
                                       --------   ------------  -----------    -------------  ----------    ---------
1996
Balance--beginning of year........          100   FF    16,500  FF   14,568    FF             FF            FF 31,068
Translation adjustments..........                                                       (78)                      (78)
Dividend to stockholders.........                                    (1,297)                                   (1,297)
Net income.......................                                    17,663                                    17,663
                                       --------   ------------  -----------    -------------  ----------    ---------
Balance--December 31, 1996........          100         16,500       30,934             (78)                   47,356

1997
Acquisition of minority interests                       37,100      (23,100)                                   14,000
Dividend to stockholders.........                                    (9,972)                                   (9,972)
Investment in new subsidiary.....                                    (1,631)                                   (1,631)
Net income.......................                                     4,351                                     4,351
                                       --------   ------------  -----------    -------------  ----------    ---------
Balance--June 30, 1997............          100   FF    53,600  FF      582             (78)                FF 54,104
=====================================================================================================================
Adjustments to reflect purchase by
   Bolle Inc......................                                     (582)            337       81,058       80,813
Net income........................                                    1,952                                     1,952
                                       --------   ------------  -----------    -------------  ----------    ---------
Balance--September 30, 1997.......          100   FF    53,600  FF    1,952    FF       259   FF  81,058    FF136,869
                                       ========   ============  ===========    =============  ==========    =========





   The accompanying notes are an integral part of these financial statements.

                        HOLDING BF S.A. AND SUBSIDIARIES
                        COMBINED STATEMENT OF CASH FLOWS
      FOR THE YEAR ENDED DECEMBER 31, 1996, SIX MONTHS ENDED JUNE 30, 1997
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1997
                    (AMOUNTS IN THOUSANDS OF FRENCH FRANCS)


                                                                                            SIX MONTHS          THREE MONTHS
                                                                      YEAR ENDED               ENDED                ENDED
                                                                     DECEMBER 31,            JUNE 30,           SEPTEMBER 30,
                                                                          1996                 1997                 1997
                                                                     ------------           ----------          -------------
            Cash flows from operating activities:
                 Net income.....................................     FF  17,663          FF   4,351              FF   1,952
                 Adjustments to reconcile net income to cash
                   provided by operating activities:
                 Minority interests.............................          8,250                 265                    (395)
                 Depreciation and amortization..................          4,486               2,275                   3,403
                 Bad debt expense...............................          1,241                 858                     680
                 Loss on sale of property and equipment.........             69                  --                     262
                 Changes in current assets and liabilities:
                 Accounts receivable............................           (158)              7,798                   8,462
                 Other current assets...........................           (392)                170                  (6,347)
                 Inventories....................................         (8,603)             (6,571)                  3,512
                 Other assets...................................         (1,888)                641                    (403)
                 Accounts payable...............................            387               5,543                  (9,560)
                 Accrued expenses and other.....................         12,102              (1,359)                  1,065
                                                                     ----------          ----------              ----------
                     Net cash provided by operating activities..         33,157              13,971                   2,631
                                                                     ----------          ----------              ----------
            Cash flows from investing activities:
                  Capital expenditures..........................         (4,640)             (3,734)                 (2,272)
                  Proceeds from sale of fixed assets............             91                  --                     105
                  Investment in unconsolidated subsidiaries.....            (89)               (474)                    120
                     Net cash (used) by investing activities....         (4,638)             (4,208)                 (2,047)
                                                                     ----------          ----------              ----------
            Cash flows from financing activities:
                  Payments on short term debt...................        (17,514)            (10,065)                    (79)
                  Cash dividends to stockholders................        (11,120)             (9,972)                     --
                                                                     ----------          ----------              ----------
                     Net cash (used) by financing activities....        (28,634)            (20,037)                    (79)
                                                                     ----------          ----------              ----------
            Net increase (decrease) in cash.....................           (115)            (10,274)                    505
            Cash and cash equivalents at beginning of period....         17,999              17,884                   7,610
                                                                     ----------          ----------              ----------
            Cash and cash equivalents at end of period..........     FF  17,884          FF   7,610              FF   8,115
                                                                     ==========          ==========              ==========





   The accompanying notes are an integral part of these financial statements.

                        HOLDING BF S.A. AND SUBSIDIARIES
              FOR THE YEAR ENDED DECEMBER 31, 1996, THE SIX MONTHS
      ENDED JUNE 30, 1997, AND THE THREE MONTHS ENDED SEPTEMBER 30, 1997
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS OF FRENCH FRANCS)


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of presentation

         The combined financial statements of Holding BF SA and subsidiaries (the "Group") have been prepared in accordance with accounting principles generally accepted in the United States of America. The combined financial statements of the Group include the subsidiaries and equity investments owned by Holding BF SA in addition to certain entities held by the owners of Holding BF SA. Accordingly, the combined financial statements include the consolidated accounts of Holding BF SA and its wholly owned and majority-owned subsidiaries (SNC Bolle 76%, Bolle Protection Sarl 88%, Bolle Production Sarl 68.75%), and the accounts of RM Plastiques Sarl and Bolle Diffusion Sarl at December 31, 1996.

         On July 10, 1997, Bolle Inc., a wholly-owned subsidiary of BEC Group Inc. acquired from the Bolle family, shareholders of Holding BF SA, all of the shares of Holding BF SA and subsidiaries. Further, in connection with the purchase agreement, Holding BF SA acquired the minority interests in SNC Bolle and all of the outstanding stock of RM Plastiques Sarl, Bolle Protection Sarl and Bolle Production Sarl prior to closing of the transaction as part of the legal and tax reorganization of the Group. Accordingly the combined accounts of the Company at June 30, 1997 include Holding BF SA and its wholly-owned subsidiaries (SNC Bolle 100%, Bolle Protection Sarl 100%, Bolle Production
Sarl 100%, RM Plastiques Sarl 100%) and the accounts of Bolle Diffusion Sarl, all on a pre-acquisition basis.

         Bolle Inc. acquired Bolle Diffusion Sarl separately on July 10, 1997. Bolle Diffusion Sarl was accounted for outside the consolidation of Holding BF SA at September 30, 1997. Accordingly, the financial statements of Holding BF SA at September 30, 1997 are presented on a combined basis and include the accounts of Bolle Diffusion Sarl.

         Further, the combined financial statements at September 30, 1997 reflect the application of push down accounting of Bolle Inc. debt used to fund the acquisition of the Group and related purchase accounting adjustments.

     Business

         Holding BF SA and subsidiaries operates in one business segment and manufactures and sells sunglasses and sport shields, safety and tactical eyewear and ski goggles. These products are manufactured in the Group's plant in Oyonnax, France and through subcontractors and are sold to distributors or direct customers located around the world.

     Principles of Consolidation

         All significant intercompany transactions, profits and accounts have been eliminated in consolidation. Investments in companies in which the Group does not have control, but has the ability to exercise significant influence are accounted for by the equity method. Bolle Sunglasses Ltd. and Bolle Canada Inc. are held by majority-owned subsidiaries of Holding BF SA, and therefore the Group's ownership of each of these entities is 38%, respectively at December 31, 1996. Subsequent to the Company's acquisition of the minority interests described above, Holding BF SA's ownership of Bolle Sunglasses Ltd. and Bolle Canada Inc. increased to 51%, respectively and continue to be accounted for under the equity method of accounting in the financial statements of Holding BF SA at June 30, 1997 and September 30, 1997, as the Group did not have effective control of these entities.

     Revenue Recognition

         Revenue is recognized upon shipment or delivery of products with estimates provided for returns based on management estimates.

     Concentration of Credit Risk and Major Customers

         In the opinion of management, concentration of credit risk varies significantly on a country-by-country basis. The Group sells to customers in twenty countries, with the majority of sales to customers in the United States, Europe, Australia and Canada.

         Credit is generally extended based on an evaluation of the customer's financial condition and on-going relationship with the Group, and collateral is generally not required. Credit risk is affected by conditions or occurrences in the local economies and relative strength of the retail environment in each of the countries where the Group's customers operate. The Group establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends and other information.

         The Group sells its products to three related party distributors, Bolle Sunglasses UK Ltd. and Bolle Canada, Inc., which were both 51% owned by SNC Bolle as of June 30, 1997, and Bolle America, Inc. which is a sister company owned 100% by Bolle Inc. For the year ended December 31, 1996, and the six months and three months ended June 30, 1997 and September 30, 1997, respectively, Bolle America, Inc. represented 27%, 16% and 33% of the Group's net sales, respectively. Specific cost of sales related to Bolle America or any other single customer cannot be calculated. Sales to Bolle Sunglasses UK Ltd. and Bolle Canada did not exceed 10%, respectively in any of the periods presented.

     Foreign Currency Translation

         For non-French subsidiaries which operate in a local currency environment, assets and liabilities are translated into French Francs at period-end exchange rates. Income and expense items are translated at average rates prevailing during the year. Translation adjustments for these subsidiaries are accumulated in a separate component of stockholders' equity.

         In the normal course of business, operations (mainly sales) of the Group is not exposed to fluctuations in currency values. Accordingly, the Group does not enter into any type of financial instrument with respect to balance sheet exposure arising from foreign exchange risk.

         Up until July 10, 1997, the Group, however, had entered into a series of agreements with Bolle America, Inc. providing a series of fixed exchange rates on the French franc/U.S. dollar exchange rate for sales to that customer. Therefore, foreign currency transaction losses amounting to FF 114 for the year ended December 31, 1996 and FF 0 for the six months June 30, 1997 are included in other income.

     Cash and Cash Equivalents

         Cash and cash equivalents represent investments with maturities of three months or less from the time of purchase, and are carried at cost which approximates fair value because of the short maturity of those instruments. Cash paid for interest and income taxes was FF 1,232 and FF 7,852 for the year ended December 31, 1996; FF 290 and FF 3,966 for the six months ended June 30, 1997, and FF 73 and FF 9,840 for the three months ended September 30, 1997, respectively.

     Property and Equipment

         Buildings are valued at cost and depreciated over 30 years on a straight-line basis.

         Other property and equipment are recorded at fair value and depreciated over their estimated useful life calculated, on a straight-line method (see below):

                    Fittings and fixtures.........................  5 years
                    Machinery and equipment.......................  7-10 years
                    Motor vehicles................................  5 years
                    Office furniture..............................  3-5 years

     Impairment of Long-Lived Assets

         At each balance sheet date, the Group evaluates the realizability of long-lived assets based on expectations of undiscounted cash flows. Should this review indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine whether a write-down to market value is required.

     Warranties

         Certain sales are subject to warranty against material defects. Potential future warranty costs are provided on the balance sheet.

     Pensions and Post Retirement Indemnity

         A provision is recorded for legal employees' lump sum termination indemnities. These indemnities are due to all employees which leave the Group at retirement age (65) and depend upon the length of employees' service and salary level. The obligation, which is not funded, is calculated using an actuarial method (weighted-average discount rate of 6.19%, salary increase of 2.5%) and takes into account staff turnover and mortality statistics until retirement age. There are no other pensions, post-retirement or post employment obligations to the Company as such employee benefits are provided by the French social security system.

     Research and Development

         Research, development and engineering expenditures which amounted to FF 3,045, FF 1,752, and FF 931 for the year ended December 31, 1996, the six months ended June 30, 1997 and the three months ended September 30, 1997, respectively, are expensed as incurred. Substantially all engineering and development costs are related to developing new products or designing significant improvements to existing products.

     Income Taxes

         Taxable income/loss of the various companies comprising the Group was included in the tax returns of the appropriate taxable entity. Accordingly, consolidated income tax returns were not prepared for the Group. Deferred income taxes are provided on the difference in basis of assets and liabilities between financial reporting and tax returns using enacted tax rates. A valuation allowance is recorded when realization of deferred tax assets is not assured.

     Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires Group management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Fair value

         At December 31, 1996, June 30, 1997 and September 30, 1997, the carrying value of financial instruments such as trade receivables, accounts payable and short term debt approximated their fair values based on the short term maturities of these instruments.

     Trademark and Goodwill

         The fair value of the worldwide Bolle(R) trademark of the Group (FF 236,788) has been established by an independent appraisal and is reflected in the Group's combined balance sheet as a result of the revaluation of assets recorded in connection with the acquisition of the Group by Bolle Inc. Both the trademark and goodwill are being amortized over 40 years.

NOTE 2 -- RELATED PARTY TRANSACTIONS

         As disclosed in Note 1, the Group sells to related parties (Bolle UK, Bolle Japan). Such transactions are realized at conditions equivalent to those prevailing for unrelated parties.

         As disclosed in Note 5, prior to July 10, 1997 the Group borrowed from certain stockholders (Bolle family). Interest expense and balances are disclosed in the statement of operations and on the balance sheet, respectively.

         Certain stockholders of the Group owned 100% of RM Plastique Sarl prior to July 10, 1997, a company with which the Group subcontracts certain assembly tasks. Services rendered by RM Plastique Sarl, amounting to FF 1,385, FF 1,053 and FF 165 for the year ended December 31, 1996, the six months ended June 30, 1997 and the three months ended September 30, 1997, are invoiced at cost on an arm's length basis.

         The minority stockholders in SNC Bolle referred to in Note 8 were also the majority stockholders of the Group before July 10, 1997.

         The Indebtedness to Bolle Inc., as of September 30, 1997 consists primarily of debt incurred in conjunction with the purchase of the Group by Bolle Inc. and short term working capital financing provided by Bolle Inc. During the three months ended September 30, 1997, Bolle Inc. charged an average annualized interest rate of 5.5% on the balance.

NOTE 3 -- INVENTORIES

         Inventories consist of the following at:

                                                         DECEMBER 31,        JUNE 30,        SEPTEMBER 30,
                                                            1996               1997              1997
                                                       ---------------  ----------------- -----------------
Raw materials......................................    FF  13,076          FF  12,047        FF  10,402
Work in progress...................................        10,580              23,341            20,153
Finished goods.....................................        10,741               5,580             6,901
Reserves...........................................        (4,700)             (4,700)           (4,700)
                                                       ----------          ----------        ----------
                                                       FF  29,697          FF  36,268        FF  32,756
                                                       ==========          ==========        ==========

NOTE 4 -- PROPERTY AND EQUIPMENT

         Property and equipment consists of the following at:

                                                         DECEMBER 31,         JUNE 30,         SEPTEMBER 30,
                                                            1996                1997               1997
                                                         ------------         --------        -------------

Land...............................................       FF     --          FF      --         FF  2,500
Buildings and fixtures.............................          11,193              11,625            13,205
Machinery and equipment............................          56,257              58,142             8,356
Motor vehicles.....................................           2,579               2,637               406
Office furniture...................................           3,827               5,187             2,855
Less: accumulated depreciation.....................         (62,818)            (65,093)           (1,142)
                                                          ---------          ----------         ---------
                                                          FF 11,038          FF  12,498         FF 26,180
                                                          =========          ==========         =========


         Depreciation expense for the year ended December 31, 1996 amounted to FF 4,486 and FF 2,275 and FF 1,519 for the six and three months ended June 30, and September 30, 1997, respectively.

NOTE 5 -- SHORT TERM DEBT AND INDEBTEDNESS TO BOLLE INC.

                                                       DECEMBER 31,         JUNE 30,        SEPTEMBER 30,
                                                          1996                1997              1997
                                                      -------------         --------        -------------
Short term debt....................................
    Bank debt......................................    FF    559           FF    509         FF    431
    Bank overdraft.................................        5,704                                   158
    Other..........................................        5,623                 523               402
                                                       ---------           ---------         ---------
Total short term debt..............................    FF 11,886           FF  1,032         FF    991
                                                       =========           =========         =========


         The Group benefits from bank overdraft facilities which extend through October 31, 1997 totaling FF 8,200 at an interest of Pibor + 1.5. The rate of interest for the year ended December 31, 1996 and the six and three months ended June 30, and September 30, 1997 averaged 4.9%.

         Short term related party debt represents dividends declared by the Group payable to the Bolle family and interest accrued on such undistributed dividends at a variable rate of interest, which averaged 6.4% during the year ended December 31, 1996 and 6.0% for the six months ended June 30, 1997.

         Indebtedness to Bolle Inc. represents debt incurred by Bolle Inc. to acquire the Group and interest accrued on the balance at an average annualized rate of 5.5% for the three months ended September 30, 1997.

NOTE 6 -- ACCRUED LIABILITIES

         Accrued liabilities consist of the following:

                                                       DECEMBER 31,         JUNE 30,        SEPTEMBER 30,
                                                          1996                1997              1997
                                                       ------------         --------        -------------
Salaries, wages and other
    employee benefits..............................    FF  5,632           FF  4,543         FF  4,591
Fringe benefits accruals...........................        2,667               2,328             1,743
Other taxes........................................          632                 993             1,623
Interest payable...................................        2,190                  --                --
Income taxes.......................................        7,117               7,925             6,994
Deferred taxes.....................................        1,154               3,271             3,105
Warranty...........................................        3,400               1,500             1,421
Reorganization of the Group........................           --                  --             5,624
Other..............................................        1,293                  --               479
                                                       ---------           ---------         ---------
                                                       FF 24,085           FF 20,560         FF 25,580
                                                       =========           =========         =========

NOTE 7 -- INCOME TAXES

         The provision (benefit) from income taxes consists of the following:

                                                                           SIX MONTHS      THREE MONTHS
                                                        YEAR ENDED            ENDED            ENDED
                                                       DECEMBER 31,         JUNE 30,       SEPTEMBER 30,
                                                           1996               1997             1997
                                                       ------------        ----------      -------------
Current............................................    FF 12,588           FF  4,741         FF  2,690
Deferred...........................................       (3,455)              2,042              (167)
                                                       ---------           ---------         ---------
Total..............................................    FF  9,133           FF  6,783         FF  2,523
                                                       =========           =========         =========


         The Company's effective tax rate differs from the statutory rate as follows:

                                                                             SIX MONTHS       THREE MONTHS
                                                          YEAR ENDED           ENDED             ENDED
                                                         DECEMBER 31,         JUNE 30,        SEPTEMBER 30,
                                                            1996                1997              1997
                                                         ------------        ----------       -------------

French statutory rate.............................           36.7%              41.7%             41.7%
Non-taxable income attributable to minority
   stockholders (see Note 8)......................          (10.5)%             --                --
Impact of new statutory rate......................           --                 19.6%             --
Non-deductible expenses...........................           --                 --                20.1%
Other.............................................           (0.2)%             (1.7)%            --
                                                         --------            -------           -----
Effective income tax rate.........................           26.0%              59.6%             61.8%
                                                         ========            =======           =======

         Significant components of deferred income taxes are as follows:

                                                                            SIX MONTHS       THREE MONTHS
                                                          YEAR ENDED           ENDED             ENDED
                                                         DECEMBER 31,         JUNE 30,        SEPTEMBER 30,
                                                            1996               1997               1997
                                                         ------------       ----------       --------------

Pension liability..................................      FF   (467)          FF   (375)        FF   (375)
Accrued liabilities................................            697                  --                --
Inventory and other................................            624               3,271             3,105
                                                         ---------           ---------         ---------
 Net deferred tax liability........................      FF    854           FF  2,896         FF  2,730
                                                         =========           =========         =========

         At December 31, 1996, June 30, 1997 and September 30, 1997, other assets include FF 300, FF 375 and FF 375 of deferred tax assets.

         Historically, the Company consisted of a number of different tax entities with different ownership interests. Prior to its acquisition by Bolle Inc., such entities' tax returns were prepared and filed on an unconsolidated basis. The Company's structure is currently being revised in order to allow it to prospectively file one consolidated tax return in France.

NOTE 8 -- MINORITY INTERESTS

Minority interests at December 31, 1995................................................           FF   13,393
Minority interest in net income of consolidated subsidiaries...........................                 8,250
Dividends paid to minority shareholders................................................                (9,823)
                                                                                                  -----------
Minority interests at December 31, 1996................................................           FF   11,820
                                                                                                  -----------
Minority interest in net income of consolidated subsidiaries...........................                   265
Acquisition of minority interests by the Group.........................................               (11,690)
                                                                                                  -----------
Minority interests at June 30, 1997....................................................           FF      395
                                                                                                  -----------
Minority interest in losses of consolidated subsidiaries...............................                  (395)
                                                                                                  -----------
Minority interests at September 30, 1997...............................................           FF       --
                                                                                                  ===========

         At December 31, 1996, minority shareholders had a 24% interest in SNC Bolle, a Group consolidated subsidiary which form of incorporation provides for an allocation of pre-tax income to minority shareholders in the period earnings are generated. Minority interests in the statement of operations for the year ended December 31, 1996 include FF 8,011 relating to SNC Bolle. This amount is on a pre-tax basis as the related income tax is born directly by the minority stockholders.

         As described in Note 1, in connection with the acquisition of the Group by Bolle Inc., Holding BF SA acquired the minority interests in SNC Bolle and all of the outstanding stock of RM Plastiques Sarl, Bolle Protection Sarl and Bolle Production Sarl prior to closing of the transaction. Accordingly, the only remaining minority interests at June 30, 1997 and September 30, 1997 relate to Bolle Diffusion Sarl. For the three months ended September 30, 1997, Bolle Diffusion Sarl incurred a net loss of FF 1,325, FF 930 of which was included in the Group's results.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

         The Group has various commitments to purchase materials and supplies as part of the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market. Management believes that the settlement of such commitments will not materially affect the financial position, results of operations or cashflows of the Group. The Group is also subject to various litigation incidental to its business. The Group does not believe that exposure on any matter will result in a significant impact on its financial position, results of operations or cash flows.

NOTE 10 -- SUBSEQUENT EVENTS (UNAUDITED)

         Subsequent to September 30, 1997, certain adjustments and reclassifications have been made to the original purchase price allocation (including the recording of deferred taxes of FF 82,775 relating to the trademark valuation) described in Note 3 and have been included in the financial statements of Bolle Inc. for the year ended December 31, 1997.

         In addition, in connection with the reorganization of the Group described in Note 1, certain provisions and investments have been transferred to Bolle Inc. subsequent to September 30, 1997. Further, the borrowings used to fund the acquisition of the Group referred to in Note 1 is also reflected in the consolidated financial statements of Bolle Inc. for the year ended December 31, 1997.

         On March 11, 1998, Lumen Technologies, Inc. (formerly known as BEC Group, Inc.) ("Lumen") distributed the stock of Bolle Inc. to Lumen stockholders (the "Spinoff").

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Common Stock by anyone in any jurisdiction in which such an offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                      TABLE OF CONTENTS

Prospectus Summary......................................3
Risk Factors............................................8
Use of Proceeds........................................18
Price Range of Common Stock............................19
Dividend Policy........................................19
Capitalization.........................................20
Selected Financial Data................................21
Management's Discussion and Analysis of Financial
   Condition and Results of Operations.................23
Recent Developments....................................27
Business...............................................31
Management.............................................44
Executive Compensation.................................46
Certain Relationships and Related Transactions.........50
Security Ownership of Certain Beneficial Owners
   and Management......................................54
Description of Capital Stock...........................55
Shares Eligible for Future Sale........................59
Underwriting...........................................60
Validity of Shares.....................................61
Experts................................................61
Available Information..................................62
Index to Financial Statements.........................F-1



                                  BOLLE INC.


                                 Common Stock





                                  ----------
                                  PROSPECTUS
                                  ----------




                                     ,1998

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of the estimated expenses to be incurred by the Company in connection with the distribution of the Common Stock being registered hereby. Except for the Securities and Exchange Commission Registration Fee and the Nasdaq National Market Listing Fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee.........         $2,831.08
NASD Filing Fee.............................................             --
Blue Sky Fees and Expenses..................................             --
Nasdaq National Market Listing Fee..........................         10,000
Printing and Engraving Costs................................             --
Accounting Fees and Expenses................................        100,000
Legal Fees and Expenses.....................................        200,000
Transfer Agent and Registrar Fees...........................         10,000
Miscellaneous...............................................         77,168.92

  Total.....................................................        400,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify each person who is or was a director or officer of the Company to the fullest extent permitted under Section 145 of the DGCL. Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The Company shall indemnify such person against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, provided that, under the Company's Bylaws, any such indemnification has been authorized by the Board of Directors or the stockholders, as the case may be, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met. In addition, pursuant to its Bylaws, the Company shall, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorney's fees) incurred by any officer, director, employee or agent in defending such action, provided that the director, officer, employee or agent undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

         Under Section 145 of the DGCL, a Delaware corporation may also indemnify its directors, officers, employees and agents in an action by or in the right of such corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without a judicial approval if the director, officer, employee or agent is adjudged to be liable to the corporation. The indemnification provided is not deemed to be exclusive of any other rights to which a director, officer, employee or agent may be entitled under the corporation's bylaws, agreements, vote or otherwise.

         Article Ninth of the Company's Certificate of Incorporation provides that the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL, as the same may be amended and supplemented. As a result, a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         In the three years preceding the filing of this Registration Statement, the Company has issued the following securities that were not registered under the Securities Act:

         On February 27, 1997 and July 9, 1997, the Company issued 100 and 1,800 shares of Common Stock, par value $.01 per share, respectively, to Lumen based upon an exemption from registration under Section 4(2) of the Securities Act.

         On July 9, 1997, the Company issued 10 shares of Common Stock, par value $.01 per share, and 6,864 shares of Series A Preferred Stock, par value $.01 per share, to each of Robert Bolle and Maurice Bolle as partial consideration for the purchase of Bolle France based upon an exemption from registration under Section 4(2) of the Securities Act. On July 9, 1997, the Company issued 20 shares of Common Stock, par value $.01 per share, and 12,614 shares of Series A Preferred Stock, par value $.01 per share, to each of Franck Bolle and Patricia Bolle Passaquay as partial consideration for the purchase of Bolle France based upon an exemption from registration under Section 4(2) of the Securities Act.

         On July 9, 1997, the Company issued 20 shares of Common Stock, par value $.01 per share, and 12,582 shares of Series A Preferred Stock, par value $.01 per share, to each of Brigitte Bolle and Christelle Roche as partial consideration for the purchase of Bolle France based upon an exemption from registration under Section 4(2) of the Securities Act.

         The total value of the Common Stock issued to Lumen was $34,618,100. The total value of the 100 shares of Common Stock issued to the above individuals at the time of issuance was $1,822,000, and the total value of the Series A Preferred Stock at the time of issuance was $11,055,000.

         On May 29, 1998, the Company issued $7,000,000 aggregate principal amount of its 0% Convertible Subordinated Notes due 2002 to OZ Master Fund, Ltd. based upon an exemption from registration under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits:

   3.1 Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 1 to the Company's Registration Statement on Form 8-A (Commission File No. 000-23899).

   3.2 Certificate of Designations of the Series B Preferred Stock. Incorporated by reference to Exhibit 2 to the Company's Registration Statement on Form 8-A (Commission File No. 000-23899).

   3.3 Amended and Restated Bylaws. Incorporated by reference to Exhibit 3 to the Company's Registration Statement on Form 8-A (Commission File No. 000-23899).

   3.4 Amendment to Bylaws dated March 11, 1998. Incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

   4.1 Specimen of Stock Certificate. Incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form 8-A (Commission File No. 000-23899).

   4.2 Amended and Restated Share Purchase Agreement dated July 9, 1997 among BEC Group, Inc. ("BEC") (renamed Lumen Technologies, Inc. on March 11, 1998) and Bolle Inc. (the "Company"), on the one hand, and each of Robert Bolle, Maurice Bolle, Franck Bolle, Brigitte Bolle, Patricia Bolle Passaquay and Christelle Roche (collectively, the "Sellers"). Incorporated by reference to Exhibit 10.1 of BEC's Current Report on Form 8-K, dated July 10, 1997 (Commission File No. 1-14360).

   4.3 Letter Agreement dated July 9, 1997 by and among Martin E. Franklin and each of the Sellers. Incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

   4.4 Letter Agreement dated December 15, 1997 by and among Martin E. Franklin and each of the Sellers. Incorporated by reference to
           Exhibit 6 to the Company's Registration Statement on Form 8-A (Commission File No. 000-23899).

   4.5 Letter from the Company to the Sellers regarding the Series A Preferred Stock. Incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

   4.6 Warrant Agreement among the Company and each of the Sellers. Incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

   4.7 1998 Stock Incentive Plan. Incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

   4.8 Convertible Subordinated Note Purchase Agreement dated May 29, 1998 between the Company and OZ Master Fund, Ltd.

   4.9     Form of Convertible Subordinated Note.

   4.10 Share Sale Agreement dated May 28, 1998 among the Company and Keith Archibald Collicoat, Eric Henry Collicoat and Roger Howard Gibbons.

   5.1     Opinion of Willkie Farr & Gallagher.

  10.1 Employment Agreement and Memorandum of Understanding dated July 7, 1997 between the Company and Gary Kiedaisch. Incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  10.2 Employment Agreement dated July 9, 1997 between Societe Bolle SNC and Franck Bolle (English translation). Incorporated by reference to
           Exhibit 10.2 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  10.3 Employment Agreement dated July 9, 1997 between Societe Bolle SNC and Patricia Bolle Passaquay (English translation). Incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  10.4 Agreement dated September 20, 1995 between the Company and Steve N. Haber. Incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  10.5 Management Services Agreement between the Company and BEC. Incorporated by reference to Exhibit 10.6 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

  10.6 Bill of Sale and Assignment Agreement between BEC and the Company. Incorporated by reference to Exhibit 10.4 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

  10.7 Indemnification Agreement by and among BEC, BILC Acquisition Corp. and the Company. Incorporated by reference to Exhibit 10.5 to BEC's Current Report on Form 8-K, date of event March 11, 1998.

  10.8 Exclusive Customer Agreement dated as of October 23, 1997 by and between the Company and Alyn Corporation. Incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  10.9 Letter of Intent between the Company and Bill Bass Optical Pty Ltd. dated January 6, 1998. Incorporated by reference to Exhibit 10.9 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  10.10 Agreement and Plan of Merger, dated as of July 26, 1995, among Benson Eyecare Corporation, Benson Acquisition Corp., and Bolle America, Inc. Incorporated by reference to Exhibit 10.1 to Benson Eyecare Corporation's Current Report on Form 8-K, dated August 3, 1995 (Commission File No. 1-9435).

  10.11 Agreement and Plan of Merger, dated as of February 11, 1996, between Essilor International, S.A., Essilor of America, Inc., Essilor Acquisition Corporation, Benson Eyecare Corporation, BEC and Omega Opco, Inc. Incorporated by reference to Exhibit 10.1 to BEC's Registration Statement on Form S-1 (Registration No. 333-3186).

  10.12 Indemnification Agreement, dated as of February 11, 1996, by and among Essilor International, S.A., Essilor of America, Inc., Essilor Acquisition Corporation, Benson Eyecare Corporation, and BEC. Incorporated by reference to Exhibit 10.3 to BEC's Registration Statement on Form S-1 (Registration No. 333-3186).

  10.13 Asset Purchase Agreement, dated as of February 11, 1996, by and among Benson Eyecare Corporation, BEC and Optical Radiation Corporation and Monsanto Company. Incorporated by reference to
           Exhibit 10.2 to Benson Eyecare Corporation's Current Report on Form 8-K, dated February 12, 1996.

  10.14 Stock Purchase Agreement, dated as of November 13, 1996, by and among BEC, Foster Grant Group, L.P., Foster Grant Holdings, L.P. and Accessories Associates, Inc. Schedules and other attachments to such agreement are not filed herewith, but will be provided supplementally to the Commission upon request. Incorporated by reference to Exhibit 2.1 to BEC's Quarterly Report on Form 10-Q/A for the period ended September 30, 1996.

  10.15 Merger Agreement, dated as of June 30, 1994, among BEC (as assignee), Benson Acquisition Company, Inc. and Optical Radiation Corporation. Incorporated by reference to Exhibit 99.1 to Benson Eyecare Corporation's Current Report on Form 8-K, date of event June 30, 1994 (Commission File No. 1-9435).

  10.16 Amendment No. 1 to Merger Agreement, dated as of July 6, 1994, among BEC (as assignee), Benson Acquisition Company, Inc. and Optical Radiation Corporation. Incorporated by reference to Exhibit 99.2 to Benson Eyecare Corporation's Current Report on Form 8-K, date of event June 30, 1994 (Commission File No. 1-9435).

  10.17 Amendment No. 2 to Merger Agreement, dated as of August 29, 1994, by and among BEC, Optical Radiation Corporation and Benson Acquisition Corporation. Incorporated by reference to Annex E to Benson Eyecare Corporation's Registration Statement on Form S-4, dated September 12, 1994 (Commission File No. 1-9435).

  10.18 Form of Indemnification Agreement between the Company and its officers and directors. Incorporated by reference to Exhibit 10.22 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  10.19 Second Amended and Restated Credit Agreement, dated as of March 11, 1998, among the Company, NationsBank, National Association ("NationsBank") and the other lenders party thereto. Incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 000-23899).

  10.20 Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of May 29, 1998 by and among the Company, NationsBank and the other lenders party thereto.

  21.1 List of the subsidiaries of the Company. Incorporated by reference to Exhibit 21.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-40279).

  23.1     Consent of Price Waterhouse LLP

  23.2     Consent of Befec-Price Waterhouse

         The Company hereby agrees to furnish supplementally a copy of any omitted schedules or exhibits to the above-described agreements to the Commission upon request.

          (b) Financial Statement Schedules:

         All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on June 12, 1998.

                                           BOLLE INC.


                                           By: /s/ Martin E. Franklin
                                                   ----------------------
                                                   Martin E. Franklin
                                                   Title: Chairman of the Board

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director or officer, or both of Bolle Inc., a Delaware corporation, hereby constitutes and appoints Martin E. Franklin and Ian G.H. Ashken, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any registration statement for this offering that is to be effective upon the filing thereof pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              SIGNATURE                                      TITLE                                DATE
              ---------                                      -----                                ----
       /s/ Martin E. Franklin              Chairman of the Board, Director                    June 12, 1998
-------------------------------------
         Martin E. Franklin

         /s/ Gary Kiedaisch                Chief Executive Officer and Director               June 12, 1998
-------------------------------------
           Gary Kiedaisch

         /s/ Ian G.H. Ashken               Executive Vice President of Finance and            June 12, 1998
-------------------------------------      Administration, Chief Financial
           Ian G.H. Ashken                 Officer, Principal Accounting Officer,
                                           Assistant Secretary and Director

         /s/ Nora A. Bailey                Director                                           June 12, 1998
-------------------------------------
           Nora A. Bailey

          /s/ Franck Bolle                 Director                                           June 12, 1998
-------------------------------------
            Franck Bolle

    /s/ Patricia Bolle Passaquay           Director                                           June 12, 1998
-------------------------------------
      Patricia Bolle Passaquay

           /s/ David Moore                 Director                                           June 12, 1998
-------------------------------------
             David Moore

         /s/ David S. Moross               Director                                           June 12, 1998
-------------------------------------
           David S. Moross